UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

Micrus Endovascular Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of Micrus Endovascular Corporation

(2)	Aggregate number of securities to which transaction applies:

20,430,467 shares of Micrus common stock, which consist of: (i) 16,585,666 shares of Micrus common stock issued and outstanding as of July 27, 2010; (ii) 3,802,158 shares of Micrus common stock underlying outstanding options to purchase shares of Micrus common stock with strike prices below $23.40 as of July 27, 2010; and (iii) 42,643 shares of Micrus common stock subject to outstanding rights under Micrus Endovascular Corporation’s employee stock purchase plan based on payroll information for the period ending September 30, 2010.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0000713 by the underlying value of the transaction of $431,720,697.16, which has been calculated as the sum of: (a) the product of 16,585,666 issued and outstanding shares of Micrus Common Stock as of July 27, 2010 and the merger consideration of $23.40 per share; plus (b) the product of: (i) 3,802,158 shares of common stock underlying outstanding options to purchase shares of Micrus Common Stock with strike prices below $23.40 as of July 27, 2010, and (ii) the difference between $23.40 per share and the weighted-average exercise price of such options of $12.1910 per share; and plus (c) the product of 42,643 shares of Micrus Common Stock subject to outstanding rights under Micrus Endovascular Corporation’s employee stock purchase plan as of July 27, 2010 and the merger consideration of $23.40 per share.

(4)	Proposed maximum aggregate value of transaction:

$431,720,697.16

(5)	Total fee paid:

$30,781.69

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

MICRUS ENDOVASCULAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

[●], 2010
Dear Micrus Endovascular Corporation Stockholder:

We cordially invite you to attend Micrus Endovascular Corporation’s 2010 annual meeting of stockholders, which will be held at [●] on [●], 2010 at 9:00 a.m. Pacific Time. At the annual meeting, you will be asked:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 11, 2010, by and among Micrus, Johnson & Johnson and Cope Acquisition Corp., a wholly owned subsidiary of Johnson & Johnson.
2. To elect two Class II directors to hold office until the 2013 annual meeting of stockholders and until their successors are elected and qualified.
3. To ratify the appointment of PricewaterhouseCoopers as Micrus’s independent registered public accounting firm for the 2011 fiscal year.
4. To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies to adopt the merger agreement.
5. To transact any other business that may properly come before the annual meeting
The merger agreement contemplates the merger of Cope Acquisition Corp. with and into Micrus, with Micrus continuing as the surviving corporation and a wholly owned subsidiary of Johnson & Johnson. If the merger is completed, you will be entitled to receive $23.40 in cash, without interest and less any applicable withholding taxes, for each share of Micrus common stock you own. Micrus cannot complete the merger unless the conditions to closing are satisfied, including, among other things, adoption of the merger agreement by our stockholders and the receipt of specified governmental and regulatory approvals and clearances.
Our board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Micrus and its stockholders, and has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and each of the other proposals to be considered at the annual meeting.
The accompanying proxy statement provides you with information about the proposed merger and the annual meeting. We encourage you to read the entire proxy statement carefully.
Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card or vote by Internet or telephone as instructed in the enclosed materials to ensure that your shares will be represented at the annual meeting. The failure to vote will have the same effect as voting against the adoption of the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee, your broker will be unable to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares by following the procedures provided by your broker, bank or other nominee.
This proxy statement is dated [●], 2010 and is first being mailed, along with the enclosed proxy card, to stockholders on or about [●], 2010.
Sincerely,
John T. Kilcoyne
Chairman of the Board and Chief
Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

MICRUS ENDOVASCULAR CORPORATION
Notice of Annual Meeting of Stockholders

When:	[●], 2010 at 9:00 a.m. Pacific Time
Where:	[●]
Record Date:	[●], 2010
Purposes:
1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 11, 2010, by and among Johnson & Johnson, Cope Acquisition Corp. and Micrus Endovascular Corporation.

2. To elect two Class II directors to hold office until the 2013 annual meeting of stockholders and until their successors are elected and qualified.
3. To ratify the appointment of PricewaterhouseCoopers as Micrus’s independent registered public accounting firm for the 2011 fiscal year.
4. To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the merger agreement.
5. To transact any other business that may properly come before the annual meeting or at any adjournment or postponement of the annual meeting.

The Micrus board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Micrus and its stockholders, and has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. The Micrus board of directors unanimously recommends that Micrus stockholders vote “FOR” the adoption of the merger agreement.

In addition, the Micrus board of directors urges you to vote “FOR” items 2, 3, and 4 above.

Holders of Micrus common stock are entitled to assert appraisal rights if they comply with the procedures and requirements under Section 262 of the Delaware General Corporation Law (referred to in this proxy statement as the DGCL), a copy of which is attached to the accompanying proxy statement as Annex C.

More information on all of these matters is included in the accompanying proxy statement. You are entitled to vote on these matters and to attend the annual meeting if you held Micrus common stock as of the close of business on our record date, [●], 2010.

By Order of the Micrus Board of Directors

John T. Kilcoyne
Chairman of the Board and Chief Executive Officer

PURSUANT TO NEW RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC), WE HAVE ELECTED TO PROVIDE ACCESS TO OUR PROXY MATERIALS BOTH BY SENDING YOU THIS FULL SET OF PROXY MATERIALS, INCLUDING A PROXY CARD, AND BY NOTIFYING YOU OF THE AVAILABILITY OF OUR PROXY MATERIALS ON THE INTERNET. THIS PROXY STATEMENT AND OUR 2010 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.MICRUSENDOVASCULAR.COM.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

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SUMMARY TERM SHEET

Unless stated otherwise or unless the context otherwise requires, all references in this proxy statement to Micrus, the Company, we, our, ours and us are to Micrus Endovascular Corporation, a Delaware corporation, all references to Parent are to Johnson & Johnson, a New Jersey corporation, all references to Merger Sub are to Cope Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of July 11, 2010, by and among Parent, Merger Sub and Micrus, a copy of which is attached as Annex A to this proxy statement.

This summary term sheet highlights material information regarding the merger contained in this proxy statement, but does not contain all of the information in this proxy statement that is important to your voting decision with respect to the adoption of the merger agreement or the other matters being considered at the annual meeting. To understand the merger agreement fully and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement, including the attached annexes. In addition, Micrus encourages you to read the information incorporated by reference into this proxy statement, which includes important business and financial information about Micrus that has been filed with the Securities and Exchange Commission, which is referred to in this proxy statement as the SEC. See “Where You Can Find More Information.”

The merger agreement is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement, because it is the legal document that contains the terms and conditions of the merger.

The Companies (page 21)

Micrus Endovascular Corporation.  Micrus is a Delaware corporation, incorporated in the State of Delaware in 1996, with its principal executive offices located at 821 Fox Lane, San Jose, California 95131. The telephone number of the Company is (408) 433-1400. The Company develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists, interventional neurologists and endovascularly trained neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke. Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.

Johnson & Johnson.  Parent is a New Jersey corporation, incorporated in the State of New Jersey in 1887, with its principal executive offices located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number of Parent is (732) 524-0400. The following description of Parent and its business is qualified in its entirety by reference to Parent’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010. Parent and its subsidiaries have approximately 114,000 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Parent is a holding company, which has more than 250 operating companies conducting business in virtually all countries of the world. Parent’s primary focus has been on products related to human health and well-being.

Cope Acquisition Corp.  Merger Sub is a Delaware corporation, incorporated in the State of Delaware in 2010, with its principal executive offices located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number of Merger Sub is (732) 524-0400. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the merger and the other transactions contemplated by the merger agreement and has not engaged, and does not expect to engage, in any other business activities.

Annual Meeting of Micrus Stockholders (page 16)

Date, Time and Place.

Micrus will hold its annual meeting on [●], 2010 at 9 a.m., Pacific Time, at [●] for the following purposes:

•	Consideration and adoption of the merger agreement;

•	Election of two class II directors to hold office until the 2013 Annual Meeting of Stockholders or until their successors are elected and qualified. Micrus’s nominations are John T. Kilcoyne and Jeffrey H. Thiel;

•	Ratification of the selection of PwC to be Micrus’s independent registered public accounting firm for the 2011 fiscal year;

•	To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the merger agreement; and

•	Transaction of any other business that may properly come before the annual meeting or at any adjournment or postponement of the annual meeting.

Record Date and Shares Entitled to Vote.  Only holders of record of shares of Micrus common stock as of the close of business on the record date, [●], 2010, are entitled to vote at the annual meeting. Each record holder will have one vote at the annual meeting for each share of Micrus common stock held by such holder as of the close of business on the record date. On the record date, [●] shares of Micrus common stock were issued and outstanding and such shares were held by approximately [●] holders of record.

Quorum Requirement.  No proposal may be acted on at the annual meeting unless a quorum is present. In order for a quorum to exist, at least a majority of the votes entitled to be cast at the annual meeting must be present in person or by proxy.

Treatment of Abstentions.  Affirmative abstentions will be treated as present at the annual meeting for purposes of determining whether a quorum is present, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to Micrus’s common stockholders for a vote at the annual meeting.

Treatment of Broker Non-Votes.  Brokers, banks or other nominees who hold shares of Micrus common stock in “street name” for customers who are the beneficial owners of such shares may give a proxy to vote those customers’ shares on routine matters in the absence of specific instructions from those customers. The ratification of PwC as Micrus’s independent registered public accounting firm is considered a routine matter. Brokers, banks or other nominees may not give a proxy to vote those customers’ shares on the proposals to adopt the merger agreement, elect directors or to approve the adjournment of the annual meeting to solicit additional proxies adopting the merger agreement, which are not considered to be routine matters, in the absence of specific instructions from those customers. If you do not instruct your broker on how to vote your shares:

•	your broker may not vote your shares on the proposal to adopt the merger agreement or the proposal to approve the adjournment of the annual meeting to solicit additional proxies adopting the merger agreement, which broker non-vote will have the same effect as a vote “AGAINST” these proposals;

•	your broker may vote your shares on the proposal to ratify PwC as Micrus’s independent registered public accounting firm; and

•	your broker may not vote your shares in the election of directors, which broker non-votes will have no effect on the outcome of the election of directors.

When brokers, banks or other nominees vote a customer’s shares on some but not all of the proposals, the missing votes are referred to in this proxy statement as broker non-votes and will be treated as present at the meeting for purposes of determining whether a quorum is present.

Proxies without Instructions.  Signed proxy cards returned by stockholders of record that do not contain voting instructions will be voted:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the proposal to elect the directors named in the director proposal;

•	“FOR” the proposal to ratify the selection of PwC as Micrus’s independent registered public accounting firm for 2011; and

•	“FOR” the proposal to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the merger agreement.

Share Ownership of Certain Persons (page 67)

Voting by Micrus’s Directors and Executive Officers.  On the record date for the annual meeting, the directors and executive officers of Micrus and their controlled affiliates beneficially owned and were entitled to vote [●] outstanding shares of Micrus common stock, representing [●]% of the shares of Micrus common stock issued and outstanding on that date. To Micrus’s knowledge, these directors and executive officers intend to vote their shares in favor of the proposal to adopt the merger agreement.

Purposes and Effects of the Merger; Consideration (page 29)

The principal purpose of the merger is to enable Parent to acquire all of the outstanding shares of Micrus common stock and to provide Micrus stockholders with the opportunity to receive a cash payment for their shares at a premium over the recent market prices at which Micrus common stock traded before the public announcement of the merger agreement. If the merger is completed, each share of Micrus common stock will be converted into the right to receive $23.40 in cash, without interest and less any applicable withholding taxes.

Following the completion of the merger, Micrus will become a subsidiary of Parent and Micrus common stock will be delisted from the NASDAQ Global Select Market, which is referred to in this proxy statement as the NASDAQ, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement as the Exchange Act.

Effects of the Merger Not Being Completed (page 29)

If the merger is not completed for any reason, Micrus stockholders and holders of Company stock options will not receive any payment from Parent for their shares or stock options. Instead, Micrus will remain a public company and shares of Micrus common stock will continue to be listed on the NASDAQ. If the merger is not completed, Micrus expects to continue to conduct its business in a manner similar to the manner in which it is presently conducted. In such event, the value of shares of Micrus common stock would continue to be subject to current risks and opportunities, including the various factors described in Micrus’s past filings with the SEC, such as the condition of the medical device industry and prevailing economic and market conditions.

What You Will Receive in the Merger (page 52)

If the merger is completed, each outstanding share of Micrus common stock (other than shares owned by Micrus as treasury stock, shares owned by Parent or Merger Sub and shares for which appraisal rights have been properly exercised and perfected under the DGCL) will be converted into the right to receive $23.40 in cash, without interest and less any applicable withholding taxes. You will receive the per share amount in respect of your shares of Micrus common stock after you remit your stock certificate(s) evidencing your shares of Micrus common stock in accordance with the instructions contained in a letter of transmittal to be sent to you promptly after completion of the merger, together with a properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions.

If you hold your shares in book-entry form — that is, without a stock certificate — unless you do not vote in favor of the merger and you properly perfect your appraisal rights under the DGCL, the paying agent will automatically send you the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes, in exchange for the cancellation of your shares of Micrus common stock after completion of the merger.

If your shares of Micrus common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares and receive cash for those shares.

Micrus Stock Options (page 52)

Each outstanding stock option to purchase shares of Micrus common stock, whether vested or unvested, will be accelerated in full, and at the effective time of the merger, cancelled and each such option that has a per share exercise price lower than the per share merger consideration will be automatically converted into the right to receive an amount in cash per share subject to the stock option equal to the excess of the per share merger consideration of $23.40 over the per share exercise price of such stock option, without interest and less any applicable withholding taxes.

Micrus 2005 Employee Stock Purchase Plan (page 53)

The Company’s 2005 Employee Stock Purchase Plan will continue to be operated in accordance with its terms and past practice for the current purchase period and will be terminated as of the closing date of the merger. If the closing of the merger is expected to occur prior to the end of the current purchase period, the Company will take action to provide for an earlier purchase date in accordance with the 2005 Employee Stock Purchase Plan.

Material U.S. Federal Income Tax Consequences (page 48)

The receipt of cash by a U.S. holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences”) pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes and such U.S. holder generally will recognize capital gain or loss equal to the difference between the cash that the U.S. holder is entitled to receive pursuant to the merger and the U.S. holder’s adjusted tax basis in the Micrus common stock surrendered. A non-U.S. holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on gain realized on the receipt of cash pursuant to the merger provided that (1) the gain is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States and (2) in the case of a non-U.S. holder that is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the disposition.

Because individual circumstances may differ, you are urged to consult your own tax advisor to determine the particular tax effects to you of the completion of the merger.

Recommendation of the Micrus Board of Directors (pages 30, 61)

The Micrus board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Micrus and its stockholders, and has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. The Micrus board of directors unanimously recommends that Micrus stockholders vote “FOR” the proposal to adopt the merger agreement.

Regulatory Approvals Required (page 50)

The merger is subject to certain antitrust laws. Micrus and Parent have made filings under applicable antitrust laws with the United States Department of Justice and the United States Federal Trade Commission. Filings have also been made (or will be promptly made) with the relevant antitrust authorities in Austria, Italy,

Spain and the United Kingdom. Such governmental authorities could take action under applicable antitrust laws, including prohibiting the completion of the merger.

Opinion of Financial Advisor (page 35 and Annex B)

Micrus’s financial advisor, Lazard Frères & Co. LLC, which is referred to in this proxy statement as Lazard, delivered an opinion to the Micrus board of directors that, as of the date of the opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the per share merger consideration to be paid to holders of Micrus common stock (other than with respect to shares owned by Micrus as treasury stock, shares owned by Parent or Merger Sub and shares for which appraisal rights have been properly exercised and perfected under the DGCL) in the merger was fair, from a financial point of view, to the holders of Micrus common stock.

The full text of the written opinion of Lazard, dated July 10, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this proxy statement as Annex B. Lazard provided its opinion to the Micrus board of directors in connection with its evaluation of the merger. The Lazard opinion is not a recommendation as to how any holder of Micrus common stock should vote or act with respect to the merger or any matter relating thereto. We encourage you to read the opinion, which is attached to this proxy statement as Annex B, and the description thereof in the section titled “The Merger — Opinion of Financial Advisor” beginning on page 35 carefully and in their entirety.

Merger Agreement (page 51)

The merger agreement includes representations, warranties and covenants made by the Company, Parent and Merger Sub as well as conditions to the closing of the merger. A copy of the merger agreement is attached to this proxy statement as Annex A. You are encouraged to carefully read the merger agreement as it is the legal document that contains the terms and conditions of the merger.

No Solicitation (page 60)

The merger agreement contains restrictions on Micrus’s ability to solicit or engage in discussions or negotiations with a third party regarding an acquisition proposal as described in “The Merger Agreement — No Solicitation by Micrus.” Notwithstanding the restrictions, under certain limited circumstances, Micrus may respond to and negotiate an unsolicited acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, subject to paying Parent a termination fee of $13,250,000.

Conditions to Completion of the Merger (page 64)

The respective obligations of each of the parties to complete the merger are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	adoption of the merger agreement by the stockholders of Micrus;

•	no governmental action shall have enjoined or prohibited the consummation of the transactions contemplated by the merger agreement;

•	expiration or termination of the applicable waiting period under the HSR Act; and

•	all approvals and clearances under specified foreign antitrust laws having been obtained.

The obligations of Parent and Merger Sub to complete the merger are also subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	Micrus’s representations and warranties that are qualified as to materiality being true and correct and the representations and warranties that are not so qualified being true and correct in all material respects;

•	Micrus not having breached or failed, in any material respect, to perform or comply with any agreement or covenant under the merger agreement;

•	the absence of certain pending litigation by any governmental entity, including any litigation seeking to restrain or prohibit the merger, to materially limit the ownership or operation of the business or assets of the Company, Parent or any of their subsidiaries or to prohibit Parent or any of its affiliates from effectively controlling the Company; and

•	the absence of any material adverse effect with respect to Micrus.

The obligation of Micrus to complete the merger is also subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	Parent and Merger Sub’s representations and warranties that are qualified as to materiality being true and correct and the representations and warranties that are not so qualified being true and correct in all material respects; and

•	Parent and Merger Sub not having breached or failed, in any material respect, to perform or comply with any agreement or covenant under the merger agreement.

Micrus can give no assurance that all of the remaining conditions will be either satisfied or waived.

Termination of the Merger Agreement (page 65)

The merger agreement may be terminated under certain circumstances (with any termination by Parent also being an effective termination by Merger Sub), including the following:

•	by the mutual written consent of Micrus and Parent;

•	by either Micrus or Parent, if:

•	as a result of the failure of any of the conditions to completion of the merger, the merger is not completed by March 11, 2011 (which is sometimes referred to in this proxy statement as the end date);

•	any governmental entity enacts or issues any law or order or takes any other material action enjoining or prohibiting consummation of the transactions contemplated by the merger agreement or such that the closing conditions relating to antitrust laws and other legal impediments (see “The Merger Agreement — Conditions to the Completion of the Merger”) would not be satisfied, and such law, order or other action shall have become final and non-appealable;

•	the other party breaches any covenant or agreement or if any representation or warranty of the other party is untrue that would result in a failure to satisfy the applicable closing condition and is incapable of being cured prior to the end date; or

•	the approval of the Micrus stockholders is not obtained at the annual meeting or any adjournment or postponement of such meeting.

•	by Parent if:

•	prior to Micrus stockholders voting on the proposal to adopt the merger agreement at the annual meeting, if Micrus’s board of directors makes a change of recommendation or fails to publicly reaffirm its recommendation (see “The Merger Agreement — Recommendation of the Micrus Board of Directors”).

•	by Micrus:

•	in order to enter into an agreement with respect to a third party acquisition proposal that the Micrus board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes a superior proposal (see “The Merger Agreement — No Solicitation by Micrus”).

Termination Fees (page 66)

Micrus has agreed to pay Parent a termination fee of $13,250,000 if the merger agreement is terminated under the following circumstances:

•	by the Company to adopt an acquisition proposal that the Micrus board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes a superior proposal;

•	by Parent or Merger Sub because the Micrus board of directors makes a change of recommendation or fails to publicly reaffirm its recommendation; or

•	by the Company or Parent because the merger is not completed by the end date or because the requisite stockholder approval was not obtained and (1) any time after July 11, 2010 an acquisition proposal (or the intention to make an acquisition proposal) is publicly disclosed and (2) within 12 months after such termination the Company either enters into a definitive agreement pursuant to any acquisition proposal or consummates any transaction contemplated by any acquisition proposal.

Parent has agreed to pay Micrus a termination fee of $10,000,000 if the merger agreement is terminated by either Parent or Micrus either:

•	due to the failure to consummate the merger by the end date, or

•	because a governmental entity has enacted or issued any law or order or taken any other material action enjoining or prohibiting consummation of the transactions contemplated by the merger agreement such that the closing conditions relating to antitrust laws (see “The Merger Agreement — Conditions to the Completion of the Merger”) would not be satisfied, and such law, order or other action shall have become final and non-appealable, and at the time of any such termination, in either case, all conditions to closing have been satisfied or waived other than those conditions relating to antitrust laws.

Interests of Micrus’s Directors and Executive Officers in the Merger (page 42)

When considering the recommendation by the Micrus board of directors that the Micrus stockholders adopt the merger agreement, you should be aware that a number of Micrus’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of other Micrus stockholders. The Micrus board of directors was aware of these interests and considered them, among other matters, in unanimously approving and declaring advisable the merger agreement and the transactions contemplated by the merger agreement.

Such interests relate to, or arise from, among other things, (1) the accelerated vesting of stock options, and the cancellation of such awards in exchange for the right to receive cash, upon the completion of the merger; (2) the potential receipt of severance payments or retention payments by executive officers; (3) the continuation of certain compensation and benefits to employees of the Company and its subsidiaries who are primarily employed in the United States who remain in the employment of the surviving corporation for a period of twelve months following the closing of the merger, pursuant to the merger agreement; and (4) the fact that, with respect to pre-merger acts and omissions, Parent will and the surviving corporation will continue to provide indemnification, advancement of expenses and directors’ and officers’ insurance coverage to current and former directors and officers of the Company after the merger.

For a description of these interests see “The Merger — Interests of Micrus’s Directors and Executive Officers in the Merger.”

Merger Financing (page 48)

Parent has represented in the merger agreement that it has, and as of the closing will have, sufficient immediately available funds to pay when due the aggregate merger consideration and to pay when due all of its fees and expenses related to the transactions contemplated by the merger agreement. The receipt of financing by Parent is not a condition to the obligations of either party to complete the merger under the terms of the merger agreement.

Appraisal Rights (page 46)

Under Section 262 of the Delaware General Corporation Law (referred to in this proxy statement as the DGCL), record holders of Micrus common stock who do not vote in favor of the adoption of the merger agreement and who properly assert their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Micrus common stock if the merger is completed, in lieu of receiving the merger consideration. The relevant provisions of the DGCL are included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Micrus stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable DGCL provisions will result in loss of the right of appraisal. See “The Merger — Appraisal Rights.”

Market Price Data and Dividend Information (page 16)

Shares of Micrus common stock are listed on the NASDAQ. For a description of the market price of Micrus common stock, see “Market Price Data and Dividend Information.”

The Paying Agent (page 53)

Bank of New York Mellon, or another comparable institution, will act as the paying agent in connection with the merger. See “The Merger Agreement — Exchange of Stock Certificates.”

Additional Information (page 100)

You can find more information about us in the periodic reports and other information that we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information.”

Anticipated Closing (page 64)

Micrus and Parent are working to complete the merger as expeditiously as practicable. However, they cannot predict the exact timing of the completion of the merger because it is subject to governmental and regulatory approvals and clearances and other conditions. See “The Merger Agreement — Conditions to Completion of the Merger.”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

The following are some questions that you may have regarding the proposed merger and the other matters being considered at the annual meeting and brief answers to those questions. Micrus Endovascular Corporation urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the proposed merger and the other matters being considered at the annual meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement.

Q:  What matters will be considered at the annual meeting?

A:	At the annual meeting, Micrus stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into Micrus, with Micrus continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the annual meeting, Micrus stockholders will also be asked to elect two class II directors to hold office until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified; to ratify the selection of PricewaterhouseCoopers LLP, referred to in this proxy statement as PwC, to be our independent registered public accounting firm for the 2011 fiscal year; to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the merger agreement; and to transact any other business that may properly come before the annual meeting or at any adjournment or postponement of the annual meeting.

Q:	Who will be the directors of Micrus if the merger is completed?

A:	If the merger is completed, the Micrus board of directors following the completion of the merger will be composed of the directors of Merger Sub at the effective time of the merger and all directors of Micrus immediately prior to the completion of the merger will cease to be Micrus directors as of the time of the completion of the merger.

Q:	What will be the consequences of the merger to the Micrus directors and officers?

A:	A number of Micrus’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of other Micrus stockholders. Such interests relate to, or arise from, among other things, (1) the accelerated vesting of stock options, and the cancellation of such awards in exchange for the right to receive cash, upon the completion of the merger; (2) the potential receipt of severance payments or retention payments by executive officers; (3) the continuation of certain compensation and benefits to employees of the Company and its subsidiaries who are primarily employed in the United States who remain in the employment of the surviving corporation for a period of twelve months following the closing of the merger, pursuant to the merger agreement; and (4) the fact that, with respect to pre-merger acts and omissions, Parent will and the surviving corporation will continue to provide indemnification, advancement of expenses and directors’ and officers’ insurance coverage to current and former directors and officers of the Company after the merger.

For a description of these interests, see “The Merger — Interests of Micrus’s Directors and Executive Officers in the Merger.”

Q:	Why am I receiving these materials?

A:	You are a Micrus stockholder and as such, the Micrus board of directors wants you to vote at our 2010 annual meeting.

In order to complete the merger, Micrus stockholders must adopt the merger agreement. The Micrus board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Micrus and its stockholders, and has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement.

This proxy statement contains important information about the proposed merger, the merger agreement and the annual meeting, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the annual meeting.

For a more complete description of the annual meeting, see “The Annual Meeting.”

Q:	How does the Board Recommend that I vote?

A:	The Micrus board of directors unanimously recommends that Micrus stockholders vote “FOR” the proposal to adopt the merger agreement. See “The Merger — Recommendation of the Micrus Board of Directors and Its Reasons for the Merger.”

Your vote is very important. You are encouraged to vote as soon as possible.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share that you hold on the record date.

Q:	How Are Votes Counted?

A:	Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement, the proposal for the election of directors and the proposal to approve the adjournment of the annual meeting for the purpose of obtaining additional votes and thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of such non-routine matters. Because the adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Micrus common stock entitled to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Q:	What will Micrus stockholders receive in the merger?

A:	If the proposed merger is completed, at the effective time of the merger, Micrus stockholders will be entitled to receive $23.40 in cash, which is referred to in this proxy statement as the per share merger consideration, without interest and less any applicable withholding taxes, for each share of Micrus common stock they own.

For a more complete description of what Micrus stockholders will receive in the merger, see “The Merger Agreement — Merger Consideration.”

Q:	After the merger is completed, how will I receive the cash for my shares?

A:	Promptly after the merger is completed, the paying agent appointed by Parent will mail written instructions on how to exchange your Micrus common stock certificates for the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes. You will receive cash for your shares from the paying agent after you comply with these instructions.

If you hold your shares in book-entry form — that is, without a stock certificate — unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Delaware law, the paying agent will automatically send you the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes, in exchange for the cancellation of your shares of Micrus common stock after completion of the merger.

If your shares of Micrus common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your “street name” shares and receive cash for those shares.

Q:	Should Micrus stockholders send in their Micrus common stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the paying agent on how to exchange your Micrus common stock certificates for the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes.

Please do not send in your Micrus common stock certificates with your proxy card.

Q:	How will I receive the cash if I have lost my stock certificate?

A:	If your stock certificate is lost, stolen or destroyed, you must deliver an affidavit and may be required by Parent to post a bond as indemnity against any claim that may be made with respect to such certificate prior to receiving the merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes.

Q:	What vote is required to adopt the merger agreement?

A:	Under the Delaware General Corporation Law, which is referred to in this proxy statement as the DGCL, the adoption of the merger agreement requires that a majority of the outstanding shares of Micrus common stock entitled to vote be cast “FOR” of the adoption of the merger agreement at the annual meeting. As of the close of business on [●], 2010, the record date for the annual meeting, there were [●] shares of Micrus common stock issued and outstanding and such shares were held by approximately [●] holders of record.

Q:	What is the vote required to pass the other proposals?

A:	In accordance with our bylaws and the DGCL, the two nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “FOR” the nominees for election as directors or you may “WITHHOLD” your vote with respect to one or more nominees. Each share of Micrus common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum. Ratification of the appointment of PwC for the current fiscal year and approval of the adjournment of the annual meeting for the purpose of obtaining additional votes requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy.

Q:	What quorum is required for the annual meeting?

A:	A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, [●], 2010, must be present in order to hold the annual meeting and to conduct business. Shares are counted as being present at the annual meeting if you vote in person at the annual meeting, over the Internet, by telephone or by submitting a properly executed proxy card. Abstentions are counted as present for the purpose of determining a quorum.

Q:	What governmental and regulatory approvals are required?

A:	The merger is subject to U.S. antitrust laws. Micrus filed the required notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this proxy statement as the HSR Act, on July 23, 2010 with both the Antitrust Division of the Department of Justice and the Federal Trade Commission, which are referred to in this proxy statement as the DOJ and the FTC, respectively. Parent separately filed the required notification under the HSR Act on July 23, 2010 with both the DOJ and the FTC. The DOJ or the FTC, as well as any state attorney general or private person, may challenge the merger at any time before or after its completion.

In addition to the antitrust regulatory clearances described above, clearances from other governmental agencies are required prior to the completion of the merger. Filings have been made (or will be promptly made) with the relevant antitrust authorities in Austria, Italy, Spain and the United Kingdom. Such

governmental authorities could take action under applicable antitrust laws, including prohibiting the completion of the merger.

For more information on the governmental and regulatory approvals required for completion of the merger, see “The Merger — Regulatory Matters.”

Q:	When do Micrus and Parent expect the merger to be completed?

A:	Micrus and Parent are working to complete the merger as expeditiously as practicable. However, they cannot predict the exact timing of the completion of the merger because it is subject to governmental and regulatory approvals and other conditions. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	When and where will the annual meeting be held?

A:	The annual meeting will be held on [●], 2010 at 9:00 a.m. Pacific Time at [●].

Q:	Who is entitled to vote at the annual meeting?

A:	Only holders of Micrus common stock as of the close of business on [●], 2010, the record date, are entitled to vote the shares of Micrus common stock that they held at that time at the annual meeting, or at any adjournment or postponement of the annual meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or nominee vote my shares for me?

A:	Your broker, bank or other nominee may have discretionary authority to vote your shares for you on certain proposals that are considered routine matters. The proposal for the adoption of the merger agreement, the proposal for the election of directors and the proposal to approve the adjournment of the annual meeting for the purpose of obtaining additional votes are not routine matters and your broker, bank or other nominee will only vote your shares on these proposals if you provide specific instructions on how to vote. The ratification of PwC’s appointment as our independent registered public accounting firm is considered a routine matter and your broker, bank or other nominee may vote for this matter, unless you direct otherwise. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without instructions, your shares will not be voted for the adoption of the merger agreement, the election of directors or the proposal to approve the adjournment of the annual meeting.

Q:	What happens if I sell my shares of Micrus common stock before the annual meeting?

A:	The record date for the annual meeting is earlier than the date of the annual meeting and the date that the merger is expected to be completed. If you transfer your shares of Micrus common stock after the record date but before the annual meeting, you will retain your right to vote at the annual meeting, but will transfer the right to receive the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes, to the person to whom you transfer your shares, so long as such person owns the shares of Micrus common stock when the merger is completed. In such case, your vote is still very important and you are encouraged to vote.

Q:	What happens if I do not vote?

A:	If you fail to vote or to give voting instructions to your bank, broker or other nominee, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and will have no effect on the outcome of the other proposals to be considered at the annual meeting, assuming a quorum is present. Failure to vote or to give voting instructions to your bank, broker or other nominee for the annual meeting could make it more difficult to satisfy the voting requirement that the holders of at least a majority of the outstanding shares of Micrus common stock entitled to vote approve the proposal to adopt the merger agreement. Therefore, Micrus urges you to vote.

Q:	Are stockholders entitled to seek appraisal rights if they do not vote in favor of the adoption of the merger agreement?

A:	Yes. Under Delaware law, record holders of Micrus common stock who do not vote in favor of the adoption of the merger agreement will be entitled to seek appraisal rights in connection with the merger, and if the merger is completed, obtain payment in cash of the fair value of their shares of common stock, instead of the merger consideration. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in this proxy statement. In addition, the text of the applicable provisions of Delaware law is included as Annex C to this proxy statement. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Q:	How will I know the merger has occurred?

A:	If the merger occurs, Micrus and/or Parent will promptly make a public announcement of this fact.

Q:	What should Micrus stockholders do now in order to vote on the matters being considered at the annual meeting?

A:	If you are a stockholder of record of Micrus common stock as of the record date referred to above, you may submit your vote on any or all of the matters being considered at the annual meeting in person or by proxy. You may vote by proxy in any of the following ways:

Internet.  You may vote by proxy over the Internet by going to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

Telephone.  You may vote by proxy by telephone by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

Mail.  You may vote by proxy by completing, signing, dating and returning the enclosed proxy card in the enclosed pre-addressed postage-paid envelope.

If your shares are held in “street name” for your account by a broker, bank or other nominee, please refer to your proxy card or the information forwarded by your broker, bank or other nominee to see which options are available to you.

Q:	May I vote in person?

A:	Yes. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the annual meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the annual meeting. If your shares are held in the name of your broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the annual meeting, you will need to bring to the annual meeting a legal proxy from your broker, bank or other nominee authorizing you to vote such shares.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are the record holder of your shares, you can revoke your proxy or change your vote in one of these ways any time before it is voted at the annual meeting:

•	by entering a new vote over the Internet or by telephone;

•	by completing, signing, dating and returning another proxy card at a later date;

•	by providing written notice of the revocation to Micrus’s Corporate Secretary at 821 Fox Lane, San Jose, California 95131; or

•	by attending the annual meeting and voting in person.

If your shares are held in “street name,” you should contact your broker, bank or other nominee directly to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the annual meeting?

A:	You may receive more than one set of voting materials for the annual meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement, the enclosed proxy card or voting instructions, you should contact The Altman Group at the address or telephone number below:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Call Toll Free: (877) 283-0325
All Others Call: (201) 806-7300

FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, with respect to the merger, Micrus’s anticipated financial performance, business prospects and plans, and similar matters, including, without limitation, under the headings “Summary Term Sheet,” “The Merger - Recommendation of the Micrus Board of Directors and Its Reasons for the Merger,” “The Merger — Financial Projections,” “The Merger — Recommendation of the Micrus Board of Directors and Its Reasons for the Merger,” “The Merger - Regulatory Matters,” “The Merger — Litigation Relating to the Merger.” Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “estimate,” “predict,” “project,” “plan,” “believe,” “target,” “forecast,” “should,” “could,” “would,” “intends” and other words and terms of similar meaning.

Micrus cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and, subject to applicable law, Micrus assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. In addition to factors previously disclosed in Micrus’s documents filed with or furnished to the SEC, and those identified elsewhere in this proxy statement, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Mircus and others relating or unrelated to the merger;

•	the inability to complete the merger due to the failure to obtain stockholder approval, governmental or regulatory clearances or the failure to satisfy other conditions to the closing of the merger;

•	the failure of the merger to be completed for any other reason;

•	required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

•	risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on Micrus’s business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	adverse developments in general business, economic, regulatory and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	the impact of healthcare reform and any other changes to applicable governmental laws and regulations;

•	our failure to comply with regulations and any changes in regulations;

•	the loss of any of our senior management; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-K and 10-Q. See “Where You Can Find More Information” beginning on page 100. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements.

The merger agreement contains customary representations and warranties of the Company, on the one hand, and of Parent and Merger Sub, on the other. These representations and warranties were made solely for purposes of the merger agreement and solely for the benefit of the parties to the merger agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the merger agreement by disclosures that were made to the other party in connection with the negotiation of the merger agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Micrus common stock is listed and traded on the NASDAQ under the symbol “MEND.” The following table sets forth, for the periods indicated, the high and low price per share of Micrus common stock as quoted on the NASDAQ:

	Company Common Stock
Quarter	High		Low

2009
First Quarter		$14.99		$9.92
Second Quarter		$16.00		$10.97
Third Quarter		$14.12		$8.70
Fourth Quarter		$11.95		$4.13
2010
First Quarter		$9.54		$5.77
Second Quarter		$13.71		$7.80
Third Quarter		$15.98		$11.16
Fourth Quarter		$22.24		$14.92
2011
First Quarter		$21.57		$16.17
Second Quarter (through [●], 2010)	$	[●]	$	[●]

The following table sets forth the closing sale price per share of Micrus common stock as quoted on the NASDAQ on July 9, 2010, the last trading day before the public announcement of the merger agreement, and [●], 2010, the latest practicable trading day before the date of this proxy statement.

Micrus
Date	Common Shares Closing Price

July 9, 2010	$22.19
[●], 2010	$ [●]

Micrus has never paid any dividends on its common stock. It currently intends to retain earnings, if any, for use in its business. If the merger is completed, Micrus common stock will be delisted from the NASDAQ and Micrus common stock will be deregistered under the Exchange Act.

THE ANNUAL MEETING

Micrus is furnishing this proxy statement to holders of Micrus common stock as part of the solicitation of proxies by the Micrus board of directors for use at the 2010 annual meeting of Micrus stockholders (referred to in this proxy statement as the annual meeting). This proxy statement and the enclosed form of proxy are first being mailed to Micrus stockholders on or about [●], 2010.

Date, Time and Place of the Annual Meeting

Micrus will hold its annual meeting on [●], 2010 at 9 a.m., Pacific Time, at [●].

Purpose of the Proxy Statement and Proxy Card

You are receiving a proxy statement and proxy card from us because you owned shares of our common stock on [●], the record date. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint John T. Kilcoyne, our Chief Executive Officer, Carolyn M. Bruguera, our General Counsel, and Gordon T. Sangster, our Chief Financial Officer, as your representatives at the annual meeting. Either Mr. Kilcoyne, Ms. Bruguera or Mr. Sangster will vote your shares, as you have instructed them on the proxy card, at the annual meeting. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting it is a good idea to complete, sign and return your proxy card or vote your shares by Internet or telephone in advance of the annual meeting just in case your plans change.

Purpose of the Annual Meeting

The purpose of the annual meeting is to take action upon the following:

•	Consideration and adoption of the merger agreement;

•	Election of two class II directors to hold office until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified;

•	Ratification of the selection of PwC to be Micrus’s independent registered public accounting firm;

•	Approval of the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the merger agreement; and

•	Transaction of any other business that may properly come before the annual meeting or at any adjournment or postponement of the annual meeting.

Each of the proposals is independent, and is not contingent on adoption by Micrus stockholders of any of the other proposals.

Shares Entitled to Vote

Only holders of Micrus common stock as of the close of business on [●], 2010, the record date for the annual meeting, are entitled to vote at the annual meeting. Each record holder will have one vote at the annual meeting for each share of Micrus common stock held by that Micrus stockholder as of the close of business on the record date. On the record date, [●] shares of Micrus common stock were issued and outstanding and such shares were held by approximately [●] holders of record.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, [●], 2010, must be present in person or by proxy in order to hold the annual meeting and to conduct business. Shares are counted as being present at the annual meeting if you vote in person at the annual meeting, over the Internet, by telephone or by submitting a properly executed proxy card. Abstentions are counted as present for the purpose of determining a quorum.

Methods of Voting

If you are a stockholder of record of Micrus common stock as of the record date, you may submit your vote on any or all of the matters being considered at the annual meeting in person or by proxy. You may vote by proxy in any of the following ways:

Voting by Mail.  You may vote by proxy by mail by completing, signing and dating the enclosed proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (referred to in this proxy statement as proxies) to vote your shares at the annual meeting in the manner you indicate. We encourage you to complete, sign, date and return the proxy card even if you plan to attend the annual meeting so that your shares will be voted if you are unable to attend the annual meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete, sign, date and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.  You may vote by proxy by telephone by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

Voting over the Internet.  You may vote by proxy over the Internet by going to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

If your shares are held in “street name” for your account by a broker, bank or other nominee, please refer to your proxy card or the information forwarded by your broker, bank or other nominee to see which options are available to you.

If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the annual meeting. If your shares are held in “street name” for your account by a broker, bank or other nominee, if you wish to vote at the annual meeting, you will need to bring to the annual meeting a legal proxy from your broker, bank or other nominee authorizing you to vote such shares.

Adjournments and Postponements

Although it is not currently expected, the annual meeting may be adjourned or postponed for the purpose of soliciting additional proxies for the adoption of the merger agreement. Any adjournment or postponement may be made without notice, other than by an announcement made at the annual meeting, and the record date will not change due to an adjournment or postponement unless the date of the adjourned meeting is more than 30 days after the date for which the meeting was originally noticed or the Micrus board of directors, in its discretion, establishes a new record date. In order for the annual meeting to be adjourned, if necessary or appropriate, to permit further solicitation of proxies for the adoption of the merger agreement, the proposal to approve the adjournment of the annual meeting must receive a majority of the votes affirmatively cast, provided that a quorum is present.

Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow Micrus stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned or postponed, provided that such revocation is in compliance with the instructions (including as to timing) set forth in “— Revocability of Proxies.”

Required Vote

The votes required and the method of calculation for the proposals to be considered at the annual meeting are as follows:

Proposal No. 1 — Adoption of Merger Agreement.  The approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding stock entitled to vote. The approval and adoption of the merger agreement is a condition to the closing of the merger.

Proposal No. 2 — Election of Directors.  The two nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “FOR” the nominees for election as directors or you may “WITHHOLD” your vote with respect to one or more nominees. Each share of Micrus common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted as present for the purpose of determining a quorum.

Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of PwC for the current fiscal year requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. Our 2011 fiscal year began on April 1, 2010 and will end on March 31, 2011.

Proposal No. 4 — Approval of Adjournment of the Annual Meeting to Solicit Additional Proxies for the Adoption of the Merger Agreement. Adjournment of the annual meeting to solicit additional proxies for the adoption of the merger agreement requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy.

Abstentions and Broker Non-Vote Voting

If you return a proxy card that indicates an abstention from voting on any proposal, the shares represented will be counted as present for the purpose of determining a quorum and will have the same effect as votes “AGAINST” the proposal.

If you sign and return your proxy card without providing your voting instructions, your shares will be voted “FOR” the approval and adoption of the merger agreement, the two named nominees for directors, the ratification of the appointment of PwC as our independent registered public accounting firm for the current fiscal year and for the approval of the adjournment of the annual meeting for the purpose of obtaining additional votes, and in the discretion of the proxies as to other matters that may properly come before the annual meeting.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares on routine matters. The ratification of PwC will be considered a routine matter. To the extent your brokerage firm votes your shares on your behalf, your shares will be counted as present for the purpose of determining a quorum.

Voting by Micrus’s Directors and Executive Officers

On the record date for the annual meeting, the directors and executive officers of Micrus were entitled to vote [●] outstanding shares of Micrus common stock, representing [●]% of the shares of Micrus common stock issued and outstanding on that date. To Micrus’s knowledge, these directors and executive officers intend to vote their shares in favor of the proposal to approve and adopt the merger agreement.

Voting of Proxies

Micrus stockholders of record as of the record date may vote their shares by attending the annual meeting and voting their shares of Micrus common stock in person, by completing, signing and dating the enclosed proxy card and mailing it in the enclosed postage-prepaid envelope or by submitting the proxy over the Internet or by telephone by following the instructions printed on the proxy card. Micrus stockholders who hold their shares through a broker, bank or other nominee must follow the instructions on the proxy form supplied by their broker, bank or other nominee, which may provide for voting over the Internet or by telephone.

All shares represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the holders of such shares.

Proxies without Instructions

Proxy cards returned without instructions but signed by stockholders of record will be voted:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the proposal to elect the directors named in the director proposal;

•	“FOR” the proposal to ratify the selection of PwC as Micrus’s independent registered public accounting firm for 2010; and

•	“FOR” the proposal to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the merger agreement.

Your vote is important. Please return your marked proxy card or submit your proxy over the Internet or by telephone so your shares can be represented, even if you plan to attend the annual meeting in person.

Revocability of Proxies

You may revoke your proxy at any time before it is voted at the annual meeting. To do this, you must:

•	enter a new vote over the Internet or by telephone;

•	complete, sign, date and return another proxy card at a later date;

•	provide written notice of the revocation to Micrus’s Corporate Secretary at 821 Fox Lane, San Jose, California 95131; or

•	attend the annual meeting and vote in person.

If you hold your shares in “street name” and have instructed your broker, bank or other nominee to vote your shares, you should contact your broker, bank or other nominee directly to change your vote.

Solicitation of Proxies

Micrus is furnishing this proxy statement to holders of Micrus common stock as part of the solicitation of proxies by the Micrus board of directors for use at the annual meeting. Micrus and its proxy solicitation firm, The Altman Group, may solicit proxies in person or by telephone, fax or other means. Micrus will pay The Altman Group a fee for its services of $8,500, plus customary administrative fees for expenses related to calls made to or received from our stockholders and will reimburse The Altman Group for reasonable out-of-pocket expenses. Micrus will also pay all other reasonable expenses for solicitation. In addition, proxies may be solicited by directors, officers and other employees of Micrus, without additional remuneration, in person or by telephone, fax or other means.

You should send in your proxy by mail or vote over the Internet or by telephone without delay. If you hold shares of Micrus common stock in “street name” through a broker, bank or other nominee, please follow the instructions on the proxy form supplied by your broker, bank or other nominee, which may provide for voting through the Internet or by telephone. Micrus will also reimburse brokers, banks and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

You should not send your stock certificate(s) evidencing your shares of Micrus common stock with your proxy. Promptly after completion of the merger, a letter of transmittal with written instructions for the surrender of stock certificates will be mailed to holders of shares of Micrus common stock. If you hold your shares in book-entry form — that is, without a stock certificate — the exchange agent will automatically send you the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes, in exchange for the cancellation of your shares of Micrus common stock after completion of the merger, provided that you comply with applicable tax certification requirements. If your shares of Micrus common stock are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares and receive cash for those shares.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to Micrus Endovascular

Corporation, 821 Fox Lane, San Jose, California 95131 Attn: Investor Relations, or (2) call our Investor Relations department at (408) 433-1400. Additional copies of the proxy materials will be sent promptly after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Other Business

Micrus is not currently aware of any other business to be acted upon at the annual meeting. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

THE COMPANIES

Micrus Endovascular Corporation

Micrus is a Delaware corporation, incorporated in the State of Delaware in 1996, with its principal executive offices located at 821 Fox Lane, San Jose, California 95131. The telephone number of the Company is (408) 433-1400. The Company develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists, interventional neurologists and endovascularly trained neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke. Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.

Johnson & Johnson

Parent is a New Jersey corporation, incorporated in the State of New Jersey in 1887, with its principal executive offices located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number of Parent is (732) 524-0400. The following description of Parent and its business is qualified in its entirety by reference to Parent’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010. Parent and its subsidiaries have approximately 114,000 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Parent is a holding company, which has more than 250 operating companies conducting business in virtually all countries of the world. Parent’s primary focus has been on products related to human health and well-being.

Cope Acquisition Corp.

Merger Sub is a Delaware corporation, incorporated in the State of Delaware in 2010, with its principal executive offices located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. The telephone number of Merger Sub is (732) 524-0400. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the merger and the other transactions contemplated by the merger agreement and has not engaged, and does not expect to engage, in any other business activities.

PROPOSAL 1:

THE MERGER

The following is a description of the material aspects of the merger and is qualified in its entirety by the merger agreement, a copy of which is attached to this proxy statement as Annex A. While Micrus believes that the following description addresses the material terms of the merger, the description may not contain all of the information that is important to you. Micrus encourages you to carefully read this entire proxy statement, including the merger agreement, which is attached as Annex A to this proxy statement, for a more complete understanding of the merger.

Background of the Merger

The Company’s management periodically reviews and assesses trends and conditions in our business and regularly updates the Micrus board of directors on these matters. From time to time, our management also reviews with the Micrus board of directors strategic options potentially available to the Company.

From June through November 2008, the Company engaged in preliminary discussions with a number of strategic buyers regarding a potential sale of the Company which resulted in preliminary proposals from two publicly-traded companies (referred to in this proxy statement as Company A and Company B) to acquire the Company for between $20 and $23 per share, in the case of Company A, and $21.25 per share, in the case of Company B, each in cash and subject to entry into by the Company of an exclusivity agreement, completion of due diligence and certain other terms and conditions. The Micrus board of directors subsequently authorized the Company to engage in exclusive discussions with Company A. After conducting due diligence, Company A revised its preliminary proposal to $18 per share in cash. The Micrus board of directors determined that it was in the best interests of the Company and its stockholders to continue to operate as an independent company and not to proactively seek further negotiations with potential acquirers at that time in light of declining conditions in the equity capital markets generally.

The Company did engage in preliminary discussions with Parent, and in particular with representatives of Codman & Shurtleff, Inc. (referred to in this proxy statement as Codman), the neuro device business of the DePuy Family of Companies within Parent and a subsidiary of Parent, regarding a potential acquisition of the Company as part of the discussions that occurred from June through November 2008. However, these preliminary discussions were not substantive in nature and Parent did not make any proposal for an acquisition transaction during the course of these discussions.

In early March 2009, a public company (referred to in this proxy statement as Company C) inquired as to whether Micrus would have any interest in being acquired by Company C. Company C subsequently withdrew its interest without any substantive discussions occurring between the parties because it did not believe that it could offer a price which would be acceptable to the Micrus stockholders. Micrus’s stock was trading at approximately $6 per share at that time.

On April 21, 2009, the Micrus board of directors held a regular meeting. In addition to providing an overview as to the Company’s business and operations, the Company’s management updated the Micrus board of directors on potential opportunities for strategic transactions.

At industry conferences in May and June 2009, John Kilcoyne, our Chief Executive Officer, and Robert A. Stern, our Chief Operating Officer, had preliminary conversations with representatives of Codman regarding a potential acquisition of the Company by Parent. These preliminary conversations were limited to a discussion of whether Codman would be interested in engaging in further discussions with the Company about a potential acquisition, but did not include a substantive discussion of the terms of such an acquisition or any offer to acquire the Company.

At an industry conference in early July 2009, Mr. Stern met with a representative of Codman to continue the parties’ preliminary discussions regarding a potential acquisition of the Company by Parent. These preliminary discussions were limited to a continuation of the prior conversations between representatives of the Company and Codman concerning Codman’s interest in engaging in further discussions with the Company about a potential acquisition, but the substantive terms of any such acquisition were not discussed, nor was an offer to acquire the Company made.

On July 14, 2009, the Micrus board of directors held a regular meeting. In addition to providing an overview as to the Company’s business and operations, the Company’s management reported to the Micrus board of directors on the status of discussions regarding potential strategic transactions involving the Company, including the preliminary discussions that had occurred with Codman regarding a potential acquisition of the Company by Parent.

On September 15, 2009, the Micrus board of directors held a regular meeting. In addition to providing an overview as to the Company’s business and operations, management reported to the Micrus board of directors that there had not been further discussions with Codman regarding a potential acquisition of the Company by Parent since July 2009.

In late September 2009, Mr. Stern contacted a representative of Codman to follow up on the parties’ July discussions. Codman indicated that it would respond to the Company later in the fall of 2009 if Parent had any interest in a potential acquisition.

On November 10, 2009, the Micrus board of directors held a regular meeting. In addition to providing an overview of the Company’s business and operations, management updated the Micrus board of directors on the status of discussions regarding potential strategic transactions involving the Company, including with respect to a potential acquisition of the Company, and communicated the fact that they had not heard anything further from Codman. The Micrus board of directors discussed the fact that Company A had entered into exclusive negotiations with the Company which had terminated in the fall of 2008 in the face of deteriorating stock market conditions. The Micrus board of directors recommended that Mr. Kilcoyne contact Company A to ascertain whether it had any interest in an acquisition of the Company at a higher price than Company A’s 2008 proposal.

In mid November 2009, Mr. Kilcoyne contacted Company A to ascertain whether it had any interest in an acquisition of the Company at a higher price than Company A’s 2008 proposal. Company A stated that although it remained interested in the Company, if the parties were to engage in discussions it would probably be at a lower purchase price than its 2008 proposal. Also in mid November 2009, Mr. Kilcoyne met with representatives of Company D and Codman at a conference and believed as a result of these meetings that neither Company D nor Codman was interested in pursuing a transaction at that time.

On November 23, 2009, the Micrus board of directors held a regular meeting. In addition to providing an overview of the Company’s business and operations, management updated the Micrus board of directors on Mr. Kilcoyne’s conversations with Company A, Company D and Codman. The Micrus board of directors discussed Company A’s response and decided that it was not in the best interests of the Company or its stockholders to reengage in discussions with Company A at that time.

On February 9, 2010, Mr. Kilcoyne received a message from a publicly-traded company (referred to in this proxy statement as Company D) requesting to speak to him regarding a potential transaction.

On February 10, 2010, Mr. Kilcoyne, Mr. Stern and Gordon Sangster, our Chief Financial Officer, had a conversation with executives from Company D in which Company D expressed an interest in a potential acquisition of the Company at a preliminary range of $22 to $24 per share in cash, subject to completion of due diligence and certain terms and conditions. Mr. Kilcoyne responded that he would call a meeting of the Micrus board of directors to report on Company D’s proposal and to assess the Company’s interest in proceeding with discussions.

On February 12, 2010, in light of the interest shown by Company D, Mr. Kilcoyne contacted Company A to gauge its interest in a potential acquisition of the Company. Company A indicated that it would call back the following week to let the Company know whether it would be interested in discussing a potential acquisition.

On February 12, 2010, the Micrus board of directors held a special telephonic meeting, with representatives of the Company’s management present, to discuss Company D’s proposal and the engagement of a financial advisor and outside legal counsel in connection with an exploration of the Company’s strategic alternatives. The Micrus board of directors directed management to retain Lazard Frères & Co. LLC (referred to in this proxy statement as Lazard) as the Company’s financial advisor. The Micrus board of directors directed management to work with Lazard to identify other prospective parties who should be contacted regarding a strategic transaction with the Company.

On February 16, 2010, Mr. Kilcoyne communicated with Company D regarding Company D’s availability to proceed with discussions.

Also on February 16, 2010, Company A contacted Mr. Kilcoyne and indicated that it would be interested in discussing a potential acquisition of the Company.

On February 18, 2010, Mr. Kilcoyne contacted Company A and Company D and relayed that the Micrus board of directors had provided preliminary approval to proceed with discussions and that Lazard would be representing the Company as its financial advisor.

On February 18, 2010, representatives of Lazard contacted Company A to discuss a framework for due diligence and sent a copy of a proposed confidentiality agreement to Company A. Lazard left a message with Company D requesting a conversation to discuss the due diligence process. Based on the companies who had previously expressed interest in a potential acquisition of the Company, Lazard and management discussed several prospective parties who should be contacted and identified other potential buyers that likely would be interested in, and able to consummate, a potential acquisition of the Company. Lazard and management also discussed whether to reach out to Company C. In light of regulatory risk perceived in consummating a merger with Company C and Company C’s reluctance less than a year ago to pay close to the price range being discussed by Company D, Micrus decided not to reach out to Company C. Lazard recommended contacting companies active in the medical device industry and recommended against contacting financial buyers, as Lazard believed financial buyers would not be able to match the price paid by a strategic buyer because, among other factors, Micrus lacked meaningful cash flow to support the type of leverage a financial buyer would seek in a transaction and financial buyers would not be able to generate value from synergies like a strategic buyer. Also on February 18, 2010, Lazard contacted four additional strategic buyers identified by management and Lazard as both likely to be interested in, and likely to be able to consummate, a potential acquisition of the Company, which included Company B and Parent (the two other strategic buyers, each a publicly-traded company, are referred to in this proxy statement as Company E and Company F). Mr. Kilcoyne and Mr. Stern also called Codman to assess its interest in a potential acquisition of the Company. Company B, Company E and Company F indicated that they would be interested in participating in discussions with the Company about a potential acquisition. Copies of proposed confidentiality agreements were sent to Company E and Company F. Codman indicated that it would discuss the matter and revert with a response on behalf of Parent.

On February 19, 2010, Company D contacted Lazard to discuss the due diligence process and copies of proposed confidentiality agreements were sent to Company B and Company D.

On February 19, 2010, Mr. Kilcoyne updated the Micrus board of directors regarding the parties the Company had elected to contact to solicit interest in a potential acquisition of the Company and the status of discussions with the various parties and the due diligence process that was to commence upon execution of confidentiality agreements.

On February 23, 2010, the Company executed a confidentiality agreement with Company D.

Also on February 23, 2010, Lazard contacted Codman about the interest of Parent in a potential acquisition of the Company. Codman indicated that it would respond in two days.

On February 25, 2010 representatives of a publicly-traded company (referred to in this proxy statement as Company G) contacted Lazard to convey Company G’s interest in participating in discussions with the Company about a potential acquisition. On February 25, 2010, Codman contacted Mr. Kilcoyne to express its interest in participating in discussions with the Company about a potential acquisition by Parent. Codman indicated to Mr. Kilcoyne that its representatives would be participating in these discussions on behalf of Parent.

On February 26, 2010, the Company executed confidentiality agreements with Company A and Company B. On February 26, 2010, Lazard contacted Codman to discuss the due diligence process and sent a copy of a proposed confidentiality agreement to Codman.

On March 1, 2010, the Company executed an engagement letter with Lazard.

On March 2, 2010, the Company executed a confidentiality agreement with Codman.

On March 4, 2010, the Company executed a confidentiality agreement with Company E. Company G also contacted Lazard to discuss the due diligence process.

On March 5, 2010, the Company executed a confidentiality agreement with Company F.

On March 8, 2010, Company G and representatives from its financial advisor contacted Lazard and expressed an interest in a potential acquisition of the Company at a preliminary range of $23 to $25 per share in cash, subject to completion of due diligence, a financing condition and certain other terms and conditions.

On March 9, 2010, a copy of a proposed confidentiality agreement was sent to Company G.

On March 12, 2010, the Company executed a confidentiality agreement with Company G.

During March and April 2010, the Company established an electronic data room, held management presentations and telephone conferences and conducted site visits with representatives of Company A, Company B, Company D, Company E, Company F, Company G and Codman to discuss and provide information regarding our business and financial position, various strategic opportunities, customer relationships, intellectual property and other assets and to respond to other due diligence inquiries.

On March 19, 2010, Lazard distributed bid process letters to each of Company A, Company B, Company D, Company E, Company F, Company G and Codman, soliciting final binding written proposals by April 13, 2010. Each bidder was instructed to complete its due diligence and provide a mark-up of the merger agreement that accompanied the bid process letters by the final bid date.

On March 22, 2010, Lazard received a message from a publicly-traded company (referred to in this proxy statement as Company H) expressing an interest in potentially pursuing an acquisition of the Company and inquiring about the due diligence process.

On March 23, 2010, the Micrus board of directors held a special telephonic meeting, with representatives of the Company’s management, Skadden, Arps, Slate, Meagher & Flom LLP, the Company’s outside counsel (referred to in this proxy statement as Skadden Arps), and Lazard present, to discuss the status of the process with the various interested parties. Also on March 23, 2010, Lazard contacted Company H to assess whether it was still interested in potentially pursuing an acquisition of the Company. Company H subsequently declined to participate in discussions with the Company about a potential acquisition.

On March 26, 2010, Company A formally withdrew from the process.

On March 30, 2010, Company E formally withdrew from the process and Lazard circulated revised bid process letters with a final bid date of April 16, 2010 and a draft of the proposed acquisition agreement to Company B, Company D, Company F, Company G and Parent. On March 31, 2010, Lazard circulated draft disclosure schedules to Company B, Company D, Company F, Company G and Parent.

On April 4, 2010, Company F formally withdrew from the process.

On April 9, 2010, Company D formally withdrew from the process.

On April 12, 2010, Company B formally withdrew from the process.

On April 16, 2010, Parent, through Codman, submitted a non-binding offer to acquire the Company for $25.28 per share in cash and outlining the terms and conditions under which Parent would be prepared to acquire the Company. Parent, through Codman, also submitted a markup prepared by Parent’s counsel, Cravath, Swaine & Moore LLP, reflecting their proposed revisions to the draft acquisition agreement that had been provided by the Company. Also on April 16, 2010, Company G submitted a non-binding offer to acquire the Company for $23.50 per share in Company G stock, outlining certain significant terms and conditions under which Company G would be prepared to acquire the Company. Company G did not submit a mark-up of the acquisition agreement that had been provided by the Company and its proposal was subject to the completion of further due diligence.

On April 19, 2010, the Micrus board of directors held a special telephonic meeting, with representatives from management, Skadden Arps and Lazard present, to discuss the process and the Parent and Company G proposals. Lazard summarized for the board of directors the process to date, including the withdrawal from the process of Company A, Company B, Company D, Company E and Company F. Lazard and Skadden Arps summarized the key terms of the Parent and Company G proposals. Lazard discussed with the Micrus board of directors certain financial aspects of the Parent and Company G proposals. Skadden Arps advised the Micrus board of directors on its fiduciary duties to the Company and its stockholders. The Micrus board of directors also considered the Company’s historical and projected financial performance. After full discussion, and without accepting the Parent proposal, the Micrus board of directors approved continued negotiation of a definitive agreement with Parent. The Micrus board of directors also directed Lazard to contact Company G to let it know that it was not the highest bidder so that it would have an opportunity to increase its bid.

From April 19, 2010 to April 28, 2010, representatives of the Company and Parent had frequent discussions regarding finalizing the merger agreement and the related documents, and Parent continued to conduct confirmatory due diligence.

On April 20, 2010, Lazard informed Company G that it was not the highest bidder. Company G declined to raise its bid, but indicated that the Company should come back to it if the Company did not consummate a transaction with the highest bidder.

On April 27, 2010, Micrus was informed of the preliminary results of its Cerecyte coil trial. The Cerecyte coil trial is a 500 patient randomized study comparing results of coiling with Micrus Cerecyte microcoils against Micrus bare platinum microcoils. The data demonstrated that, based on the core lab assessment of angiographic success, the Micrus Cerecyte and Micrus bare platinum groups are superior to those of the International Subarachnoid Aneurysm Trial (referred to in this proxy statement as ISAT), and that the safety outcomes for Micrus Cerecyte and Micrus bare platinum coils are also superior to the coiling results reported in the ISAT, as well as all other published randomized data. However, Micrus learned that due to the strong performance of Micrus bare platinum coils, it was unlikely that the data will demonstrate a statistically significant difference in angiographic outcome between the Micrus Cerecyte microcoils and the Micrus bare platinum microcoils. Also on April 27, 2010, Company C contacted Lazard to inquire if Micrus was engaged in a sale process. Lazard subsequently confirmed to Company C that Micrus was engaged in a sale process.

On April 28, 2010, Mr. Kilcoyne discussed the preliminary results of the Company’s Cerecyte coil trial with Codman. Parent subsequently withdrew its proposal and indicated that it would need an opportunity to analyze the preliminary results of the Cerecyte coil trial to understand the impact of the preliminary results on its view of the Company’s business.

On April 29, 2010, the Micrus board of directors held a special telephonic meeting, with representatives from management, Skadden Arps and Lazard present, to discuss the status of the Company’s efforts to solicit interest in a potential acquisition of the Company. Mr. Kilcoyne updated the Micrus board of directors on the preliminary Cerecyte coil trial data and Parent’s withdrawal of its proposal. Lazard updated the Micrus board of directors on its conversations with Parent and its April 20, 2010 conversation with Company G.

On April 29, 2010, at the direction of the Micrus board of directors, Lazard contacted Company A, which had previously indicated that it might reconsider its interest in a potential acquisition once the results of the Company’s Cerecyte coil trial were available, to assess its interest in reengaging in discussions. Company A indicated an interest in revisiting a potential acquisition.

On May 2, 2010, the Company had a conference call with Codman to discuss the preliminary results of the Company’s Cerecyte coil trial.

On May 5, 2010, Company A submitted a list of follow-up due diligence questions to which the Company subsequently responded.

On May 6, 2010, the Company held an earnings call during which it disclosed the preliminary results of the Company’s Cerecyte coil trial.

On May 11, 2010, the Micrus board of directors held a special telephonic meeting, with representatives from management, Skadden Arps and Lazard present, to discuss the status of the Company’s efforts to solicit interest in a potential acquisition of the Company. At this meeting, the Micrus board of directors considered the fact that the process had been continuing since February of 2010 and that a transaction committee could be formed to streamline the process by charging specific board members with oversight of the process. The Micrus board of directors approved the formation of such a transaction committee (referred to in this proxy statement as the Transaction Committee), granting it the authority to review and evaluate, oversee negotiations with respect to, and make recommendations to the Micrus board of directors with respect to, potential transactions involving the possible sale or merger of the Company or a substantial portion of its businesses or assets. The Micrus board designated Michael L. Eagle, L. Nelson Hopkins, M.D., Mr. Kilcoyne and Jeffrey H. Thiel as its members.

On May 13, 2010, Codman submitted a list of follow-up due diligence questions that the Company subsequently responded to. Also on May 13, 2010, Lazard spoke with Company G to schedule a call between Company G and the Transaction Committee for May 19, 2010.

On May 19, 2010, the Transaction Committee had a conference call with Company G to discuss a potential acquisition of the Company.

Also on May 19, 2010, the Company had a conference call with Company A to discuss the preliminary results of the Company’s Cerecyte coil trial.

On May 20, 2010, the preliminary results of the Company’s Cerecyte coil trial were presented at the American Society of Neuroradiology’s 48th Annual Meeting.

On May 21, 2010, the Transaction Committee held a telephonic meeting to discuss the status of the discussions with, and diligence review undertaken by, the various parties.

On May 26, 2010, Lazard met with Company C to discuss topics unrelated to Micrus. During the meeting, Company C inquired if Micrus was still engaged in a sale process. Lazard subsequently confirmed to Company C that Micrus was still engaged in a sale process. Company C did not pursue the matter further.

On June 1, 2010, Lazard contacted Company D to assess its interest in reengaging in discussions because Lazard believed that it might have renewed interest in a potential acquisition of Micrus.

On June 7, 2010, Company H contacted Lazard regarding whether the Company was considering proposals for the acquisition of the Company.

On June 10, 2010, Lazard contacted Company H to assess its interest in engaging in discussions regarding a potential acquisition of the Company. Company H subsequently indicated that it was not interested in pursuing an acquisition of the Company at that time.

During the week of June 14, 2010, Company D and Company G indicated that they were not interested in reconsidering an acquisition of the Company at that time.

On June 16, 2010, Parent, through Codman, submitted a non-binding offer to acquire the Company for $22.84 per share in cash. In submitting this revised offer, Codman cited its view that the preliminary results of the Cerecyte coil trial had resulted in Parent adjusting its valuation of the Company.

On June 22, 2010, Company A indicated that it was not interested in reconsidering an acquisition of the Company at that time.

On June 23, 2010, the Company and Lazard responded to Parent with a counterproposal of $24.00 per share in cash.

On June 30, 2010, Parent, through Codman, submitted a non-binding proposal to acquire the Company for $23.40 per share in cash, which it indicated was its highest and final offer.

On June 30, 2010, the Micrus board of directors held a special telephonic meeting, with representatives from management, Skadden Arps and Lazard present, to discuss the efforts undertaken by the Company to solicit interest in a possible acquisition and the Parent proposal. Lazard summarized for the board of directors the process to date, including the responses from Company A and Company D that they were not interested in reconsidering an acquisition of the Company at that time, Company E’s response that it was not interested in acquiring the Company, the absence of any further indications of interest from Company B and Company F and Parent’s indication that its proposal to acquire the Company for $23.40 per share in cash was its highest and final offer. Skadden Arps advised the Micrus board of directors on its fiduciary duties to the Company and its stockholders. The Micrus board of directors also considered the Company’s historical and projected financial performance and the risks and prospects of continuing to operate independently. After full discussion, and without accepting the Parent proposal, the Micrus board of directors approved reengagement in negotiations with Parent with the understanding of Parent’s highest price being $23.40.

From June 30, 2010 to July 10, 2010, representatives of the Company and Parent had discussions regarding finalizing the merger agreement and the related documents, and Parent continued to conduct due diligence. From July 8, 2010 to July 10, 2010, representatives of the Company and Parent negotiated the terms of the Severance Agreements and the Retention Agreements. Entry into the Retention Agreements was a condition to the willingness of Parent and Merger Sub to enter into the merger agreement. Management had not been permitted to engage in negotiations regarding the Retention Agreements until July 8, 2010, after negotiation of the material terms of the merger agreement, including the purchase price, had concluded.

On July 9, 2010, the Micrus board of directors held a special telephonic meeting, with representatives from management, Skadden Arps and Lazard present, to discuss the status of efforts undertaken by the Company to solicit interest in a possible acquisition and the Parent proposal. The Micrus board of directors discussed the risks and benefits of continuing as an independent entity. At this meeting, Skadden Arps advised the Micrus board of directors of its fiduciary duties to the Company and its stockholders. Skadden Arps also reviewed the current status of the terms and conditions of the merger agreement with the Micrus board of directors, the negotiations with respect to which were substantially complete. Also at this meeting, Lazard reviewed certain financial information and analyses with respect to the proposed transaction with Parent with the Micrus board of directors and reported that it and the Company’s management had engaged in extensive discussions with various other potential acquirers, but Parent was the only interested potential acquirer that expressed interest in acquiring the Company. The Micrus board of directors decided not to approve the merger agreement until all terms and conditions were finalized, including in particular the calculation of the termination fee payable by the Company. Further, it was noted that Parent needed to complete limited confirmatory due diligence. In that regard, the Micrus board of directors agreed to reconvene once the foregoing matters were complete and directed management to negotiate the lowest possible termination fee to which Parent would agree.

From July 9 through July 10, 2010, Parent completed its confirmatory due diligence and representatives of Parent and the Company finalized all terms of the merger agreement, including the calculation of the termination fee, which calculation resulted in a lower termination fee than Parent had previously requested.

On July 10, 2010, the Micrus board of directors held a special telephonic meeting, with representatives from management, Skadden Arps and Lazard present, to review the proposed transaction with Parent. Skadden Arps again advised the Micrus board of directors on its fiduciary duties to the Company and its stockholders. Skadden Arps reviewed the final terms of the merger agreement and the severance agreements and retention agreements, copies of which previously had been distributed to the Micrus board of directors. Also at this meeting, Lazard reviewed with the Micrus board of directors its financial analysis of the $23.40 per share cash consideration to be paid to holders of Micrus common stock and rendered to the Micrus board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 10, 2010, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualification set forth in its opinion, the consideration to be paid to holders of Micrus common stock (other than with respect to shares owned by Micrus as treasury stock, shares owned by Parent or Merger Sub and shares for which appraisal rights have been properly exercised and perfected under the DGCL) in the transaction is fair, from a financial point of view, to such holders. The Micrus board of directors discussed the possibility and related consequences of rejecting Parent’s proposal and the risks and benefits of continuing as an independent entity. After discussion, the Micrus board of directors determined that it was in the best interest of the Company and its stockholders to proceed with the proposed transaction with Parent. The Compensation Committee, by unanimous approval of all members after discussion in the absence of management, approved the Severance Agreements and the Retention Agreements. The Micrus board of directors, by unanimous approval of all members, then approved the merger, the merger agreement and related transactions with Parent and instructed management to exchange signature pages to the merger agreement with Parent.

On July 11, 2010, Micrus executed the merger agreement with Parent and Merger Sub.

Before market open on Monday, July 12, 2010, Parent and the Company jointly announced the execution of the merger agreement. During the pendency of the merger, the Company and its representatives and Parent, Merger Sub and their representatives intend to have ongoing contacts.

Purposes and Effects of the Merger; Consideration

The principal purposes of the merger are to enable Parent to acquire all of the outstanding shares of Micrus common stock and to provide Micrus stockholders with the opportunity to receive a cash payment for their shares at a premium over the recent market prices at which Micrus common stock traded before the public announcement of the merger agreement. The acquisition will be accomplished by a merger of Merger Sub with and into Micrus, with Micrus continuing as the surviving corporation and as a subsidiary of Parent. If the merger is completed, each outstanding share of Micrus common stock (other than shares owned by Micrus as treasury stock, shares owned by Parent or Merger Sub and shares for which appraisal rights have been properly exercised and perfected under the DGCL) will be converted into the right to receive $23.40 in cash, without interest and less any applicable withholding taxes.

Subject to consummation of the merger, immediately prior to the effective time of the merger, each outstanding option to purchase shares of Micrus common stock, whether or not vested or exercisable, will be accelerated in full, and at the effective time of the merger, each outstanding option will be cancelled and each such option that has a per share exercise price lower than the per share merger consideration will be automatically converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product obtained by multiplying (x) the number of shares of common stock that would have been issuable upon exercise of such option immediately prior to the effective time of the merger and (y) the excess of $23.40 over the per share exercise price of such Company stock option.

You will receive the per share merger consideration after you remit your certificate(s) evidencing your shares of Micrus common stock in accordance with the instructions contained in a letter of transmittal to be sent to you promptly after completion of the merger, together with the properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions. If you hold your shares in book-entry form — that is, without a stock certificate — unless you do not vote in favor of the merger and you perfect your appraisal rights under the DGCL, the paying agent will automatically send you the per share merger consideration in cash in exchange for the cancellation of your shares of Micrus common stock after completion of the merger, provided that you comply with applicable tax certification requirements. If your shares of Micrus common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares and receive cash for those shares.

The merger will terminate all interests in Micrus common stock held by the Micrus stockholders, Micrus will become a subsidiary of Parent and Parent will be the sole beneficiary of any earnings and growth of Micrus following the merger. Upon completion of the merger, Micrus common stock will be delisted from the NASDAQ, will no longer be publicly traded and will be deregistered under the Exchange Act.

Effects of the Merger Not Being Completed

If the merger is not completed for any reason, Micrus stockholders and holders of Company stock options will not receive any payment from Parent for their shares or stock options. Instead, Micrus will remain a public company and shares of Micrus common stock will continue to be listed on the NASDAQ. If the merger is not completed, Micrus expects to continue to conduct its business in a manner similar to the manner in which it is presently conducted. In such event, the value of shares of Micrus common stock would continue to be subject to current risks and opportunities, including the various factors described in Micrus’s past filings with the SEC, such as prevailing economic and market conditions.

If the merger is not completed, Micrus common stock may trade at pre-announcement levels or below due to adverse market reaction. If the merger is not completed, there can be no assurance that any other transaction similar to the merger would be available to Micrus. Even if such a transaction were available, there can be no assurance that such transaction would be acceptable to the Micrus board of directors and would offer Micrus stockholders the opportunity to receive a cash payment for their shares of Micrus common stock at a premium over the recent market prices at which Micrus common stock traded before the public announcement of any such transaction.

Finally, if the merger agreement is terminated under certain circumstances, Micrus may be obligated to pay a termination fee of $13,250,000 or Parent may be obligated to pay a termination fee of $10,000,000, see “The Merger Agreement — Termination Fees.”

Recommendation of the Micrus Board of Directors and Its Reasons for the Merger

After careful consideration, the Micrus board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Micrus and its stockholders. Accordingly, the Micrus board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Micrus board of directors unanimously recommends that Micrus stockholders vote “FOR” the proposal to approve and adopt the merger agreement. In making this determination, the Micrus board of directors consulted with Micrus’s senior management, its financial advisor and its outside legal counsel and considered a number of factors that supported its unanimous decision to approve the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, the following:

•	Financial Condition and Prospects of the Company. The Micrus board of directors considered the current and historical financial condition, results of operations, business and prospects of Micrus as well as Micrus’s financial plan and prospects if it were to remain an independent company, including the current and expected conditions in the general economy and in the medical device industry, the competitive nature of the neurointerventional market, the seasonal fluctuations in procedural volume, the substantial investment in research and development required to advance the development of Micrus’s products and growth strategy, and the accompanying risks associated with financing such research and development activities. The Micrus board of directors discussed Micrus’s current financial plan, including the risks associated with achieving and executing upon such plan and the impact of timing of new product introductions, clinical trials and regulatory approvals. The Micrus board of directors considered that Micrus’s stockholders would continue to be subject to the risks and uncertainties of Micrus’s financial plan and prospects unless Micrus’s common stock were acquired for cash or shares of a diversified company much larger than Micrus.

•	Preliminary Cerecyte Coil Trial Results. The Micrus board of directors considered the preliminary results of the Company’s Cerecyte coil trial, which were announced at the 48th Annual American Society of Neuroradiology meeting, including the positive preliminary efficacy and safety rates for Micrus Cerecyte and Micrus bare platinum coils as compared to the coiling results reported in the International Subarachnoid Aneurysm Trial and other published or presented randomized data, and the fact that because of the strength of the Micrus bare platinum coil results, the clinical outcomes between the Cerecyte and bare platinum coils arms of the Cerecyte coil trial were statistically equivalent and the potential impacts of such results on future pricing of Micrus Cerecyte and bare platinum coils.

•	Solicitation of Other Parties. The Micrus board of directors also considered (i) the fact that Micrus and Lazard solicited and received alternative proposals from a number of third parties, (ii) the terms and conditions of such alternative proposals, (iii) whether parties other than Parent would be willing or capable of entering into a transaction with Micrus that would provide value to Micrus’s stockholders superior to the cash price to be paid pursuant to the merger, and (iv) the fact that the Micrus board of directors could terminate the merger agreement to accept a superior proposal, subject to payment of a termination fee prior to stockholder approval of the merger agreement. The Micrus board of directors considered the termination fee and, after consultation with Lazard and Skadden Arps, was of the view that as a percentage of the aggregate consideration to be paid in the merger, the termination fee was within the range of termination fees provided for in recent comparable acquisition transactions, that the conditions to its payment were similar to those applicable to such transactions and that the Company had negotiated the lowest termination fee Parent would accept in an arms-length negotiation.

•	Strategic Alternatives. The Micrus board of directors considered recent evaluations of the Company’s strategic alternatives. The Micrus board of directors also considered the risks inherent in remaining independent and the prospects of the Company going forward as an independent entity.

•	Transaction Financial Terms. The Micrus board of directors considered the $23.40 per share merger consideration. This represented a 16% premium to our 30-day trailing average stock price and a 23% premium to our 60-day trailing average stock price as of the signing date. As of the signing date, the equity value of the transaction (based on a treasury stock method) also represented a multiple of 4.7- times our fiscal year 2010 revenues, and 4.2-times the midpoint of our guidance for fiscal year 2011 revenues. The Micrus board of directors also considered that, although the $23.40 per share merger consideration only represented a 5% premium to the pre-announcement price of our stock, between the announcement of Coviden’s acquisition of ev3 Inc. on June 1, 2010 and the signing date on July 11, 2010, our stock had risen 28% compared to (1)% for the Dow Jones Medical Device Index and (1)% for the Standard & Poors 500 Index.

•	Cash Purchase Price; Certainty of Value. The Micrus board of directors considered the form of consideration to be paid to Micrus stockholders pursuant to the merger agreement and the certainty of value of such cash consideration. The Micrus board of directors also considered that, while the consummation of the merger would give the stockholders the opportunity to realize a premium over the prices at which the Micrus’s Common Stock was traded prior to the public announcement of the merger, consummation of the merger would eliminate the opportunity for stockholders to participate in the potential future growth and profits of the Company.

•	Timing of Completion. The Micrus board of directors considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement and the structure of the transaction as a single step merger. The Micrus board of directors also considered the business reputation of Parent and its management and the substantial financial resources of Parent and, by extension, Merger Sub, which the Micrus board of directors believed supported the conclusion that an acquisition transaction with Parent and Merger Sub could be completed relatively quickly and in an orderly manner.

•	Opinion of the Company’s Financial Advisor. The Micrus board of directors considered Lazard’s financial presentation and oral opinion, which was subsequently confirmed in writing, that, as of July 10, 2010 and based on and subject to the matters described in the opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in its opinion, the $23.40 per share merger consideration to be received by stockholders (other than with respect to shares owned by Micrus as treasury stock, shares owned by Parent or Merger Sub and shares for which appraisal rights have been properly exercised and perfected under the DGCL) pursuant to the merger is fair, from a financial point of view, to such stockholders. The opinion is more fully described below under “— Opinion of Financial Advisor” and the full text of such opinion is attached hereto as Annex B.

•	Terms of the Merger Agreement. The Micrus board of directors reviewed, considered and discussed with the Company’s management and outside advisors the terms and conditions of the merger agreement. The Micrus board of directors believed that the provisions of the merger agreement, including the respective representations, warranties, covenants and termination rights of the parties and termination fees payable by the Company and Parent were in the best interests of the Company and the Company’s stockholders. In particular:

•	No Financing Condition. The Micrus board of directors considered the representation of Parent that it has available sufficient immediately available funds to pay when due the aggregate merger consideration and the fact that the merger is not subject to a financing condition.

•	Ability to Respond to Certain Unsolicited Acquisition Proposals. The Micrus board of directors considered Micrus’s ability, under certain circumstances, to participate in discussions and negotiations with, and furnish information to, third parties regarding unsolicited acquisition proposals.

•	Change in Recommendation/Termination Right to Accept Superior Proposals. The Micrus board of directors considered the fact that, subject to compliance with the terms and conditions of the merger agreement, the Micrus board of directors is permitted to change its recommendation that Micrus shareholders vote in favor of the proposal to approve the merger agreement whether or not such change of recommendation is in response to an acquisition proposal and, prior to the approval of the merger agreement by Micrus stockholders, to terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, in each case, upon the payment to Parent of a $13,250,000 termination fee. The Micrus board of directors considered the potential effect such termination fee might have on a potential acquirer proposing an alternative transaction and concluded that the termination fee was within the range of termination fees provided for in recent comparable acquisition transactions and the conditions to its payment were similar to those applicable to such transactions.

•	Conditions to the Consummation of the Merger; Likelihood of Closing. The Micrus board of directors considered the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement in light of the conditions to Parent’s and the Merger Sub’s obligations to consummate the merger. The Micrus board of directors further considered the fact that, if the merger is not completed, the Company’s officers and other employees will have expended extensive time and effort attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and that the market’s perception of the Company’s continuing business could potentially result in a loss of customers and employees.

•	Micrus Stockholder Adoption. The Micrus board of directors considered that the merger agreement is subject to the adoption of Micrus’s stockholders, who would have the ability to vote against the adoption of the merger agreement if they were not satisfied with its terms.

•	Pre-Closing Covenants. The Micrus board of directors considered that, under the terms of the merger agreement, the Company has agreed that it will carry on its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that the Company will not take a number of actions related to the conduct of its business without the prior written consent of Parent, which may limit the activities of the Company in certain respects during the pendency of the merger.

•	Appraisal Rights. The Micrus board of directors considered the availability of appraisal rights with respect to the merger for the Company stockholders who properly exercise their rights under the DGCL.

•	Tax Treatment. The Micrus board of directors considered that the merger consideration to be received by the holders of Micrus common stock would be taxable to such holders for U.S. federal income tax purposes.

•	Regulatory Approval and Third Party Consents. The Micrus board of directors considered the regulatory approvals and clearances and third party consents that may be required to consummate the merger and the prospects for receiving such approvals, clearances and consents.

•	Reverse Termination Fee. The Micrus board of directors considered the termination fee of $10,000,000 that could become payable by Parent to Micrus upon a termination of the merger agreement in connection with a failure to satisfy certain regulatory conditions to closing.

In making its recommendation, the Micrus board of directors was aware of and took into consideration the interests of certain Company executives, including the Chief Executive Officer, who is a member of the Micrus board of directors, in the merger as a result of the agreements referred to “— Interests of Micrus’s Directors and Executive Officers in the Merger” and their holding of Micrus common stock and Company stock options.

The foregoing discussion of information and factors considered by the Micrus board of directors is not intended to be exhaustive, but is believed to include all of the material factors considered by the Micrus board of directors. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Micrus board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendations. Rather, the Micrus board of directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In considering the factors discussed above, individual members of the Micrus board of directors may have given different weight to different factors.

Financial Projections

Micrus does not in the ordinary course make public forecasts or projections as to future performance, revenues, earnings or other results beyond the current fiscal quarter and is especially wary of making projections for extended periods due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, Micrus is including in this proxy statement prospective financial information, including our revenue, gross profits, earnings before interest and taxes (referred to in this proxy statement as EBIT), net income, earnings per share (referred to in this proxy statement as EPS) and earnings before interest, taxes, depreciation and amortization (referred to in this proxy statement as EBITDA) for the fiscal years ending March 31, 2011, 2012 and 2013 only to provide its stockholders access to certain non-public unaudited prospective financial information that was made available to the Parent board of directors, other potential buyers, the Micrus board of directors and Micrus’s financial advisors in connection with their consideration of the merger. Micrus provided this prospective financial information to Parent and other potential buyers in April 2010 and indicated that this forecast continued to reflect their current best judgment as to Micrus’s future financial performance in June 2010. The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this prospective financial information should not be regarded as an indication that any of Micrus, its financial advisors, Parent or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Parent, Micrus or their respective affiliates assumes any responsibility for the accuracy of this information.

While presented with numeric specificity, the unaudited prospective financial information necessarily reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, foreign currency rates, interest on investments, and matters specific to Micrus’s business, such as approval and successful launch of new products and competitive conditions, many of which are beyond Micrus’s control and may not be realized. The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Micrus’s stockholders are urged to review Micrus’s most recent SEC filings for a description of risk factors with respect to Micrus’s business. See “Forward-Looking Information” beginning on page 15 and “Where You Can Find More Information” beginning on page 100. Neither Micrus’s independent registered public accounting firm, PwC, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Micrus’s independent registered public accounting firm contained in Micrus’s Annual Report on Form 10-K for the year ended March 31, 2010, which is incorporated by reference into this proxy statement relates to Micrus’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not reflect revised prospects for Micrus’s business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2011, 2012 and 2013 which is referred to in this proxy statement (including in “— Opinion of Financial Advisor”) as the Micrus management projections:

	Estimate for Fiscal Year Ending March 31,(1)
	2011	2012	2013

Revenue	$107.2	$127.9	$152.5
Gross Profit	81.7	98.9	118.9
EBIT	15.7	24.8	34.3
Net Income	14.7	18.6	25.7
Earnings Per Share	0.88	1.11	1.53
EBITDA	17.2	25.9	35.3

(1)	$ in millions, except per share data.

In preparing the above unaudited prospective financial information, Micrus made the following material assumptions for the period from 2011 to 2013:

•	preliminary results of the Cerectye coil trial will have neither a favorable nor unfavorable impact on coil revenue;

•	overall coil revenue growth of 13-14% per year, reflecting the introduction of new coils and expansion into the China market;

•	increase in balloon sales in North American, EMEA and Japan, resulting in an increase in the percentage of total revenue from balloons from <1% in fiscal year 2010 to 7% in fiscal year 2013;

•	launch of revascularization and clot retrieval technology for the treatment of ischemic stroke late in fiscal year 2011 in North America and EMEA, accounting for $16 million of revenue over three years and 7% of total revenue in fiscal year 2013;

•	launch of a liquid embolic product for the treatment of cerebral aneurysms in North America and EMEA in fiscal year 2013, resulting in $1.4 million of revenue in fiscal year 2013;

•	research and development expenses of 10-11% of revenue, with declining year over year growth;

•	$1 million of technology acquisition expenses per year;

•	sales and marketing expenses of 27-29% of revenue

•	increase in fiscal year 2011 expenses for marketing ischemic devices, after fiscal year 2011, decline in year over year growth after fiscal year 2011;

•	no significant changes in the sales force or its commission plans;

•	decline in administrative expenses as a percentage of sales, assuming no large non-recurring items and adequacy of the current administrative infrastructure;

•	regulatory, compliance and quality assurance expenses of 5% revenue, growing year over year as a result of planned product launches and related trials and regulatory expenses;

•	tax rate of 11% in fiscal year 2011 and 25% in fiscal years 2012 and 2013;

•	no significant economic or regulatory changes to our current product market; and

•	exclusion of merger-related transaction and litigation costs.

No assurances can be given that these assumptions will accurately reflect future conditions. In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Micrus’s management that Micrus’s management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the merger. Micrus’s stockholders are urged to review Micrus’s most recent SEC filings for a description of Micrus’s reported and anticipated results of operations, financial condition and capital resources during 2010, including the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Micrus’s Annual Report on Form 10-K for the year ended March 31, 2010, which is incorporated by reference into this proxy statement.

Readers of this proxy statement are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Micrus, Parent or any other person to any stockholder of Micrus regarding the ultimate performance of Micrus compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and it should not be relied on as such.

MICRUS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of Financial Advisor

Lazard rendered its opinion to the Micrus board of directors that, as of July 10, 2010 and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the per share merger consideration to be paid to holders of Micrus common stock (other than shares owned by Micrus as treasury stock, shares owned by Parent or Merger Sub and shares for which appraisal rights have been properly exercised and perfected under the DGCL) in the merger was fair, from a financial point of view, to the holders of Micrus common stock.

The full text of the written opinion of Lazard, dated July 10, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference. Micrus stockholders should read the opinion in its entirety. Lazard provided its opinion to the Micrus board of directors in connection with its evaluation of the merger. Lazard’s opinion is not a recommendation as to how any holder of Micrus common stock should vote or act with respect to the merger or any matter relating thereto.

In connection with rendering its opinion described above and performing its related financial analyses, Lazard:

•	reviewed the financial terms and conditions of a draft of the merger agreement dated July 9, 2010;

•	analyzed certain publicly available historical business and financial information relating to Micrus;

•	reviewed the forecasts summarized in the section of this proxy statement titled “— Financial Projections” and other data provided to Lazard by Micrus relating to Micrus’s business;

•	held discussions with members of the senior management of Micrus with respect to the business and prospects of Micrus;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of Micrus;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Micrus;

•	reviewed historical stock prices and trading volumes of Micrus common stock; and

•	conducted such other financial studies, analyses and investigations as it deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Micrus, or concerning the solvency or fair value of Micrus, and Lazard was not furnished with such valuation or appraisal. In that regard, Lazard assumed with the consent of the Micrus board of directors that the financial forecasts relating to Micrus provided to Lazard or otherwise reviewed or discussed with Lazard, were reasonably prepared on bases reflecting the best then currently available estimates and judgments of management of Micrus as to the future financial performance of Micrus. Lazard assumed no responsibility for, and expressed no view as to, such financial forecasts and estimates or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of the Micrus board of directors, that the final terms of the merger agreement conformed in all material respects with the latest draft reviewed by Lazard, and that merger will be consummated on the terms described in the latest draft of the merger agreement reviewed by Lazard, without any waiver or modification of any material terms or conditions, and that obtaining the necessary regulatory or third party approvals and consents for the merger will not have an adverse effect on Micrus. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Micrus might engage or the merits of the underlying decision by Micrus to engage in the transaction. Lazard’s opinion did not express any opinion as to any tax or other consequences that might result from the merger, nor did it address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Micrus obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the merger (other than the per share merger consideration to the extent expressly specified in Lazard’s opinion). In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the per share merger consideration or otherwise.

Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available as of, the date thereof. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof, and did not, and does not, express any opinion as to the price at which shares of Micrus common stock may trade at any time subsequent to the announcement of the merger.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the processes underlying the opinion of Lazard. In arriving at its opinion, Lazard considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the below analyses as a comparison is directly comparable to Micrus or the merger.

The following is a summary of the material financial analyses used by Lazard in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Lazard. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Lazard’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 10, 2010 and is not necessarily indicative of current market conditions.

Summary of Micrus Valuation

Comparable Companies Analysis

Lazard reviewed and analyzed selected public companies in the medical device industry that it viewed as reasonably comparable to Micrus based on Lazard’s knowledge of the medical device industry. In performing these analyses, Lazard reviewed and analyzed publicly available financial information relating to the selected comparable companies and compared such information to the corresponding information for Micrus based on the Micrus management forecasts. Specifically, Lazard compared Micrus to the following nine public companies in the medical device industry:

•	Abiomed, Inc.

•	AGA Medical Holdings, Inc.

•	AngioDyanmics, Inc.

•	ATS Medical, Inc. (1)

•	Cyberonics, Inc.

•	Endologix, Inc.

•	ev3 Inc. (1)

•	The Spectranetics Corporation

•	Volcano Corporation

(1)	ATS Medical, Inc. and ev3 Inc. were analyzed based on data as of the day immediately prior to their announcement to be acquired.

Although none of the selected companies is directly comparable to Micrus, the companies included are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of analysis Lazard considered similar to Micrus.

Based on equity analysts’ estimates and other public information, Lazard reviewed, among other things, the enterprise value of each selected comparable company as a multiple of such comparable company’s projected revenue calendarized for each of the fiscal years ended December 31, 2010 and December 31, 2011. A company’s enterprise value is equal to its short and long term debt plus the market value of its common equity and the value of any preferred stock (at liquidation value), minus its cash and cash equivalents.

The results of the analyses, which excluded ATS Medical, Inc. and ev3 Inc. as both companies had recently announced agreements to be acquired, were as follows:

	Enterprise Value / Revenue
	CY 2010		CY 2011

Low	1.18	x	1.07	x
Mean	2.89	x	2.50	x
Median	3.52	x	3.02	x
High	3.79	x	3.32	x

Based on the foregoing, Lazard applied revenue multiples of 2.75x to 3.75x to Micrus’s calendar year 2010 estimated revenue and revenue multiples of 2.25x to 3.25x to Micrus’s calendar year 2011 estimated revenue to calculate an implied equity value per share range, in each case using estimated Micrus revenue from the Micrus management projections. The results of the analyses implied an equity value per share (using a treasury stock method) range for Micrus of $17.21 to $23.33.

Discounted Cash Flow Analysis

Based on the Micrus management projections and guidance provided by Micrus, and assuming use of net operating losses per Micrus’s accountants’ guidance, Lazard performed a discounted cash flow analysis of Micrus to calculate the estimated present value of the standalone, unlevered, after-tax free cash flows that Micrus could generate during the fiscal years ended March 31, 2011 through March 31, 2013. Lazard also calculated terminal values at fiscal year end 2013 by applying a revenue exit multiple range of 3.00x to 4.00x (derived based on the statistics of the selected comparable companies used in the comparable companies analysis) to Micrus’s estimated revenue provided by the Micrus management projections for its fiscal year ending March 31, 2013, implying a perpetuity growth rate range of 4.9% to 8.3%. The standalone, unlevered, after-tax free cash flows and terminal values were discounted to present value using discount rates ranging from 11.0% to 13.0%, which were based on a weighted average cost of capital analysis of the selected comparable companies used in the comparable companies analysis. The results of these analyses implied an equity value per share (using a treasury stock method) range for Micrus of $22.11 to $28.49.

Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available financial information of target companies in selected recent precedent merger and acquisition transactions involving companies in the medical device industry it viewed as comparable to the merger. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to the target companies involved in the selected transactions and compared such information to the corresponding information for Micrus.

Specifically, Lazard reviewed two groups of transactions. The first group consisted of transactions since 2007 involving targets demonstrating high rates of growth (referred to in this proxy statement as High Growth Transactions), defined as revenue growth greater than 10% from the year prior to the transaction to the year following the transaction, and revenue in excess of $50 million during the year prior to the transaction. The second group consisted of transactions since 2007 involving targets in the vascular field (referred to in this proxy statement as the Vascular Transactions). Lazard analyzed 23 High Growth Transactions and 14 Vascular Transactions.

The High Growth Transactions reviewed were (listed by target and acquiror):

Announcement Date	Target	Acquiror

June, 2010	Somanetics Corporation	Covidien plc
June, 2010	ev3 Inc.	Covidien plc
May, 2010	SenoRx, Inc.	C.R. Bard, Inc.
April, 2010	ATS Medical, Inc.	Medtronic, Inc.
January, 2010	Invatec S.p.A.	Medtronic, Inc.
January, 2009	BioForm Medical, Inc.	Merz GmbH & Co. KGaA
November, 2009	Advanced Bionics Corporation	Sonova Holding AG
June, 2009	Monogram Biosciences, Inc.	Laboratory Corporation of America Holdings
May, 2009	VNUS Medical Technologies, Inc.	Covidien plc
December, 2008	Radi Medical Systems AB	St. Jude Medical, Inc.
September, 2008	Datascope Corp.	Getinge AB
September, 2008	Abbott Laboratories (Abbott Spine Business)	Zimmer Holdings, Inc.
July, 2008	Vital Signs, Inc.	General Electric Company
March, 2008	Enturia Inc.	Cardinal Health, Inc.
February, 2008	Possis Medical, Inc.	Bayer AG
December, 2007	Respironics, Inc.	Koninklijke Philips Electronics NV
November, 2007	Tutogen Medical, Inc.	Regeneration Technologies, Inc.
July, 2007	Kyphon, Inc.	Medtronic, Inc.
July, 2007	FoxHollow Technologies, Inc.	ev3 Inc.
June, 2007	Cholestech Corp.	Inverness Medical Innovations, Inc.
June, 2007	Digene Corp.	Qiagen NV
February, 2007	Adeza Biomedical Corporation	Cytyc Corporation
January, 2007	IntraLase Corp.	Advanced Medical Optics, Inc.

For each of the High Growth Transactions, Lazard calculated and, to the extent information was publicly available, compared transaction value as a multiple of revenue, in each case, for the year prior to and the year after the date that the relevant transaction was announced. In calculating transaction value as a multiple of revenue for the year after the date each transaction was announced, Lazard used projected revenue estimates from publicly available equity research analyst reports.

The results of the analyses were as follows:

	Transaction Value / Revenue
	Prior Year		Forward Year

Low	2.50	x	2.22	x
Mean	4.39	x	3.72	x
Median	3.98	x	3.57	x
High	8.05	x	5.96	x

The Vascular Transactions reviewed were (listed by target and acquiror):

Announcement Date	Target	Acquiror

June, 2010	ev3 Inc.	Covidien plc
May, 2010	BioSphere Medical, Inc.	Merit Medical Systems, Inc.
April, 2010	ATS Medical, Inc.	Medtronic, Inc.
January, 2010	Invatec S.p.A.	Medtronic, Inc.
May, 2009	VNUS Medical Technologies, Inc.	Covidien plc
December, 2008	Radi Medical Systems AB	St. Jude Medical, Inc.
September, 2008	CryoCath Technologies Inc.	Medtronic, Inc.
September, 2008	Datascope Corp.	Getinge AB
April, 2008	EP Medsystems, Inc.	St. Jude Medical, Inc.
February, 2008	Possis Medical, Inc.	Bayer AG
December, 2007	Boston Scientific Corporation (Venous Access Assets)	Avista Capital Partners
November, 2007	Boston Scientific Corporation (Cardiovascular Surgery Assets)	Getinge AB
July, 2007	Arrow International, Inc.	Teleflex Incorporated
July, 2007	FoxHollow Technologies, Inc.	ev3 Inc.

For each of the Vascular Transactions, Lazard calculated and, to the extent information was publicly available, compared transaction value as a multiple of revenue, in each case, for the year prior to and the year after the date that the relevant transaction was announced. As with the analyses of the High Growth Transactions, in calculating transaction value as a multiple of revenue for the year after the date each of the above transactions was announced, Lazard used projected revenue estimates from publicly available equity research analyst reports.

The results of the analyses were as follows:

	Transaction Value / Revenue
	Prior Year		Forward Year

Low	2.50	x	2.22	x
Mean	4.24	x	3.68	x
Median	3.96	x	3.65	x
High	11.13	x	7.88	x

Based on the foregoing analyses, Lazard applied revenue multiples of 3.50x to 4.75x to Micrus’s prior year revenue for the fiscal year ending March 31, 2010 and multiples of 3.00x to 4.25x to Micrus’s forward year revenue for the fiscal year ending March 31, 2011 to calculate an implied equity value per share range. Lazard used prior year revenue and forward year estimated revenue from the Micrus management projections. The results of the analyses implied an equity value per share (using a treasury stock method) range for Micrus of $19.36 to $26.09.

Although none of the selected precedent transactions or the companies party to such transactions is directly comparable to the merger or to Micrus, all of the transactions were chosen because they involve transactions that, for purposes of analysis, may be considered similar to the merger and/or involve publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Micrus.

Additional Analyses of Micrus

The analyses and data described below were presented to the board of directors for informational purposes only, and were not material to the rendering of Lazard’s opinion.

Premiums Paid Analysis

Lazard performed a premiums paid analysis based on premiums paid in certain U.S. public merger and acquisition transactions since January 2007 involving target companies in the medical device industry with a transaction value in excess of $100 million.

The implied premiums in this analysis were calculated by comparing the per share acquisition price to the target company’s (i) closing share price one-day prior to announcement, (ii) average closing share price for the one-month and three-month periods prior to announcement, and (iii) 52-week high prior to the announcement of the transaction. The median of premiums ranged from 16% to 43% and the mean of premiums ranged from 17% to 52%.

Lazard applied the median premiums from these transactions to the corresponding share price for Micrus as of July 8, 2010. The results of the analyses implied an equity value per share range for Micrus of $26.01 to $29.01.

Lazard also applied the median premiums from these transactions to the corresponding share price for Micrus as of May 28, 2010. The results of the analyses implied an equity value per share range for Micrus of $23.31 to $27.72. Lazard viewed May 28, 2010 as a significant date in its analysis because on the following business day ev3 Inc., a competitor of Micrus, announced its agreement to be acquired, and thereafter Micrus’s share price increased relative to applicable medical device peer group indices and broader market indices as a whole. Lazard believed such increase resulted from market perceptions that, given the ev3 Inc. acquisition, Micrus may soon be an acquisition target.

52-Week Trading Range

Lazard reviewed the historical price performance (and trading volume) of Micrus’s common stock for the 52-week period ending as of July 9, 2010. During this period, the intraday trading price of Micrus common stock ranged from approximately $7.80 per share to $22.50 per share. Lazard also reviewed the historical price performance of Micrus’s common stock for incremental periods, including periods of one, two, three, six, nine and twelve months ending as of July 9, 2010. The use of the incremental time periods is designed to capture the progression of Micrus’s share price and isolate the effects of specific corporate or other events on share price performance. The following table sets forth the results of these analyses.

Weighted Average
Periods Ending July 9, 2010	Price of Micrus

1 month period	$21.22
2 month period	$20.20
3 month period	$20.01
6 month period	$19.74
9 month period	$18.62
12 month period	$17.13

Analyst Target Price

Lazard reviewed the most recent Wall Street research equity analyst per share target prices for Micrus common stock, which ranged from $21.50 to $25.00 per share.

Miscellaneous

Lazard prepared these analyses for purposes of providing its opinion to the Micrus board of directors as to the fairness from a financial point of view to the holders of the outstanding shares of Micrus common stock (other than with respect to shares owned by Micrus as treasury stock, shares owned by Parent or Merger Sub and shares for which appraisal rights have been properly exercised and perfected under the DGCL) of the per share merger consideration. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Micrus, Lazard or any other person assumes responsibility if future results are materially different from those forecast. As described above, Lazard’s opinion to the Micrus board of directors was one of many factors taken into consideration by the Micrus board of directors in making its determination to approve the merger agreement. The per share merger consideration was determined through arms’-length negotiations between Micrus and Parent and was approved by the Micrus board of directors. Lazard provided advice to Micrus during these negotiations. Lazard did not, however, recommend any specific amount of consideration to Micrus or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the ordinary course of their respective business, Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of Micrus and/or Parent for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Lazard and/or LFCM Holdings LLC may in the future provide investment banking services to the combined company and would expect to receive customary fees.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to Micrus because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with Micrus. Pursuant to a letter agreement dated March 1, 2010, Micrus engaged Lazard to act as its sole financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, Micrus has agreed to pay Lazard a fee of 1.35% of the aggregate consideration to be paid in the transaction, or approximately $5.8 million. $1.0 million of that fee became payable upon Lazard’s rendering of its opinion and the remainder of the fee shall be payable upon the consummation of the merger. In addition, Micrus has agreed to reimburse Lazard’s reasonable expenses, including expenses of legal counsel, in connection with this engagement and to indemnify Lazard and related persons against various liabilities, including certain liabilities under the U.S. federal securities laws.

As described above, the opinion of Lazard was one of many factors taken into consideration by the Micrus board of directors in making the determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Micrus board of directors.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the Micrus board of directors, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders. Micrus’s board of directors was aware of these interests and considered them, among other matters, in making their recommendation.

The interests related to or arise from, among other things:

•	the accelerated vesting of stock options, and the cancellation of such awards in exchange for the right to receive cash, upon the completion of the merger;

•	the potential receipt of severance payments or retention payments by executive officers;

•	the continuation for a period of twelve months following the closing of the merger of certain compensation and benefits to employees of the Company and its subsidiaries who are primarily employed in the United States who remain in the employment of the surviving corporation, pursuant to the merger agreement; and

•	the fact that, with respect to pre-merger acts and omissions, Parent will and the surviving corporation will continue to provide indemnification, advancement of expenses and directors’ and officers’ insurance coverage to current and former directors and officers of the Company after the merger.

These interests are described below. The dates used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Equity Awards

Our directors and executive officers hold stock options that vest solely based on the passage of time. As described under “The Merger Agreement — Treatment of Stock Options,” each stock option that has a per share exercise price lower than the per share merger consideration that remains outstanding as of immediately prior to the merger, whether or not vested or exercisable, will be automatically converted into the right to receive an amount in cash (less applicable withholding) equal to the product of (x) the number of shares of our common stock that would have been issuable upon exercise of such stock option immediately prior to the effective time of the merger and (y) the excess of $23.40 over the per share exercise price of such Company stock option.

The following table summarizes the unvested and vested stock options held by our directors and executive officers that will be outstanding as of the date of the merger, and the consideration that each director and executive officer will receive pursuant to the merger agreement with respect to such options, based on stock options outstanding as of July 22, 2010 and assuming for these purposes that the merger occurs on September 30, 2010 and that no such stock options are exercised between July 22, 2010 and the closing of the Merger.

			Number of
	Number of	Value of	Shares	Value of
	Shares	Unvested	Underlying	Unexercised
	Underlying	Stock	Unexercised	Vested Stock
	Unvested	Options (Net of	Vested	Options (Net of
	Stock	Per Share	Stock	Per Share
Director or Executive Officer	Options	Exercise Price)	Options	Exercise Price)

Non-Executive Directors
Michael L. Eagle	—	—	55,000	$406,900
Fred Holubow	—	—	72,109	786,301
L. Nelson Hopkins, M.D.	—	—	40,526	333,006
Francis J. Shammo	—	—	71,110	701,582
Jeffrey H. Thiel	—	—	64,910	666,547
Gregory H. Wolf	—	—	10,000	105,600

			Number of
	Number of	Value of	Shares	Value of
	Shares	Unvested	Underlying	Unexercised
	Underlying	Stock	Unexercised	Vested Stock
	Unvested	Options (Net of	Vested	Options (Net of
	Stock	Per Share	Stock	Per Share
Director or Executive Officer	Options	Exercise Price)	Options	Exercise Price)

Executive Officers
Carolyn M. Bruguera	32,712	$365,724	107,288	$1,163,476
Robert C. Colloton	29,171	346,542	201,939	2,989,788
R. Michael Crompton	35,002	429,421	94,998	1,000,479
John T. Kilcoyne	56,669	699,936	409,551	6,790,075
Edward F. Ruppel, Jr.	60,683	606,611	112,926	1,353,328
Gordon Sangster	46,253	517,323	58,747	514,127
Richard J. Snyder	30,419	368,600	84,581	827,550
Robert A. Stern	44,170	503,203	297,955	4,222,224

Executive Employment Agreements

Severance Agreements

Robert A. Stern, the Company’s President and Chief Operating Officer, is currently party to a letter agreement with the Company, dated as of November 5, 2003 and amended on December 12, 2008, that entitles him to severance payments equal to his base salary as in effect on the termination date for twelve months following (i) termination of employment by the Company other than for cause, death or disability or by the executive officer for good reason within twelve months after a change in control of the Company (referred to in this proxy statement as Change in Control Termination) or (ii) termination of employment by the Company other than for cause, death or disability that does not occur within twelve months after a change in control of the Company. The severance benefits set forth in Mr. Stern’s letter agreement may be subject to reduction if Mr. Stern becomes an employee of another entity or engages in full-time consulting for one or more entities during the one-year period following termination of employment.

Carolyn M. Bruguera, the Company’s Vice President and General Counsel is currently party to a letter agreement with the Company, dated as of November 1, 2005 and amended on December 12, 2008, that entitles her to severance payments equal to her base salary as in effect on the termination date for six months following (i) a Change in Control Termination or (ii) termination of employment by the Company other than for cause, death or disability that does not occur within twelve months after a change in control of the Company.

In connection with the execution of the merger agreement, the Micrus board of directors approved and the Company entered into letter agreements, dated as of July 10, 2010, with R. Michael Crompton, the Company’s Vice President Regulatory/Clinical Affairs & Quality; Edward F. Ruppel, Jr., the Company’s Senior Vice President and Corporate Compliance Officer; Gordon Sangster, the Company’s Chief Financial Officer; and Richard J. Snyder, the Company’s Vice President, Human Resources, amending and supplementing each such executive officer’s offer letter with the Company to provide for severance payments to such executive officers under the circumstances described below (referred to in this proxy statement as New Severance Agreements).

The New Severance Agreements entitle the applicable executive officer to severance payments equal to such executive officer’s base salary as in effect on the termination date for six months following (i) a Change in Control Termination or (ii) termination of employment by the Company other than for cause, death or permanent disability that does not occur within twelve months after a change in control of the Company.

The Company also entered into letter agreements, dated as of July 10, 2010, with John T. Kilcoyne, the Company’s Chief Executive Officer, and Robert C. Colloton, the Company’s Vice President Global Sales and Marketing (referred to in this proxy statement as Amended Severance Agreements and together with the New

Severance Agreements, the Severance Agreements), amending their existing offer letters with the Company. Their existing offer letters had provided for payment of six months’ worth of severance under specified conditions. The Amended Severance Agreements provide Mr. Colloton and Mr. Kilcoyne with severance rights consistent with those granted under the New Severance Agreements.

The severance benefits set forth in the letter agreements with each of Mr. Stern and Ms. Bruguera and the Severance Agreements are conditioned upon the applicable executive officer executing a release of claims provided by the Company.

Retention Agreements

In connection with the execution of the merger agreement, and as a condition to the willingness of Parent and Merger sub to enter into the merger agreement, the Micrus board of directors approved, and concurrently with the execution of the merger agreement the Company entered into, agreements with Mr. Kilcoyne, Mr. Colloton, Mr. Crompton, Mr. Ruppel, Jr., Mr. Sangster, Mr. Snyder, Mr. Stern, and Ms. Bruguera (referred to in this proxy statement as the Retention Agreements). Under the Retention Agreements, in exchange for agreeing to limit the circumstances under which he or she may terminate employment for good reason on and after the closing of the merger and receive severance, each such executive officer is entitled to retention payments (referred to in this proxy statement as the Retention Bonuses) equal to such employee’s base salary for six months, payable over a six-month period (or, in the case of Mr. Stern, twelve months, payable over a twelve-month period), provided that he or she remains an active, full-time employee of the Company or its affiliates for the twelve-month period following the closing of the merger. Under the Retention Agreements, each such executive officer is only entitled to severance payments in the event that his or her employment is terminated by the Company other than for cause, death or permanent disability or by such executive officer for good reason (as limited by the Retention Agreements) within twelve months after the closing of the merger. The Retention Agreements also provide that if an executive officer becomes entitled to payment of the Retention Bonus, such executive officer will not be entitled to any severance payments or benefits under any employment or other agreement and that no stock option, restricted stock unit or other equity-based or equity-related award granted to him or her on or after the closing will be subject to accelerated vesting in connection with a termination of employment. The Retention Bonuses are conditioned upon the applicable executive officer executing a general waiver and release of claims provided by the Company. The Retention Agreements provide that they will be null and void if the merger agreement is terminated prior to the closing of the merger.

The completion of the merger will constitute a change in control under each of the Severance Agreements and Retention Agreements. Based on compensation and benefit levels as of July 22, 2010, and assuming that the merger is consummated on September 30, 2010, and that each executive officer either (i) experiences a qualifying termination of employment at that time or (ii) remains an active full-time employee of the Company or its affiliates for the twelve-month period following the closing of the merger, the executive officers will be entitled to receive the following cash severance or retention payments under their Retention Agreements.

Cash Severance or
Executive Officer	Retention Payment

John T. Kilcoyne	$227,065
Carolyn M. Bruguera	153,831
Robert C. Colloton	151,178
R. Michael Crompton	144,612
Edward F. Ruppel, Jr.	157,544
Gordon Sangster	151,410
Richard J. Snyder	104,769
Robert A. Stern	397,689

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the merger agreement, from and after the effective time of the merger, Parent has agreed to, and to cause the surviving corporation to, assume all obligations existing in favor of the current or former directors or officers of the Company or any of its subsidiaries with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger as provided in the certificate of incorporation or bylaws of the Company or any indemnification agreement between an indemnified party and the Company or any of its subsidiaries. The certificate of incorporation and bylaws of the surviving corporation will contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company as amended, restated and in effect on the date of the merger agreement, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the indemnified parties, unless such modification is required by law.

Parent has agreed to obtain, at the effective time of the merger, a prepaid (or tail) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the effective time of the merger for six (6) years from the effective time of the merger, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of the Company’s current policy; provided, that, Parent shall not be obligated to pay more than $700,000 in the aggregate in satisfying such obligation. In the event such a policy cannot be obtained for $700,000 or less, Parent has agreed to obtain as much coverage for not less than six (6) years from the effective time of the merger as may be obtained for such $700,000 in the aggregate.

Employee Matters

The merger agreement provides that, for a period of 12 months following the effective time of the merger, Parent agrees to (i) provide, or cause its subsidiaries to provide, to employees of the Company and its subsidiaries who are primarily employed in the United States (referred to in this proxy statement as US Employees) who remain in the employment of the surviving corporation base salary or hourly wage rates that, on an individual-by-individual basis, are not less than those provided to such US Employees immediately prior to the effective time of the merger and (ii) either (A) maintain, or cause its subsidiaries to maintain, the material benefit plans of the Company (excluding any equity-based compensation) at the benefit levels in effect immediately prior to the effective time of the merger, or (B) provide, or cause its subsidiaries to provide, employee benefits (excluding any equity-based compensation, defined benefit pensions or retiree medical benefits) that are no less favorable to each US Employee, in the aggregate, than those in effect for such US Employee immediately prior to the effective time of the merger.

Parent will, or will cause the surviving corporation to, recognize the service of each US Employee as if such service had been performed with Parent (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility under Parent’s 401(k) retirement plan, (iii) for purposes of eligibility for vacation under Parent’s vacation program, (iv) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and (v) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan, in each case, solely to the extent that Parent makes such plan or program available to such employees of the surviving corporation and not in any case where credit would result in duplication of benefits, but not for purposes of any other employee benefit plan of Parent. Parent will, or will cause the surviving corporation to, (A) reduce any period of limitation on health benefits coverage of US Employees due to pre-existing conditions (or actively at work or similar requirements) under the applicable health benefits plan of Parent or an affiliate of Parent by the number of days of an individual’s “creditable coverage,” to the extent required by Section 701 of ERISA, (B) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such US Employees to the extent such eligibility waiting periods or evidence of insurability requirements were waived with respect to the US Employees under the Company’s benefits plans and (C) credit each US Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the closing date of the merger during the year in which the closing occurs.

Parent will cause to be provided to employees of the Company and its subsidiaries who are primarily employed outside the United States with employee benefits in accordance with applicable law.

The merger agreement further provides that no provision of the merger agreement will (i) create any right in any employee of the Company to continued employment by Parent, the surviving corporation or any affiliate of Parent, or preclude the ability of Parent, the Company, the surviving corporation or any respective subsidiary thereof, to terminate the employment of any employee for any reason or (ii) require Parent or the surviving corporation to continue any benefit plan or prevent the amendment, modification, or termination thereof after the date of the closing of the merger. The merger agreement also provides that the employee benefit matters provision of the merger agreement described above will be binding upon and will inure solely to the benefit of the parties to the merger agreement.

For an additional discussion of employee benefits, see “The Merger Agreement — Employee Matters.”

Micrus 2005 Employee Stock Purchase Plan

As described under “The Merger Agreement — 2005 Employee Stock Purchase Plan,” Micrus will terminate the Micrus 2005 Employee Stock Purchase Plan prior to the effective time of the merger.

Delisting and Deregistration of Micrus Common Stock

If the merger is completed, Micrus common stock will be delisted from the NASDAQ and will be deregistered under the Exchange Act.

Certain Relationships Between Micrus and Parent

On March 2, 2010, Micrus and Codman entered into a confidentiality agreement with respect to confidential and proprietary information of Micrus made available to Codman for the purpose of evaluating a potential transaction.

Other than the agreements discussed above, there are no present or proposed material agreements, arrangements, understandings or relationships between Micrus or any of its executive officers, directors, controlling persons or subsidiaries, on the one hand, and Parent, Merger Sub or any of their respective executive officers, directors, controlling persons or subsidiaries, on the other hand, other than the merger agreement or with respect to the merger agreement, other than the severance and retention agreements described in “ — Interests of Micrus’s Directors and Executive Officers in the Merger.” Parent and its subsidiaries do not own any shares of Micrus common stock.

Appraisal Rights

In connection with the merger, record holders of Micrus common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL (referred to in this section of the proxy statement as Section 262), as a result of completion of the merger, holders of shares of Micrus common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. Micrus is required to send a notice to that effect to each stockholder not less than 20 days prior to the annual meeting. This proxy statement constitutes that notice to you.

Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions.

A stockholder who desires to exercise appraisal rights must (a) not vote in favor of the adoption of the merger agreement and (b) deliver a written demand for appraisal of the stockholder’s shares to the Corporate Secretary of Micrus before the vote on the merger agreement at the meeting.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the merger agreement at the meeting. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Micrus of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Micrus Endovascular Corporation, 821 Fox Lane, San Jose, California 95131, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by Micrus prior to the meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of common stock in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. You will receive no further notices from the surviving corporation regarding your appraisal rights after such notice that the merger has become effective. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Micrus common stock within the time prescribed in Section 262. Within 120 days after the effective time of the merger, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner of the stock for which a demand for appraisal has been properly made, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value.

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal and to accept the cash to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the merger consideration as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, of which a copy of the text is attached hereto as Annex C. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

Merger Financing; Sources of Funds

Parent has represented in the merger agreement that it has, and as of the closing will have, sufficient immediately available funds to pay when due the aggregate merger consideration and to pay when due all of its fees and expenses related to the transactions contemplated by the merger agreement. The receipt of financing by Parent is not a condition to the obligations of either party to complete the merger under the terms of the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to our stockholders who hold our common stock as a “capital asset” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, and whose shares are converted into the right to receive cash in the merger. This summary is based upon United States federal income tax law in effect on the date hereof, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to investors that hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations. Stockholders are urged to consult their tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of our common stock who is, for United States federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation created in, or organized under the laws of, the United States or any state or political subdivision thereof, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

A “non-U.S. holder” is a beneficial owner of our common stock who is not a “U.S. holder” and is not an entity that is treated as a partnership for United States federal income tax purposes.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Stockholders who are partners of a partnership holding our common stock are urged to consult their tax advisors regarding the tax consequences of the merger.

U.S. Holders

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged. Such gain or loss generally will be long-term provided that at the time of completion of the merger, the shares were held by the stockholder for more than one year. The deductibility of a capital loss may be subject to limitations.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to United States federal income tax on gain realized on the receipt of cash pursuant to the merger provided that (1) the gain is not effectively connected with the conduct of a trade or business within the United States, or if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the United States; and (2) in the case of a non-U.S. holder that is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the merger.

Backup Withholding and Information Reporting

Under the U.S. backup withholding tax rules, unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of all payments to which a holder of our common stock is entitled in connection with the merger unless, in the case of a U.S. holder, the holder provides its taxpayer identification number (generally, its social security number in the case of an individual or its employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. U.S. holders should complete, sign and return to the exchange agent Internal Revenue Service Form W-9 (or substitute form) or otherwise establish an exception in a manner satisfactory to the exchange agent in order to avoid backup withholding. Non-U.S. holders should complete, sign and return to the exchange agent the appropriate Internal Revenue Service Form W-8 or otherwise establish an exception in a manner satisfactory to the exchange agent in order to avoid backup withholding. Backup withholding is not an additional tax. In general, any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that the holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received pursuant to the merger will also be subject to information reporting, unless an exemption applies. Please see the instructions in the letter of transmittal for more details regarding compliance with the United States backup withholding tax rules.

Regulatory Matters

United States Antitrust Laws

The merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act (referred to in this proxy statement as HSR Act). Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notifications have been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission, referred to in this proxy statement as the DOJ and FTC respectively, and until a statutory 30-day waiting period has expired or been terminated. If the reviewing agency issues a formal request for additional information and documentary material, the parties may not complete the merger until 30 days after both parties substantially comply with the request, unless this second waiting period is terminated earlier by the reviewing agency. Micrus filed the required notification under the HSR Act on July 23, 2010 with both the DOJ and the FTC. Parent separately filed the required notification under the HSR Act on July 23, 2010 with both the DOJ and the FTC.

At any time before or after completion of the merger, the DOJ or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin completion of the merger. Private parties also could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances.

In addition, the merger may be reviewed by the attorneys general in the various states in which Parent and Micrus operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove of the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not file an antitrust action to challenge the merger.

Foreign Antitrust Laws

In addition to the antitrust regulatory clearances described above, clearances from other governmental agencies are required prior to the completion of the merger. Filings have been made (or will be promptly made) with the relevant antitrust authorities in Austria, Italy, Spain and the United Kingdom. Such governmental authorities could take action under applicable antitrust laws, including prohibiting the completion of the merger.

There is no assurance that Micrus and Parent will obtain all required regulatory approvals.

Other than the filings described above, neither Micrus nor Parent is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any additional approval or action is needed, however, Micrus or Parent may not be able to obtain it, as is the case with respect to the other necessary approvals. Even if Micrus and Parent obtain all necessary approvals, and the merger agreement is adopted by Micrus stockholders, conditions may be placed on any such approval that could cause Parent to abandon the merger.

Litigation Relating to the Merger

On July 13, 2010, an alleged stockholder filed a putative class action entitled Robert Sauser v. Micrus Endovascular Corporation et al., Case No. 110-CV-176769, in the Superior Court of the State of California, Santa Clara County. The defendants are Micrus and the members of our board of directors. The complaint alleges that the individual defendants breached their fiduciary duties to Micrus stockholders in connection with the merger agreement and the transactions contemplated thereby. Specifically, the complaint alleges, among other things, that the proposed transaction arises out of a flawed process, that the individual defendants engaged in self-dealing in relation to the merger agreement, which resulted in a failure to maximize stockholder value. The suit further alleges that Micrus aided and abetted the individual defendants’ breaches of fiduciary duties and that the consideration offered in the merger does not fairly reflect Micrus’s true value. The plaintiff seeks, among other things, an order enjoining the consummation of the merger, attorneys’ fees and costs.

On July 19, 2010, an alleged stockholder filed a putative class action entitled Claire Houston v. John Kilcoyne et al., Case No. 110-CV-177667, in the Superior Court of the State of California, Santa Clara County. The defendants are Micrus and the members of our board of directors (together with Micrus, the Micrus Defendants), Johnson & Johnson and Cope Acquisition Corp. (a wholly owned subsidiary of Johnson & Johnson, and together with Johnson & Johnson, the J&J Defendants). This action alleges that the individual defendants breached their fiduciary duties to our stockholders in connection with the merger. Specifically, the complaint alleges, among other things, that the proposed transaction arises out of a flawed process, that the individual defendants failed to maximize shareholder value and that the consideration offered in the merger is inadequate and does not fairly reflect our true value. The plaintiff also alleges that the individual defendants agreed to no-solicitation and termination provisions in the merger agreement in violation of our board’s fiduciary duties. The suit further alleges that we and the J&J Defendants aided and abetted the individual defendants’ breaches of fiduciary duties. The plaintiff seeks, among other things, an order enjoining the Micrus Defendants and the J&J Defendants from consummating the merger, damages in the event the merger is consummated prior to the court’s entry of a final judgment, and attorneys’ fees and costs.

We believe that the lawsuits are wholly without merit and intend to defend vigorously against them. However, because the litigation is in the early stages, we cannot predict the outcome at this time, and we cannot be assured that the actions will not delay the consummation of the merger or result in substantial costs; even a meritless lawsuit may potentially delay consummation of the merger.

Required Vote for Adoption of the Merger

The approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Micrus common stock entitled to vote. The approval and adoption of the merger agreement is a condition to the closing of the merger.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement, and is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that contains the terms and conditions of the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Micrus. Such information can be found elsewhere in this document and in the public filings that Micrus makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov.

The representations and warranties and covenants relating to conduct of Micrus’s business described below and included in the merger agreement were made by Micrus to Parent and Merger Sub and, in the case of representations and warranties, by Parent and Merger Sub to Micrus. These representations and warranties were made as of specific dates and such representations and warranties, as well as the covenants relating to the conduct of the business, are in some cases subject to important exceptions, limitations and supplemental information contained in the confidential disclosure schedule that Micrus provided to Parent and Merger Sub in connection with the signing of the merger agreement, and are additionally subject to contractual standards of materiality that may be different from those generally applicable under U.S. federal securities laws. In addition, the representations and warranties and covenants relating to conduct of the business may have been included in the merger agreement for the purpose of allocating risk between Parent and Micrus, rather than to establish matters as facts. While Micrus does not believe that its disclosure schedule contains information that the securities laws require it to disclose, other than information that has already been so disclosed, its disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties and covenants relating to conduct of the business set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties and covenants relating to conduct of the business as characterizations of the actual state of facts, since the representations and warranties and covenants relating to conduct of the business are subject, in important part, to Micrus’s disclosure schedule. Micrus’s disclosure schedule contains information that has been included in its prior public disclosures, as well as additional non-public information. Information concerning the subject matter of Micrus’s representations and warranties and covenants relating to conduct of the business may have changed since the date of the merger agreement, and subsequent information may or may not be fully reflected in its public disclosures.

Structure of the Merger

If all the conditions to the merger are satisfied or, to the extent permitted by law, waived in accordance with the merger agreement, Merger Sub will merge with and into Micrus, with Micrus continuing as the surviving corporation and as a wholly owned subsidiary of Parent. The effective time of the merger is sometimes referred to in this proxy statement as the effective time.

Completion and Effectiveness of the Merger

The closing of the merger will take place on the third business day following the satisfaction or, to the extent permitted by law, waiver of the conditions to closing set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions at such time). Parent, Merger Sub and the Company shall cause an appropriate certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The merger will become effective at the time the certificate of merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the certificate of merger.

Merger Consideration

At the effective time, each share of Micrus common stock issued and outstanding immediately prior to the effective time (other than shares owned by Micrus owned as treasury stock and any shares owned by Parent or Merger Sub and shares for which appraisal rights have been properly exercised and perfected under the DGCL), will automatically be canceled and converted into the right to receive $23.40 in cash, without interest and less any applicable withholding taxes.

Treatment of Stock Options

Subject to consummation of the merger, immediately prior to the effective time of the merger, each outstanding option to purchase shares of Micrus common stock, whether or not vested or exercisable, will be accelerated in full, and at the effective time of the merger, each outstanding option will be cancelled and each such option that has a per share exercise price lower than the per share merger consideration will be automatically converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the product obtained by multiplying (x) the number of shares of common stock that would have been issuable upon exercise of such option immediately prior to the effective time of the merger by (y) the excess of $23.40 over the per share exercise price of such Company stock option.

2005 Employee Stock Purchase Plan

The Company’s 2005 Employee Stock Purchase Plan (referred to in this proxy statement as the Purchase Plan) will continue to be operated in accordance with its terms and past practice for the current Purchase Period (as defined in the Purchase Plan) (referred to in this proxy statement as the Purchase Period). The Company will suspend the commencement of any future Purchase Periods under the Purchase Plan unless and until the merger agreement is terminated and will terminate the Purchase Plan as of the closing date of the merger. If the closing of the merger is expected to occur prior to the end of the current Purchase Period, the Company will take action to provide for an earlier Purchase Date (as defined in the Purchase Plan) in accordance with the terms of the Purchase Plan. Such earlier Purchase Date will be as close to the closing date of the merger as is administratively practicable, and the Company will notify each participant in writing at least 10 days prior to the earlier Purchase Date of the earlier Purchase Date, the new Purchase Price (as defined in the Purchase Plan) and that his or her options will be exercised automatically on the earlier Purchase Date unless he or she has withdrawn from the Purchase Period in accordance with the Purchase Plan.

Exchange of Stock Certificates

Parent will designate a paying agent for the purpose of paying the merger consideration to Micrus stockholders. At or prior to the effective time, Parent will deliver, in trust, an amount sufficient to pay the merger consideration to holders of Micrus common stock (other than Micrus and its subsidiaries and Parent and its subsidiaries and holders who have properly exercised appraisal rights under Delaware law). Promptly after the effective time, Parent will cause the paying agent to mail to each holder of record of Micrus common stock whose shares were converted into the right to receive merger consideration a letter of transmittal and instructions for use in effecting the surrender of such holder’s certificates representing shares of Micrus common stock or the transfer of book entry shares in exchange for the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes, payable with respect to such shares. Those holders of Micrus common stock who properly surrender their certificates representing shares of Micrus common stock or transfer their book entry shares in accordance with the paying agent’s instructions will receive an amount equal to the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes, multiplied by the number of shares of Micrus common stock represented by each such certificate or book entry immediately prior to the effective time. After the effective time of the merger, subject to applicable appraisal rights under the DGCL, each certificate formerly representing shares of Micrus common stock that has not been surrendered will represent only the right to receive the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes, multiplied by the number of shares of Micrus common stock represented by such certificate immediately prior to the effective time.

You should not send your Micrus common stock certificates to the paying agent until you have received the transmittal materials from the paying agent. Do not return your Micrus common stock certificates with the attached proxy, and do not forward your stock certificates to the paying agent without a letter of transmittal.

If you hold your shares in book-entry form — that is, without a stock certificate — unless you do not vote in favor of the merger and you properly perfect your appraisal rights under the DGCL, the paying agent will automatically send you the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes, in exchange for the cancellation of your shares of Micrus common stock after completion of the merger, provided that you comply with applicable tax certification requirements. If your shares of Micrus common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares and receive cash for those shares.

Transfers of Ownership and Lost Stock Certificates

At and after the effective time, there will be no transfers on the stock transfer books of the Company of the shares of Micrus common stock that were outstanding immediately prior to the effective time.

If a certificate representing Micrus common stock is lost, stolen or destroyed, the holder of such certificate will be required to deliver an affidavit and may be required by Parent to post a bond as indemnity against any claim that may be made with respect to such certificate prior to receiving the per share merger consideration of $23.40 in cash, without interest and less any applicable withholding taxes.

Conclusion of Exchange Period; Unclaimed Merger Consideration

Any portion of the merger consideration that remains unclaimed by the applicable former holders of Micrus common stock one year after the effective time will be delivered to the surviving corporation. Thereafter, a holder of Micrus common stock must look only to the surviving corporation for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Any portion of the merger consideration remaining unclaimed by holders of Micrus common stock as of the date that is immediately prior to such time as such amount would otherwise escheat to or become property of any governmental entity will, to the extent permitted by law, become the property of the surviving corporation. Parent, the surviving corporation and the paying agent will not be liable to any holder of shares of Micrus common stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Corporate Governance Matters

Certificate of Incorporation and Bylaws of the Surviving Corporation

At the effective time, the Amended and Restated Certificate of Incorporation of Micrus, which is referred to in this proxy statement as the certificate of incorporation, shall, by virtue of the merger, be amended and restated to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time, except that all references to Merger Sub shall be deemed to be references to the surviving corporation. Such certificate of incorporation, as amended and restated, will be the articles of incorporation of the surviving corporation until thereafter changed or amended as provided therein or by applicable law. The bylaws of Merger Sub in effect immediately prior to the effective time shall be the bylaws of the surviving corporation, except that all references to Merger Sub shall be deemed to be references to the surviving corporation, until thereafter changed or amended as provided therein or by applicable law.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of Merger Sub immediately prior to the effective time shall continue as the officers of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by Micrus relating to, among other things, the following:

•	due organization, valid existence, qualification or licensing, good standing, corporate power and authority, and organizational documents;

•	capitalization and outstanding stock options;

•	corporate power and authority to enter into, and perform its obligations under, the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the Micrus board of directors, recommendation of the Micrus board of directors that Micrus stockholders vote to adopt the merger agreement and the vote required for the approval and adoption of the merger agreement by Micrus stockholders;

•	the absence of conflicts between the execution, delivery or performance of the merger agreement and Micrus’s or its subsidiaries’ organizational documents, any applicable law or any of Micrus’s contracts;

•	required governmental filings and approvals;

•	filings with the SEC and internal controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes since March 31, 2010;

•	material contracts of Micrus and its subsidiaries;

•	employee benefit plan matters;

•	the absence of material litigation;

•	compliance with applicable laws and possession of material permits;

•	intellectual property rights;

•	tax matters;

•	real property and tangible assets;

•	environmental laws;

•	labor matters;

•	our engagement and payment of fees for accountants, brokers, financial advisor and legal counsel in connection with the merger;

•	regulatory compliance;

•	the accuracy of information contained in this proxy statement and compliance with SEC rules and regulations;

•	certain interested party transactions;

•	receipt of the fairness opinion from Lazard Frères & Co. LLC;

•	the applicability of state takeover statutes;

•	relationships with suppliers, customers and distributors; and

•	insurance.

The merger agreement also contains representations and warranties made by each of Parent and Merger Sub relating to, among other things, the following:

•	due organization, valid existence, qualification or licensing, good standing, corporate power and authority, and organizational documents;

•	corporate power and authority to enter into, and perform obligations under, the merger agreement, enforceability of the merger agreement;

•	the absence of conflicts between the execution, delivery or performance of the merger agreement and Parent’s and Merger Sub’s organizational documents, any applicable law or any of Parent’s or Parent’s subsidiaries’ contracts;

•	required governmental filings and approvals;

•	operations of Merger Sub;

•	the absence of ownership of Micrus common stock;

•	accuracy of information supplied by Parent or Merger Sub for inclusion in this proxy statement;

•	Parent’s ability to pay the aggregate merger consideration; and

•	diligence investigation by Parent and Merger Sub.

Certain of the representations and warranties of Micrus and of Parent and Merger Sub are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to Micrus, any change, effect, event, occurrence, circumstance or development that, individually or in the aggregate, has resulted or would reasonably be expected to result in any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. In determining whether a material adverse effect on Micrus has occurred, none of the following shall be considered:

•	conditions or changes in the industries and markets in which Micrus and its subsidiaries operate;

•	conditions or changes in the United States or the global economy;

•	conditions or changes in the United States securities markets;

•	changes in generally accepted accounting practices, which are referred to in this proxy statement as GAAP, in the interpretation of GAAP or in the accounting rules or regulations of the SEC;

•	natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof;

•	any changes in laws applicable to Micrus;

•	any litigation brought or threatened by stockholders of either Parent or the Company asserting allegations of breach of fiduciary duty or violations of securities laws in connection with this proxy statement or otherwise in connection with the merger agreement;

•	the execution or announcement of the merger agreement; or

•	any effect resulting from or arising in connection with any decrease in the market price or trading volume of Micrus common stock or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (any of the underlying causes contributing to any such decreases or failures shall not be excluded).

However, the exceptions in the first 6 bullet points in the preceding list will not apply so long as any such event has or would reasonably be expected to have a disproportionate effect on the Company relative to other companies in the same industry as the Company.

For purposes of the merger agreement, “material adverse effect” means, with respect to Parent, any change, effect, event, occurrence, circumstance or development that, individually or in the aggregate, would reasonably be expected to prevent or materially impede, interfere with, hinder or delay Parent’s or Merger Sub’s ability to consummate the merger or any of the other transactions contemplated by the merger agreement.

The representations and warranties of Micrus are subject to information disclosed in the confidential disclosure schedules delivered by Micrus to Parent and Merger Sub. In addition, the representations and warranties of Micrus are subject to information in Micrus’s SEC filings filed with the SEC prior to the date of the merger agreement, excluding information contained under the caption “Risk Factors” and any other disclosures therein of risks that are predictive or forward-looking in nature.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants Relating to Conduct of Business

Micrus has agreed that, until the effective time or the termination of the merger agreement, except as required by applicable law, with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as contemplated or permitted by the merger agreement or as set forth in the Micrus disclosure schedule, the business of Micrus and its subsidiaries will be conducted in the ordinary and usual course of business in all material respects consistent with past practice and Micrus will and will cause its subsidiaries to use commercially reasonable efforts to preserve intact their business organization and maintain their relationships with customers, suppliers and others having business dealings with them. In addition, except as required by applicable law, with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as contemplated or permitted by the merger agreement or as set forth in the Micrus disclosure schedule, Micrus has agreed that it will not, and will not permit any of its subsidiaries to:

•	amend its organizational documents;

•	issue, deliver, sell, dispose of, pledge, grant any rights in respect of or otherwise encumber, any shares of capital stock or other securities of the Company or any of its subsidiaries, except for Micrus common stock to be issued or delivered pursuant to Company stock options or the Purchase Plan;

•	redeem, purchase or otherwise acquire any securities of Micrus or its subsidiaries;

•	split, combine, subdivide or reclassify any Micrus common stock or declare, set aside for payment or pay any dividend or other distribution in respect of any securities of the Company or any of its subsidiaries or otherwise make any payments to stockholders in their capacity as such, other than distributions to the Company from wholly owned subsidiaries;

•	adopt a plan of, or engage in, any merger, partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

•	acquire any businesses, equity interests or assets with a purchase price of more than $250,000 individually or $500,000 in the aggregate, other than purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice and except for new capital expenditures (subject to the limitations described below);

•	sell, lease, license, mortgage, sell and lease back or otherwise encumber or dispose of any assets or property or interests therein, other than sales of inventory, used or obsolete equipment or scrap materials in the ordinary course of business consistent with past practice;

•	make any capital expenditures or other expenditures of more than $350,000 individually or $1 million in the aggregate;

•	incur any indebtedness for borrowed money, guarantee any such indebtedness or make any material loans, advances, capital contributions or investments, other than to Micrus or its wholly owned subsidiaries or to employees for travel expenses or other expenses in the ordinary course of business consistent with past practice;

•	except as required by the terms of any Micrus benefit plan or benefit agreement:

•	increase the compensation or benefits of, or pay any bonus to, any current or former director, officer, employee or consultant;

•	grant any change of control, severance, retention or termination compensation or benefits to any current or former director, officer, employee or consultant or increase any such compensation or benefits;

•	enter into, amend or terminate any benefit agreement;

•	establish, adopt, enter into, amend or terminate any collective bargaining agreement or benefit plan;

•	accelerate the timing of payment or vesting of any rights or benefits or make any material determination under any benefit plan or benefit agreement;

•	pay any amounts or benefits under, or grant any awards under any bonus, incentive, performance or other compensation or benefit plan or arrangement, including granting stock options or other equity based awards or removing or modifying any restrictions in any benefit plan, agreement or award; or

•	take any action to fund or secure the payment of compensation or benefits under any benefit plan or benefit agreement, employee contract or arrangement;

•	change in any material respect Micrus’s financial accounting methods unless required by GAAP or applicable law;

•	change its source of supply for certain products;

•	enter into certain material contracts;

•	enter into any contract granting distribution rights to a third party;

•	enter into any material contract outside the ordinary course of business or inconsistent with past practice;

•	modify, amend or terminate any contract or waive, release or assign or fail to exercise or pursue any material rights or claims under such contract, which if so modified, amended, terminated, waived, released, assigned or not exercised or pursued would reasonably be expected to adversely affect the Company and its subsidiaries in any material respect when viewed in the aggregate, impair in any material respect our ability to perform our obligations under the merger agreement or prevent or materially delay the completion of the transactions contemplated by the merger agreement;

•	except as required by law:

•	pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than liabilities reserved against in the most recent financial statements of the Company as of the date of the merger agreement or in the ordinary course of business consistent with past practice;

•	cancel any indebtedness owing to Micrus or its subsidiaries;

•	waive or assign any claims or rights of substantial value, other than the settlement of delinquent accounts receivable in the ordinary course of business consistent with past practice;

•	waive, modify or fail to enforce any standstill or similar contract;

•	waive, modify or fail to enforce in any material respect any confidentiality agreement;

•	sell, transfer or license to any person or adversely amend or modify any rights to any intellectual property used in the conduct of business of Micrus or any of its subsidiaries as currently conducted, other than sales and distribution contracts and associated product licenses entered into in the ordinary course of business consistent with past practice; or

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Until the effective time, Micrus will, and will cause each of its subsidiaries to:

•	timely file all tax returns required to be filed after the date of the merger agreement and prior to the closing of the merger and timely pay all taxes in respect of such post-signing tax returns;

•	submit all post-signing tax returns to Parent for prior approval (which approval shall not be unreasonably withheld or delayed);

•	not take any position on a post-signing tax return that is inconsistent with past custom and practice (unless required by GAAP or applicable law) without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

•	not make, change or rescind any material tax election or settle or compromise any material tax liability, in each case without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

•	promptly notify Parent of any audits that are or become pending and not settle or compromise any such audit without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

•	accrue a reserve in the books and records and financial statements of the Company and its subsidiaries at such times and in such amounts as are in accordance with past practice for all taxes for which no post-signing tax return is due prior to the effective time;

•	not (A) change any tax accounting period or method or (B) file any amended tax return, in each case without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

•	not (A) surrender any right to claim a tax refund, nor consent to any extension or waiver of the limitations period for the assessment of taxes without the consent of Parent (which consent shall not be unreasonably withheld or delayed) or (B) take any action outside of the ordinary course of business if taking such action would affect taxes after the closing of the merger;

•	not change the tax residency of the Company or any of its subsidiaries; and

•	cause all existing tax-related agreements to which the Company or any of its subsidiaries is or may be a party or may otherwise be bound (other than tax-related agreements between or among the Company and its subsidiaries) to be terminated such that, after the effective time, neither the Company nor any of its subsidiaries shall have any further rights or obligations under such tax-related agreements.

Commercially Reasonable Efforts

Except with respect to antitrust laws, Micrus, Parent and Merger Sub have agreed to use commercially reasonable efforts to:

•	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as reasonably practicable;

•	obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices required to be obtained, made or sent in connection with the merger agreement and the transactions contemplated thereby; provided that in connection therewith Micrus will not be required to (nor, without the prior written consent of Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

•	as promptly as practicable, make all necessary filings and notifications, and thereafter make any other submissions and applications with respect to the merger agreement and the transactions contemplated therein required under any applicable statute, law, rule or regulation; and

•	execute or deliver any additional instruments necessary to carry out the purpose of the merger agreement and to consummate the transactions contemplated thereby.

Micrus and Parent will make an appropriate filing of a notification and report form pursuant to the HSR Act and make all other filings required by applicable foreign antitrust laws with respect to the transactions contemplated by the merger agreement as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing pursuant to the HSR Act will be made within 10 business days after the date of the merger agreement). The merger agreement does not require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, Micrus or any of their affiliates.

No Solicitation by Micrus

Under the terms of the merger agreement, subject to certain exceptions described below, Micrus has agreed that it will not, nor will Micrus authorize or permit any of its subsidiaries or any of its or their respective officers, directors, employees and other representatives to, directly or indirectly:

•	initiate, solicit, or take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any acquisition proposal;

•	in connection with any potential acquisition proposal, disclose or furnish any information or data to any person or afford any person other than Parent or its representatives access to its properties, books, or records, except as required by law or pursuant to a governmental request for information;

•	enter into or execute, or propose to enter into or execute, any agreement relating to an acquisition proposal; or

•	approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any acquisition proposal or any offer or proposal relating to an acquisition proposal other than with respect to the merger.

The merger agreement also provides that Micrus will, and will direct its representatives to:

•	immediately cease and cause to be terminated all discussions and negotiations with any person regarding any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal; and

•	promptly after the date of the merger agreement request the prompt return or destruction of all confidential information previously provided within the last 12 months for the purpose of evaluating a possible acquisition proposal.

Under the merger agreement, an “acquisition proposal” means any proposal or offer from any third party (other than Parent or its affiliates) to acquire, directly or indirectly in one transaction or a series of transactions:

•	beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of any class of equity securities of Micrus pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or any other transaction involving the Company; or

•	one or more assets or businesses of Micrus or its subsidiaries that constitute 15% or more of the revenues, net income or assets of Micrus and its subsidiaries, taken as a whole.

Micrus has agreed that promptly (and in any event within 24 hours) after the receipt of any acquisition proposal, Micrus will provide oral and written notice to Parent of such proposal setting forth the financial and other material terms and conditions of such proposal (including any changes thereto) and the identity of the party making the proposal. Additionally, Micrus is required to keep Parent fully informed of the status and material details (including any changes thereto) of any such acquisition proposal and any substantive discussions and negotiations concerning the material terms and conditions thereof and must provide to Parent as soon as practicable (an in any event within 24 hours) after receipt or delivery of all correspondence and other written material relating to the acquisition proposal.

If, following the execution of the merger agreement and prior to the adoption of the merger agreement by Micrus stockholders, Micrus receives a bona fide written unsolicited acquisition proposal which did not arise as a result of a breach of Micrus’s no solicitation obligations under the merger agreement and (1) the Micrus board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal is, or would reasonably be expected to lead to, a superior proposal, or (2) the Micrus board of directors determines in good faith, after consultation with counsel, that the failure to participate in such discussions or negotiations or to furnish such information would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Micrus stockholders under applicable law, then Micrus and its board of directors may participate in discussions or negotiations with or furnish information to such party (provided Parent has received or concurrently receives such information and only after any such person enters into a customary confidentiality agreement with the Company which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with the merger agreement).

A “superior proposal” is any bona fide offer made by any person other than Parent and its affiliates that if accepted would result in such person (or its stockholders) owning, directly or indirectly, a majority of the shares of Micrus common stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets of Micrus and its subsidiaries, taken as a whole, which the Micrus board of directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be (i) more favorable from a financial point of view to the Micrus stockholders than the terms and conditions of the merger agreement (including any changes to the terms of the merger agreement proposed by Parent in response to such offer or otherwise) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer.

Recommendation of the Micrus Board of Directors

The Micrus board of directors has agreed to recommend that Micrus stockholders vote in favor of the adoption of the merger agreement, which is referred to in this proxy statement as the Micrus board recommendation, and not to:

•	withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or so modify, the Micrus board recommendation;

•	approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any acquisition proposal;

•	in the event of a tender offer or exchange offer for any outstanding Micrus common stock, fail to recommend against acceptance of such tender offer or exchange offer by the Micrus stockholders within 10 business days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Micrus board of directors in respect of the acceptance of any tender offer or exchange offer by its stockholders shall constitute a failure to recommend against any such offer) (each of the actions set forth in this bullet point or in the two preceding bullet points is referred to in this proxy statement as a change of recommendation);

•	approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other agreement, arrangement, or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal or (ii) requiring it to abandon, terminate, or fail to consummate the transactions contemplated by the merger agreement.

However, at any time prior to obtaining the requisite stockholder vote (as described under “— Conditions to the Completion of the Merger”) the Micrus board of directors may, if the Micrus board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with the Micrus board of directors’ fiduciary duties under applicable law:

•	make a change of recommendation, provided that no change of recommendation may be made that relates to an acquisition proposal unless such acquisition proposal constitutes a superior proposal (after providing Parent with five business days prior notice of the intent to change such recommendation and specifying the reasons therefor, including the terms and conditions of such superior proposal, provided that any amendment to the financial terms or any other material term of such superior proposal shall require a new five business day period); or

•	in response to a superior proposal that did not result from a breach of Micrus’s no solicitation obligations, cause the Company to terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal (after providing Parent with five business days prior notice of the intent to terminate the merger agreement and specifying the reasons therefor, including the terms and conditions of such superior proposal, provided that any amendment to the financial terms or any other material term of such superior proposal shall require a new five business Day period).

During such five day period, Micrus and its representatives shall negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the merger agreement proposed by Parent.

Micrus Stockholders Meeting

Micrus has agreed to file this proxy statement with the SEC as promptly as practicable following the date of the merger agreement and to cause the proxy statement to be mailed to Micrus stockholders as promptly as practicable following the date of the merger agreement. Micrus and Parent have agreed to use commercially reasonable efforts to respond as promptly as practicable to any comments received from the SEC.

The merger agreement requires Micrus to, in accordance with applicable law, the Company certificate of incorporation and bylaws and applicable securities exchange rules, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Micrus stockholders for the purpose of obtaining the requisite stockholder approval. Subject to certain exceptions described above (see “— Recommendation of the Micrus Board of Directors”), the Micrus board of directors has agreed to include the Micrus board recommendation in this proxy statement. Micrus may extend, postpone or adjourn the annual meeting to the extent required by applicable securities laws or in order to obtain a quorum.

Employee Matters

The merger agreement provides that, for a period of 12 months following the effective time of the merger, Parent agrees to (i) provide, or cause its subsidiaries to provide, to employees of the Company and its subsidiaries who are primarily employed in the United States (referred to in this proxy statement as US Employees) who remain in the employment of the surviving corporation base salary or hourly wage rates that, on an individual-by-individual basis, are not less than those provided to such US Employees immediately prior to the effective time of the merger and (ii) either (A) maintain, or cause its subsidiaries to maintain, the material benefit plans of the Company (excluding any equity-based compensation) at the benefit levels in effect immediately prior to the effective time of the merger, or (B) provide, or cause its subsidiaries to provide, employee benefits (excluding any equity-based compensation, defined benefit pensions or retiree medical benefits) that are no less favorable to each US Employee, in the aggregate, than those in effect for such US Employee immediately prior to the effective time of the merger.

Parent will, or will cause the surviving corporation to, recognize the service of each US Employee as if such service had been performed with Parent (i) for purposes of vesting (but not benefit accrual) under

Parent’s defined benefit pension plan, (ii) for purposes of eligibility under Parent’s 401(k) retirement plan, (iii) for purposes of eligibility for vacation under Parent’s vacation program, (iv) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and (v) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan, in each case, solely to the extent that Parent makes such plan or program available to such employees of the surviving corporation and not in any case where credit would result in duplication of benefits, but not for purposes of any other employee benefit plan of Parent. Parent will, or will cause the surviving corporation to, (A) reduce any period of limitation on health benefits coverage of US Employees due to pre-existing conditions (or actively at work or similar requirements) under the applicable health benefits plan of Parent or an affiliate of Parent by the number of days of an individual’s “creditable coverage,” to the extent required by Section 701 of ERISA, (B) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such US Employees to the extent such eligibility waiting periods or evidence of insurability requirements were waived with respect to the US Employees under the Company’s benefits plans and (C) credit each US Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the closing date of the merger during the year in which the closing occurs.

Parent will cause to be provided to employees of the Company and its subsidiaries who are primarily employed outside the United States with employee benefits in accordance with applicable law.

The merger agreement further provides that no provision of the merger agreement will (i) create any right in any employee of the Company to continued employment by Parent, the surviving corporation or any affiliate of Parent, or preclude the ability of Parent, the Company, the surviving corporation or any respective subsidiary thereof, to terminate the employment of any employee for any reason or (ii) require Parent or the surviving corporation to continue any benefit plan or prevent the amendment, modification, or termination thereof after the date of the closing of the merger. The merger agreement also provides that the employee benefit matters provision of the merger agreement described above will be binding upon and will inure solely to the benefit of the parties to the merger agreement.

Indemnification and Insurance

Pursuant to the merger agreement, from and after the effective time of the merger, Parent has agreed to, and to cause the surviving corporation to, assume all obligations existing in favor of the current or former directors or officers of the Company or any of its subsidiaries with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger as provided in the certificate of incorporation or bylaws of the Company. The certificate of incorporation and bylaws of the surviving corporation will contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company as amended, restated and in effect on the date of the merger agreement, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

Parent has agreed to obtain, at the effective time of the merger, a prepaid (or tail) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the effective time of the merger for six (6) years from the effective time of the merger, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of the Company’s current policy; provided, that, Parent shall not be obligated to pay more than $700,000 in the aggregate in satisfying such obligation. In the event such a policy cannot be obtained for $700,000 or less, Parent has agreed to obtain as much coverage for not less than six (6) years from the effective time of the merger as may be obtained for such $700,000 in the aggregate.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements, including covenants and agreements relating to cooperation between Parent and Micrus in the preparation of public announcements regarding the merger, efforts to render state takeover laws inapplicable, sharing of notifications from governmental entities in connection with the merger, obligations of Merger Sub, steps reasonably necessary to cause dispositions of the equity securities of Micrus to be exempt under Section 16 of the Exchange Act, certain tax matters and providing access to Micrus information and personnel.

Conditions to the Completion of the Merger

The respective obligations of each of the parties to complete the merger are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the affirmative vote of a majority of the outstanding shares of Micrus common stock, which is referred to in this proxy statement as the requisite stockholder approval;

•	no governmental entity having jurisdiction over the Company, Parent or Merger Sub shall have enacted or issued any law or order or taken any other material action enjoining or otherwise prohibiting consummation of the transactions contemplated by the merger agreement;

•	the waiting period under the HSR Act shall have expired or otherwise been terminated; and

•	approvals and clearances under the antitrust laws of Austria, Italy, Spain and the United Kingdom shall have been obtained.

The obligations of Parent and Merger Sub are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	the representations and warranties of the Company contained in the merger agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects (both when made and at and as of the closing date of the merger, provided that representations and warranties that speak as of a specified date will be determined as of that date);

•	the Company shall not have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under the merger agreement;

•	there shall not be pending any suit, action or proceeding by any governmental entity (i) challenging the acquisition by Parent or Merger Sub of any shares of Micrus common stock, seeking to restrain or prohibit the consummation of the merger or any other transactions contemplated by the merger agreement, or seeking to place limitations on the ownership of the shares of Micrus common stock (or shares of common stock of the surviving corporation) by Parent or any of its affiliates, (ii) seeking to prohibit or materially limit the ownership or operation of any portion of any business or of any assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective subsidiaries, in each case, as a result of the merger or any other transactions contemplated by the merger agreement or (iii) seeking to prohibit Parent or any of its affiliates from effectively controlling in any material respect the business or operations of the Company or any of its subsidiaries; and

•	since the date of the merger agreement, a Micrus material adverse effect shall not have occurred and be continuing.

The obligations of Micrus are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects (both when made and at and as of the closing date of the merger, provided that representations and warranties that speak as of a specified date will be determined as of that date); and

•	Parent and Merger Sub shall not have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under the merger agreement.

No party may rely on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the transactions contemplated by the merger agreement.

Micrus can give no assurance that all of the remaining conditions will either be satisfied or waived.

Expenses

Parent and Micrus have agreed that, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses.

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the effective time, whether before or after the receipt of the requisite stockholder approval, under the following circumstances:

by the mutual consent of the Company and Parent;

by either the Company or Parent:

•	if as a result of the failure of any of the conditions described above (see “— Conditions to the Completion of the Merger,”) the merger shall not have been consummated on or prior to March 11, 2011 (sometimes referred to in this proxy as the end date); provided, however, that this right to terminate is not available to any party whose material breach has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date;

•	if any governmental entity having jurisdiction over the Company, Parent or Merger sub shall have enacted or issued any law or order or taken any other material action enjoining or prohibiting consummation of the transactions contemplated by the merger agreement or such that the closing conditions relating to antitrust laws and other legal impediments (see “— Conditions to the Completion of the Merger”) would not be satisfied, and such law, order or other action shall have become final and non-appealable, unless the party seeking to terminate the merger agreement shall not have complied with its obligations to use commercially reasonable efforts as described above (see “— Commercially Reasonable Efforts”); or

•	if the requisite stockholder approval shall not have been obtained at the annual meeting or at any adjournment or postponement thereof;

by the Company:

•	upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, which breach or failure to be true is incapable of being cured by the end date and would result in the failure of any closing conditions for the benefit of Micrus (see “— Conditions to the Completion of the Merger”); provided that this right to termination will not be available to Micrus if it has failed to perform in any material respect any of its obligations under or in connection with the merger agreement;

•	prior to obtaining the requisite stockholder approval in order to enter into an acquisition agreement with respect to a superior proposal in accordance with the terms described above (see “— Recommendation of the Micrus Board of Directors”); or

by Parent or Merger Sub:

•	upon a breach of any covenant or agreement on the part of Micrus, or if any representation or warranty of Micrus shall be untrue, which breach or failure to be true is incapable of being cured by the end date and would result in the failure of any closing conditions for the benefit of Parent and Merger Sub (see “— Conditions to the Completion of the Merger”); provided that this right to termination will not be available if Parent or Merger Sub has failed to perform in any material respect any of their respective obligations under or in connection with the merger agreement; or

•	if, prior to obtaining the requisite stockholder approval, the Micrus board of directors (A) shall have made a change of recommendation or (B) fails publicly to reaffirm its recommendation within 10 business days of receipt of a written request by Parent to provide such reaffirmation following an acquisition proposal.

Termination Fees

Micrus is required to pay Parent a termination fee of $13,250,000 if the merger agreement is terminated under the following circumstances, such payment to be made concurrently with such termination in the case of the first bullet below, on the fifth business day following termination in the case of the second bullet below, or upon entry into a definitive agreement with respect to, or completion of, an acquisition proposal in the case of the third bullet below:

•	the merger agreement is terminated by the Company to adopt an acquisition proposal that the Micrus board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes a superior proposal;

•	the merger agreement is terminated by Parent or Merger Sub because the Micrus board of directors makes a change of recommendation or fails to publicly reaffirm its recommendation; or

•	the merger agreement is terminated by the Company or Parent because the merger is not completed by the end date or because the requisite stockholder approval was not obtained and (1) any time after July 11, 2010 an acquisition proposal (or the intention to make an acquisition proposal) is publicly disclosed and (2) within 12 months after such termination the Company either enters into a definitive agreement pursuant to any acquisition proposal or consummates any transaction contemplated by any acquisition proposal.

Micrus and Parent have agreed that in no event shall Micrus be required to pay the termination fee on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Merger Sub with respect to the merger agreement, provided that nothing in the merger agreement releases Micrus from liability for fraud or knowing and intentional breach of the merger agreement.

Parent shall pay to Micrus a termination fee of $10,000,000 (payable concurrently with any termination by Parent or within five business days of any termination by the Company) if the merger agreement is terminated by either Parent or Micrus pursuant to their respective rights described in the first or second bullet points under “— Termination of the Merger Agreement” by either the Company or Parent and at the time of any such termination all of the conditions set forth in “— Conditions to Completion of the Merger” have been satisfied or waived, except for the conditions described in the second, third or fourth bullet points under the first paragraph of, or in the third bullet point under the second paragraph of, “— Conditions to the Completion of the Merger” (in the case of the conditions described in the second bullet point under the first paragraph of, and in the third bullet point under the second paragraph of, “— Conditions to the Completion of the Merger,” only to the extent that the conditions set forth therein have not been satisfied due to a suit, action or proceeding by any national governmental entity or the imposition of a restraint, in either case relating to competition, merger control, antitrust or similar laws). Upon payment of such fee, Parent shall have no further liability to the Company with respect to the merger agreement, provided that nothing herein shall release Parent from liability for fraud or knowing and intentional breach of this Agreement.

Governing Law

The merger agreement is governed by the laws of the state of Delaware and provides that any litigation relating to the merger agreement or the transactions contemplated by the merger agreement will be maintained in Delaware state courts and federal courts located in Delaware.

Amendments, Waivers; Third Party Beneficiaries

Parent and Micrus have agreed that the merger agreement may be amended, modified and supplemented, whether before or after any vote of the stockholders of the Company, by written agreement of the parties to the merger agreement, at any time prior to the effective time with respect to any of the terms contained therein; provided, however, that after the receipt of the requisite stockholder approval, no such amendment, modification or supplement that by law requires the approval of the stockholders of the Company shall be effected without the approval of such stockholders.

The parties to the merger agreement also agreed that any failure of any of the parties to comply with any obligation, covenant, agreement or condition contained in the merger agreement may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Except for the rights of Micrus stockholders and option holders to receive merger consideration and for provisions described above under “— Indemnification and Insurance,” to which the persons referenced therein are third party beneficiaries, the merger agreement is not intended to confer upon any other person other than the parties thereto any rights or remedies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of July 22, 2010 (except as noted) by:

•	each of our directors, nominees for director and Named Executive Officers;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options that are exercisable within 60 days of July 22, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over its shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership is based on 16,585,666 shares of common stock outstanding as of July 22, 2010.

Unless otherwise noted below, the address of each person listed on the table is c/o Micrus Endovascular Corporation, Attn: CFO, 821 Fox Lane, San Jose, California 95131.

	Number of Shares	Percentage of
Name of Beneficial Owner	Beneficially Owned	Ownership

Named Executive Officers:
John T. Kilcoyne(1)	415,301	2.4%
Robert A. Stern(2)	299,295	1.8%
Gordon T. Sangster(3)	62,462	*
Edward F. Ruppel, Jr.(4)	115,907	*
Robert C. Colloton(5)	200,923	1.2%
Non-Employee Directors:
Michael L. Eagle(6)	55,000	*
Fred Holubow(7)	90,276	*
L. Nelson Hopkins, M.D.(8)	40,526	*
Francis J. Shammo(9)	71,110	*
Jeffrey H. Thiel(10)	74,112	*
Gregory H. Wolf(11)	10,000	*
All Directors and Named Executive Officers as a group(12)	1,732,126	9.5%
Holders of more than 5% of our voting securities
FMR LLC, 82 Devonshire Street, Boston, MA 02109(13)	2,158,201	13.0%
HBM Bioventures (Cayman) Ltd, Centennial Towers, Suite 305 2454 West Bay Road, Grand Cayman, Cayman Islands(14)	1,614,203	9.7%
GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1435(15)	1,583,056	9.55%
T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202(16)	1,231,132	7.4%

*	Indicates beneficial ownership of less than one percent.

(1)	Includes 407,780 shares of common stock issuable upon exercise of stock options.

(2)	Includes 289,371 shares of common stock issuable upon exercise of stock options. Also includes 111 shares held by Mr. Stern’s daughter.

(3)	Includes 58,018 shares of common stock issuable upon exercise of stock options.

(4)	Includes 112,406 shares of common stock issuable upon exercise of stock options.

(5)	Includes 200,898 shares of common stock issuable upon exercise of stock options.

(6)	Includes 55,000 shares of common stock issuable upon exercise of stock options.

(7)	Includes 72,109 shares of common stock issuable upon exercise of stock options.

(8)	Includes 40,526 shares of common stock issuable upon exercise of stock options. Also includes 1,500 shares held by Delphi Venture Partners, LLC (Delphi). Mr. Hopkins is a co-manager of Delphi and disclaims beneficial ownership of the shares held by Delphi except to the extent of his pecuniary interest therein.

(9)	Includes 71,110 shares of common stock issuable upon exercise of stock options.

(10)	Includes 64,910 shares of common stock issuable upon exercise of stock options. Also includes 9,202 shares held by the Thiel Family Trust, of which Mr. Thiel is the trustee. Mr. Thiel exercises voting and investment power over the foregoing shares.

(11)	Includes 10,000 shares of common stock issuable upon exercise of stock options. 45,000 options previously held by Mr. Wolf were gifted to a GRAT on October 23, 2008. Mr. Wolf is not the trustee of the GRAT.

(12)	Includes an aggregate of 1,732,126 shares of common stock issuable upon the exercise of stock options.

(13)	Includes shares beneficially owned by FMR LLC, Edward C. Johnson 3d and Fidelity Management and Research Company. FMR LLC and Edward C. Johnson 3d reported sole voting power with respect to 1,600 shares and sole dispositive power with respect to 2,158,201 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 2,158,201 shares as a result of acting as investment advisor to various investment companies. This information is based solely on the Schedule 13G, Amendment No. 3, filed with the SEC on February 16, 2010.

(14)	This information is based solely on the Form 4 filed with the SEC on March 4, 2010.

(15)	Includes shares beneficially owned by Mario J. Gabelli and various affiliated entities, including Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., Teton Advisors, Inc., GGCP, Inc., and GAMCO Investors, Inc. Gabelli Funds, LLC reported sole voting power and sole dispositive power with respect to 698,500 shares. GAMCO Asset Management Inc. reported sole voting power with respect to 560,800 shares and sole dispositive power with respect to 600,800 shares. Gabelli Securities, Inc. reported sole voting power and sole dispositive power with respect to 145,756 shares. Teton Advisors, Inc. reported sole voting power and sole dispositive power with respect to 138,000 shares. This information is based solely on the Schedule 13D filed with the SEC on July 29, 2010.

(16)	T. Rowe Price Associates, Inc. reported sole voting power with respect to 154,632 shares and sole dispositive power with respect to 1,231,132 shares. This information is based solely on the Schedule 13G, Amendment No. 2, filed with the SEC on February 12, 2010.

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 2:

ELECTION OF DIRECTORS

We have nominated two candidates for election to the Micrus board of directors this year. Detailed information on each of the nominees is provided below.

The Micrus board of directors is divided into three classes with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. If any director is unable to stand for re-election, the Micrus board of directors may reduce the size of the board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate. Each Class II nominee listed has consented to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class II directors for the ensuing three-year term. Unless marked otherwise, proxies received will be voted FOR the election of both nominees. If additional people are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed below are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Nominees for the Micrus Board of Directors

Our bylaws provide that the number of directors shall be fixed from time to time exclusively by the Micrus board of directors pursuant to a resolution adopted by a majority of the whole board. Our certificate of incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. During the 2010 fiscal year, our board of directors consisted of eight directors. Michael R. Henson resigned from the Micrus board of directors, effective December 31, 2010. Pursuant to our bylaws, a majority of the Micrus board of directors has adopted a resolution reducing the number of directors on our board of directors to seven, consisting of three Class I directors, two Class II directors and two Class III directors. At the annual meeting, the stockholders will vote on the election of John T. Kilcoyne and Jeffrey H. Thiel as Class II

directors to serve for a three-year term until the annual meeting of stockholders in 2013 and until their successors are duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for our nominees. Our nominees for directors are John T. Kilcoyne and Jeffrey H. Thiel, both currently serving as directors of Micrus. In the event that a nominee of the Company becomes unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current board to fill such vacancy. It is not expected that the nominees listed below will be unable or will decline to serve as directors.

Business Experience of Nominees and Incumbent Directors

The name, age and year in which the term expires of each nominee and member of our board is set forth below:

			Term Expires in
Name of Nominee/Director	Age	Positions and Offices	Annual Meeting

John T. Kilcoyne	51	Director, Chief Executive Officer and Chairman of Micrus Endovascular Corporation	2010
Jeffrey H. Thiel	54	Director and Member of the Audit Committee and of the Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corporation	2010
Michael L. Eagle	63	Director and Member of the Compensation Committee of the Board of Micrus Endovascular Corporation	2012
Fred Holubow	71	Director and Member of the Audit Committee and of the Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corporation	2012
L. Nelson Hopkins, M.D.	67	Director	2011
Francis J. Shammo	49	Director and Member of the Audit Committee and of the Nominating and Corporate Governance Committee of the Board of Micrus Endovascular Corporation	2011
Gregory H. Wolf	53	Director and Member of the Compensation Committee of the Board of Micrus Endovascular Corporation	2012

The following paragraphs provide information about each nominee and each director not standing for election, including all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. We believe that all of our director nominees and directors display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our board and its committees; a fit of skills and personality with those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee or director also sets forth specific experience, qualifications, attributes and skills that led our board to the conclusion that he should serve as a director in light of our business and structure.

Nominees

The following individuals have been nominated for election to the Micrus board of directors to serve for a three-year term until the annual meeting of stockholders in 2013 and until their successors are duly elected and qualified.

Mr. Kilcoyne has served as our director since November 2004 and as our Chairman of the Board since September 2007. He has been our Chief Executive Officer since November 2004. Mr. Kilcoyne also held the position of President from November 2004 to September 2007. From May 2002 to May 2004, Mr. Kilcoyne served as the President and Chief Executive Officer of Solace Therapeutics, Inc., a medical device company. From November 1997 to January 2002, he served as the President and Chief Executive Officer of Endonetics, Inc., a medical device company. From February 1997 to November 1997, he served as the Vice President Sales and Marketing and New Business Development at Medical Scientific, Inc., a medical device company. From July 1993 to February 1997, he served as the Director of Marketing at Microsurge, Inc., a medical device company. Mr. Kilcoyne served in various sales and marketing positions with Guidant Corporation and Boston Scientific Corporation. Mr. Kilcoyne received his B.S. from Cornell University. Mr. Kilcoyne serves as a member of the board of directors of Onset Medical Corporation, Embrella Cardiovascular Corporation and Ellipse Technologies, which are private companies.

Mr. Thiel has served as our director since 1999. Since October 2008, Mr. Thiel has served as President, Chief Executive Officer and Director of Devax, Inc., a medical device company. From December 2006 to October 2008, Mr. Thiel has served as President, Chief Operating Officer and Director of Devax, Inc. From June 2003 to December 2006, Mr. Thiel served as President, Chief Executive Officer and Director of Devax, Inc. From January 2001 until June 2002, Mr. Thiel served as President and Chief Executive Officer of Radiance Medical Systems, Inc., a medical device company. Prior to that, Mr. Thiel served as President and Chief Operating Officer of Radiance Medical Systems, Inc. from February 1999 until January 2001 and as Vice President of Operations from October 1996 until February 1999. Mr. Thiel received his B.S. in Economics from the University of Wisconsin-River Falls and his MBA from the College of St. Thomas.

Continuing Directors

The following individuals will continue to serve on the Micrus board of directors after the annual meeting until the expiration of their terms at the annual meeting of stockholders in the year indicated in the table above and until their successors are elected and qualified.

Mr. Eagle has served as our director since 2006. Mr. Eagle serves on the board of directors of Cadence Pharmaceuticals, Inc. and Somaxon Pharmaceuticals, both publicly traded companies. Mr. Eagle is a Founding Member of Barnard Life Sciences, LLC. Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Mr. Eagle has a B.S. degree in mechanical engineering from Kettering University and an MBA from the Krannert School of Management at Purdue University. He serves on the board of trustees of La Jolla Playhouse, on the Dean’s Senior Advisory Council of the Krannert School of Management at Purdue University and on the board of directors of the Futures for Children.

Mr. Holubow has served as our director since July 1999. Since January 2001, Mr. Holubow has been a Managing Director of William Harris Investors, Inc., a registered investment advisory firm. From August 1982 to January 2001, Mr. Holubow served as Vice President of Pegasus Associates, a registered investment advisory firm he co-founded. He is a director of BioSante Pharmaceuticals, Inc, a publicly-traded pharmaceuticals company. He received his B.S. from the Massachusetts Institute of Technology and his MBA from the University of Chicago.

Dr. Hopkins has served as our director since September 1998. Dr. Hopkins has served as a Professor and Chairman of Neurosurgery at the State University of New York at Buffalo since January 1989 and as a Professor of Radiology at the State University of New York at Buffalo since July 1989. He received his B.A. from Rutgers University and his M.D. from Albany Medical College.

Mr. Shammo has served as our director since July 2004. Since October 2009, Mr. Shammo has served as President and CEO of Verizon Business and Telecom. From March 2009 to October 2009, Mr. Shammo served as President of Verizon Business. From September 2005 to March 2009, Mr. Shammo served as Senior Vice President and Chief Financial Officer of Verizon Business. From 2003 to September 2005, Mr. Shammo served as President of the West Area for Verizon Wireless, a telecommunications company. From 1995 to 2003, Mr. Shammo served as Vice President and Controller of Verizon Wireless. Mr. Shammo is a Certified Public Accountant. He received his B.S. in accounting from the Philadelphia College of Textiles and Science and his MBA from LaSalle University.

Mr. Wolf has served as our director since 2006. Mr. Wolf serves as Chairman of the board of directors of Max Endoscopy, an early stage developer of endoscopic accessory devices for gastrointestinal endoscopy. From March 2007 to October 2009, Mr. Wolf served as Chairman, President and Chief Executive Officer of Medical Card Systems, Inc. (referred to in this proxy statement as MCS), a managed care organization based in San Juan, Puerto Rico. From 2002 to 2005, Mr. Wolf served as the President of CIGNA Group Insurance as well as its subsidiaries, CIGNA Life Insurance Company of New York and Life Insurance Company of North America from 2002 to 2005. Mr. Wolf joined CIGNA in 2001 as a Division President. From 2000 to 2001, Mr. Wolf was Chairman and Chief Executive Officer of nextHR.com, an application service provider of human resource asset management services. From 1995 to 1999, Mr. Wolf held various positions with Humana, Inc., including Senior Vice President of Sales and Marketing, Chief Operating Officer, President and Chief Executive Officer. Mr. Wolf received his B.S. from Penn State University and a Master in Hospital and Health Services Administration from Central Michigan University.

Recommendation of the Micrus Board of Directors:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

We provide information on our website about our corporate governance policies, including our Code of Ethics, and charters for the committees of the Micrus board of directors. The website can be found at www.micrusendovascular.com (Investor Relations — Corporate Governance).

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Micrus board of directors, the Nominating and Corporate Governance Committee, or the Nominating Committee, considers the appropriate balance of experience, skills, diversity and characteristics required of the board, and seeks to ensure that at least a majority of the directors are independent under the rules of the Sarbanes-Oxley Act of 2002 and the NASDAQ, and that members of our Audit Committee meet the financial literacy and sophistication requirements under the rules of the NASDAQ Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, diversity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to director duties.

Process for Identifying and Evaluating Nominees.  The Nominating Committee believes we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the Nominating Committee will renominate incumbent directors who continue to be qualified for board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the board occurs between annual stockholder meetings, the Nominating Committee will seek out potential candidates for board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. The Micrus board of directors does not have a specific diversity policy, but considers professional experience, age, gender, diversity of race, ethnicity and cultural background in evaluating candidates for board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process. Director candidates will be selected based on input from members of the Micrus board of directors, our senior management and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Nominating Committee. Based on this input, the Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Micrus board of directors that this candidate be appointed to fill a current vacancy on the board, or presented for the approval of the stockholders, as appropriate.

Stockholder Recommendations.  We have never received a recommendation from a stockholder to nominate a director. Although the Nominating Committee has not adopted a formal policy with respect to stockholder recommended nominees, the committee expects that the evaluation process for a stockholder recommended nominee would be similar to the process outlined above. Accordingly, the Micrus board of directors has determined that it is appropriate not to have a formal policy at this time. Any stockholder recommendations proposed for consideration by the Nominating Committee should include (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. Such recommendations should be addressed to Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

Stockholder Nominations.  In addition, our bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting and to solicit proxies in favor of such nominees. For a description of the process for nominating directors in accordance with our bylaws, see “Stockholder Proposals — 2011 Annual Meeting.”

We strongly encourage all of the members of the Micrus board of directors to attend the Company’s Annual Meeting of Stockholders.

All directors attended last year’s annual meeting of the Company’s stockholders.

Stockholder Communications.  Our board welcomes communications from our stockholders. Any stockholder wishing to communicate with any of our directors regarding Micrus may write to Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Micrus board of directors review and approve the stockholders’ communication process periodically to ensure effective communication with stockholders.

Director Independence

We have adopted standards for director independence pursuant to NASDAQ listing standards and SEC rules. An “independent director” means a person other than an officer or employee of Micrus or its subsidiaries, or any other individual having a relationship that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, we must affirmatively determine that neither the director nor an immediate family member has had any direct or indirect material relationship with Micrus within the last three years.

Our board of directors considered relationships, transactions or arrangements with each of the directors and concluded that none of the non-employee directors has any relationships with Micrus that would impair his independence. Our board of directors has determined that each nominee and each member of our board of directors who served as a director during the last fiscal year, other than Mr. Kilcoyne, qualifies as an independent director under applicable NASDAQ listing standards and SEC rules. Mr. Kilcoyne did not meet the independence standards as he is an employee of Micrus. Our board of directors also affirmatively determined that Mr. Henson, who served on our board of directors until his resignation on December 31, 2009, was an independent director during the period of his service and met the independence standards required under applicable NASDAQ listing standards and SEC rules while he was the Chair of the Compensation

Committee and member of the Nominating and Corporate Governance Committee. In addition, our board of directors has also determined that:

•	all directors who serve on the Audit, Compensation, or Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they not directly or indirectly receive compensation from Micrus other than their compensation as directors.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of Micrus’s management at least twice per year on regularly scheduled board meeting days and from time to time as they deem necessary or appropriate. The lead independent director presides over these executive sessions.

Board Leadership Structure

The Company’s bylaws provide that the Chairman of the Board shall be the chief executive officer of the Company and shall have the responsibility for the general management and control of the business and affairs of the Company. Both the Chairman and Chief Executive Officer positions are currently held by Mr. John T. Kilcoyne. The combination of the Chairman and Chief Executive Officer positions allows for effective evaluation and execution of the Company’s strategies and operations management. This board leadership structure helps to ensure clarity regarding leadership of our firm and allows us to speak with one voice. Our Chairman and CEO thus can serve as the focal point for information and communications from us to stockholders, regulators and other external constituencies. The combination of our Chairman’s ability to call and set the agenda for our board of director meetings with the CEO’s intimate knowledge of our business provides the best structure for the efficient operation of our board process and effective leadership of our board overall. In addition, a number of board and Committee processes and procedures, including regular executive sessions of non-management directors and annual performance evaluations, provide substantial independent oversight of our Chairman, President and Chief Executive Officer’s performance and ensure that he is providing the best leadership for the Company. There is no lead independent director.

Board’s Role in Risk Oversight

Our board of directors as a whole has responsibility for risk oversight, with more in-depth reviews of certain areas of risk being conducted by the relevant board committees that report on their deliberations to the full board. The oversight responsibility of our board of directors and its committees is enabled by management reporting processes that are designed to provide information to the board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. The areas of risk that we focus on include regulatory, compliance, legal, compensation, competitive, operational, financial (accounting, credit, liquidity and tax), health, safety and environment, economic, political and reputational risks.

Our board’s standing committees oversee risks associated with their respective principal areas of focus. The audit committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, on our processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to our financial statements and financial reporting obligations. The audit committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The compensation committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning. The nominating and governance committee oversees risks relating to our compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including our Code of Ethics, and risks related to our corporate governance matters and policies and director succession planning.

We recognize that a fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of our full board of directors in setting our business strategy is a key part of the board’s assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our company.

We believe our current board leadership structure is appropriate and helps ensure proper risk oversight for our company for a number of reasons, including: (1) general risk oversight by our full board of directors in connection with its role in reviewing and approving our annual operating plan that sets forth our key business strategies and then monitoring on an on-going basis the implementation of our annual operating plan and key business strategies; (2) more detailed oversight by our standing board committees that are currently comprised of and chaired by our independent directors; and (3) the focus of our Chairman of the Board on allocating appropriate board agenda time for discussion regarding the implementation of our annual operating plan and key business strategies and specifically risk management.

Meetings and Committees of the Micrus Board of Directors

Directors are encouraged to attend our annual meetings of stockholders; however, there is no formal policy regarding attendance at annual meetings. Each of our directors serving at the time of the Company’s 2009 annual meeting of stockholders attended the annual meeting.

During our 2010 fiscal year, the board met nine times and took no action by unanimous written consent during the same period. Each director, with the exception of Mr. Henson, attended at least 75% of all board and applicable committee meetings during this time. Mr. Henson resigned from our board of directors in December 2009. Prior to his resignation, Mr. Henson had been Chair of our Compensation Committee and a member of Nominating and Corporate Governance Committee. Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found on our website at www.micrusendovascular.com (Investor Relations — Corporate Governance). The current members of the committees are identified in the following table:

Nominating and
Corporate
	Governance	Compensation
Director	Committee	Committee	Audit Committee

Michael L. Eagle		X
Michael R. Henson(1)	X	X
Fred Holubow	X		X
L. Nelson Hopkins, M.D.
John T. Kilcoyne
Francis J. Shammo	X		X
Jeffrey H. Thiel	X		X
Gregory H. Wolf		X

(1)	Mr. Henson resigned effective December 31, 2009.

Audit Committee.  The Audit Committee held five meetings during the 2010 fiscal year. Our Audit Committee is composed of Messrs. Shammo (chairperson), Holubow and Thiel. Mr. Shammo is our Audit Committee financial expert as currently defined under applicable SEC rules and is an independent director as that term is defined under the NASDAQ listing standards. We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ rules. The primary functions of our Audit Committee include:

•	reviewing and monitoring our accounting practices and financial reporting procedures and audits of our financial statements;

•	appointing, compensating and overseeing our independent auditors; and

•	reviewing and evaluating the effectiveness of our internal control over financial reporting.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

Compensation Committee.  The Compensation Committee held eight meetings during the 2010 fiscal year and took action by unanimous written consent three times during the same period. Our Compensation Committee is currently composed of Messrs. Eagle and Wolf. Mr. Henson served as Chair of the Compensation Committee until December 31, 2009, when he resigned from our board of directors. Each member of our Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended. The functions of our Compensation Committee include:

•	determining the amount and form of compensation paid to our executive officers, employees and consultants;

•	reporting annually to our stockholders on executive compensation issues; and

•	administering our equity incentive plans, including the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan.

For additional information about our Compensation Committee, see “Compensation Discussion and Analysis — Compensation Committee” and “Compensation Discussion and Analysis — Role of Executives in Compensation Decisions,” below.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee took action by unanimous written consent one time during the 2010 fiscal year. Our Nominating and Corporate Governance Committee is currently composed of Messrs. Holubow, Shammo, and Thiel. Mr. Henson served as a member of the Nominating and Corporate Governance Committee until December 31, 2009, when he resigned from our board of directors. Each member of our Nominating and Corporate Governance Committee is an independent director as that term is defined under the NASDAQ listing standards. The functions of our Nominating and Corporate Governance Committee include:

•	identifying and evaluating individuals, including individuals proposed by stockholders, qualified to serve as members of our board;

•	making recommendations to the independent members of our board of directors with respect to candidates for election to the board; and

•	reviewing and assessing our corporate governance guidelines and recommending changes to our corporate governance guidelines to the board.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees.  We pay each non-employee director an annual cash retainer of $15,000, in addition to $2,000 for each quarterly board meeting attended and $1,000 for each additional board meeting attended (in each case either, in person or by telephone conference). In addition, each member of our Audit Committee and Compensation Committee receives $1,000 per meeting attended for up to four meetings of those committees and an additional $500 for each additional committee meeting attended (in each case, in person or telephone conference).

We pay the chairman of our Audit Committee an additional annual cash retainer of $10,000 and we pay the chairman of our Compensation Committee an additional cash retainer of $5,000. In addition, we reimburse our directors for all reasonable expenses incurred in attending meetings of the board and its committees. The members of our Compensation Committee participate in the consideration of director compensation.

Equity Compensation.  Our 2005 Equity Incentive Plan (referred to in this proxy statement as the 2005 Plan) provides for the automatic grant of options to purchase shares of common stock to our non-employee directors on the date when a non-employee director is first elected or appointed to our board (referred to in this proxy statement as an initial grant) and on the date of each annual meeting of stockholders, beginning with the annual meeting held in 2006, provided that the director has served as a director for at least six months (referred to in this proxy statement as an annual grant). Each initial grant covers 25,000 shares of our common stock and vests as to 1/36th of the shares on each monthly anniversary of the date of grant, subject to the director’s continued service on each relevant vesting date. Each annual grant covers 10,000 shares of our common stock and vests as to 1/12th of the shares on each monthly anniversary of the date of grant, subject to the director’s continued service on each relevant vesting date. Generally, upon a change of control or a merger or sale of all or substantially all of our assets, the vesting of options granted to non-employee directors who are then serving on our board will accelerate and become immediately exercisable. Each option granted to a non-employee director will have an exercise price equal to the fair market value of our common stock on the date of grant and will have a ten year term. Footnote 1 to the following table sets forth the number of options that were granted to our non-employee directors in fiscal 2010.

The following table provides certain information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2010.

		Option	All Other
	Fees Earned or	Awards	Compensation
	Paid in Cash	($)	($)	Total
Name	($)	(1)	(2)	($)

Michael L. Eagle	$34,000	$62,365	$3,123	$99,488
Michael R. Henson(3)	28,500	62,365	1,635	92,500
Fred Holubow	32,500	62,365	3,260	98,125
L. Nelson Hopkins, M.D.	27,000	62,365	3,318	92,683
Francis J. Shammo	42,500	62,365	864	105,729
Jeffrey H. Thiel	32,500	62,365	1,716	96,581
Gregory H. Wolf	32,500	62,365	2,188	97,053

(1)	The amounts in this column reflect the aggregate grant date fair value for option awards granted to each director in fiscal 2010 computed in accordance with FASB ASC Topic 718. The grant date fair value of each option award is calculated on the date of grant using the Black-Scholes pricing model. Messrs. Eagle, Henson, Holubow, Hopkins, Shammo, Thiel and Wolf were each granted an option to purchase 10,000 shares on September 15, 2009, the date of our annual meeting of stockholders for fiscal 2009. The grant date value per share was $6.2365. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 12 in the Notes to the Consolidated Financial Statements contained in Item 8 of our 2010 Annual Report on Form 10-K which was filed with the SEC on June 8, 2010.

(2)	The amounts in this column represent the amount of travel expenses incurred by the non-employee directors and reimbursed by Micrus.

(3)	Mr. Henson resigned from the Micrus board of directors effective December 31, 2009. At December 31, 2009, Mr. Henson had 52,500 options outstanding.

The aggregate number of option awards held by each non-employee director and outstanding at the end of the fiscal year ended March 31, 2010 is disclosed in the table below.

Option Awards
Name	Outstanding (#)

Michael L. Eagle	55,000
Michael R. Henson(1)	—
Fred Holubow	72,109
L. Nelson Hopkins, M.D.	40,526
Francis J. Shammo	71,110
Jeffrey H. Thiel	64,910
Gregory H. Wolf(2)	10,000

(1)	Mr. Henson resigned from the Micrus board of directors effective December 31, 2009. He did not have any options outstanding as of March 31, 2010 because his options were either exercised or forfeited.

(2)	Certain options previously held by Mr. Wolf were gifted to a GRAT on October 23, 2008. Mr. Wolf is not the trustee of the GRAT.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (referred to in this proxy statement as the “Exchange Act”), except to the extent that Micrus specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the board is composed of the three directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC and NASDAQ rules. In addition, the board has determined that Francis J. Shammo is an “audit committee financial expert” as defined by SEC rules.

Responsibilities

The Audit Committee operates under a written charter that has been adopted by the board. The charter is reviewed periodically for changes, as appropriate. The charter is available at www.micrusendovascular.com (Investor Relations — Corporate Governance). The Audit Committee is responsible for general oversight of Micrus’s auditing, accounting and financial reporting processes, system of internal controls, and tax, legal, regulatory and ethical compliance. Micrus’s management is responsible for: (a) maintaining Micrus’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Micrus’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, Micrus’s audited consolidated financial statements contained in Micrus’s Annual Report on Form 10-K for the period ended March 31, 2010.

2.	The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

3.	The Audit Committee has received from the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC, the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with PwC the independence of the registered public accounting firm.

4.	The Audit Committee has considered whether the provision of services covered by fees paid to PwC is compatible with maintaining the independence of PwC.

Based on the review and discussions referred to in paragraphs 1-4 above, the Audit Committee recommended to the Micrus board of directors, and the board has approved, that the audited consolidated financial statements be included in Micrus’s Annual Report on Form 10-K for the period ended March 31, 2010.

The Audit Committee appointed PwC as Micrus’s independent registered public accounting firm for fiscal 2011 and recommends to stockholders that they ratify the appointment of PwC as Micrus’s independent registered public accounting firm for fiscal 2011.

This report is submitted by the Audit Committee of the Board of Directors of Micrus Endovascular Corporation.

Francis J. Shammo (Chairman)
Fred Holubow
Jeffrey H. Thiel

EXECUTIVE OFFICERS

The following table provides the name, age and position of each of our executive officers:

Name	Age	Position

John T. Kilcoyne	51	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Robert A. Stern	53	President and Chief Operating Officer
Gordon T. Sangster	57	Chief Financial Officer (Principal Financial Officer)
Edward F. Ruppel, Jr.	44	Senior Vice President and Corporate Compliance Officer
Robert C. Colloton	52	Vice President, Global Sales and Marketing
R. Michael Crompton	52	Vice President of Regulatory Affairs, Clinical Research and Quality
Carolyn M. Bruguera	44	Vice President and General Counsel
Richard J. Snyder	66	Vice President of Human Resources

John T. Kilcoyne’s biography is set forth under the heading “Proposal 2 — Election of Directors.”

Robert A. Stern has served as our President and Chief Operating Officer since November 2007. Prior to that, Mr. Stern was our Executive Vice President and Chief Financial Officer from November 2004 to November 2007 and was our Vice President, Finance and Administration and Chief Financial Officer from January-November 2004. Mr. Stern was appointed our Secretary in March 2005. From September 2000 to January 2004, Mr. Stern served as the President and Chief Executive Officer of Context Connect, Inc., a telecommunications company. From March 2000 to September 2000, he served as the Executive Vice President of Quixel Capital Group, an investment holding company. From January 1996 to March 2000, he served as the Vice President and Chief Financial Officer of InnerDyne, Inc., a medical device company. From October 1991 to January 1996, he served as Vice President, Corporate Finance and Chief Financial Officer of RhoMed Incorporated, a pharmaceutical company. Since February 2009, Mr. Stern has served as a member of the board of directors of Nexeon MedSystems Inc., a private company and as the chairman of its audit committee. Mr. Stern received his B.S. in Business Administration from the University of New Hampshire, Whittemore School of Business and Economics, and his MBA from the University of New Mexico, Anderson School of Management.

Gordon T. Sangster has served as our Chief Financial Officer since November 2007. From September 2006 to November 2007, Mr. Sangster served as Vice President of Finance and Chief Financial Officer of HemoSense, Inc., a publicly traded point-of-care clinical diagnostics company that was acquired by Inverness Medical Innovations, Inc. in November 2007. From August 2000 through September 2006, Mr. Sangster was Chief Financial Officer of A.P. Pharma, Inc., a publicly traded specialty pharmaceutical company. He also served as that company’s Vice President of Finance and Controller from April 1993 to July 2000. Previously, Mr. Sangster held various financial roles with Raychem, Inc. and CooperVision, Inc, a medical device company. He is a member of the Institute of Chartered Accountants in England and Wales.

Edward F. Ruppel, Jr. joined us in June 2003 and is our Senior Vice President of Research and Development, and Technical Operations. Since July 2006, Mr. Ruppel has also served as our Corporate Compliance Officer. From March 2001 to March 2003, Mr. Ruppel served as the Vice President of Operations of CBYON, Inc., a surgical navigation software and equipment company. From June 1994 to December 2000, he served as Director of Operations, among other management positions, for Biometric Imaging Inc., a subsidiary of Becton, Dickinson & Company, a medical technology company. Mr. Ruppel received his B.S. in Mechanical Engineering at the University of Rochester, and his MBA from TRIUM (jointly issued by New York University Leonard N. Stern School of Business, London School of Economics and HEC, School of Management, Paris).

Robert C. Colloton joined us in March 2005 and is our Vice President, Global Sales and Marketing. From February 2003 to March 2005, Mr. Colloton served as the Vice President, Account and Market Development of VNUS Medical Technologies, Inc., a medical device company. Prior to this position, he also held the positions of Vice President, Worldwide Marketing and International Sales from April 2001 to February 2003 and Vice President, Worldwide Sales and Marketing from June 1999 to April 2001, at VNUS Medical Technologies, Inc. From June 1997 to June 1999, Mr. Colloton served as Vice President, Sales and Marketing of TransVascular, Inc., a medical device company. From January 1993 to June 1997, he served in various sales and marketing executive positions at Cardiometrics, Inc., a medical device company. Mr. Colloton received his B.S. in Business Administration at Miami University in Oxford, Ohio.

R. Michael Crompton joined us in October 2006 and serves as our Vice President of Regulatory Affairs, Clinical Research and Quality. From March 2006 to September 2006, Mr. Crompton was a consultant to medical device companies and served as an instructor at the University of California, Santa Cruz, an appointment he still holds. From June 2005 to February 2006, he served as Vice President, Regulatory/Clinical Affairs & Quality Assurance at Spinal Kinetics, Inc, a medical device company. From October 2002 to June 2005 he served as Vice President, Regulatory/Clinical Affairs & Quality Assurance and Chief Compliance Officer at Carl Zeiss Meditec, Inc, a medical device company. From December 2000 to September 2002 he was the Vice President, Regulatory/Clinical Affairs & Quality Assurance at CryoVasular Systems, Inc, a medical device company. From May 1996 to November 2000 he served as Vice President, Regulatory Affairs & Quality Assurance at Symphoix Devices, a medical device company, Inc. He received his B.S. in biochemistry and masters degree in public health (biomedical sciences) from the University of California, Berkeley and his J.D. from the University of San Francisco School of Law.

Carolyn M. Bruguera joined us in November 2005 and is our Vice President and General Counsel. From March 2004 to November 2005, she was a partner with Montgomery Law Group in Menlo Park, specializing in corporate and securities law, and from 2000 to 2004 she was a partner with Thoits, Love, Hershberger & McLean in Palo Alto, which she joined as an associate in 1998. She was an associate with Venture Law Group from 1995-1998 and with Heller, Ehrman, White & McAuliffe from 1993-1995. Ms. Bruguera received her A.B. from Harvard University and her J.D. from the University of California, Berkeley’s Boalt Hall School of Law.

Richard J. Snyder joined us in September 2006 and serves as our Vice President of Human Resources. From June 2005 to August 2006, he was the Vice President of Human Resources for Gateway Bank, a private mortgage banking company. Mr. Snyder acted as a Human Resources consultant to companies in the medical device, high tech and financial services industries from February 2002 to June 2005. Prior to 2002, Mr. Snyder served in Senior Human Resources positions, both international and domestic, with Docent Inc., Lucent Technologies, Sybase, Bank of America and Citicorp. He received a B.A. in Economics from Macalester College and a M.A. in Industrial Relations from the University of Minnesota.

Officers are elected by the Board of Directors. Each officer holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Micrus Endovascular Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

We have granted options to some of our officers and directors during fiscal 2010. Please see “Executive Compensation — Grant of Plan-Based Awards In Last Fiscal Year” and “Compensation of Directors.” We have also entered into employment agreements with certain severance, retention and acceleration provisions with certain of our officers and directors. Please see “The Merger — Interests of Directors and Officers in the Merger,” “Compensation Discussion and Analysis — Change of Control and Severance Agreements” and “Compensation Discussion and Analysis — Potential Payments Upon Termination or a Change of Control.”

We have engaged Accretive Solutions, formerly known as Horn Murdock Cole, to perform Sarbanes-Oxley compliance reviews of the Company since January 2005. Lois Sangster, the wife of Gordon Sangster, our Chief Financial Officer, is an employee at Accretive Solutions. Ms. Sangster has not been involved with any review of the Company since May 2007. Mr. Sangster joined the Company in November 2007. During fiscal 2010, we paid Accretive Solutions a service fee of approximately $176,000.

Other than the transaction which we describe above, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct.

In addition, our bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained under Delaware law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

We believe that all related-party transactions described above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

Policies for Approval of Related Transactions

We review all known relationships and transactions in which Micrus and our directors or executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal counsel, in consultation with our finance team, is primarily responsible for developing and implementing processes and controls to obtain information from our directors and executive officers with respect to related-party transactions and then determining, based on the facts and circumstances, whether Micrus or a related-party has a direct or indirect material interest in these transactions. Members of our finance departments are instructed to inform our legal counsel of any transaction between a director and executive officer that comes to their attention. On a periodic basis, the legal and finance teams review all transactions involving payments between Micrus and any company that has a Micrus executive officer or director as an officer or director. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

In addition, the Audit Committee reviews and approves or ratifies all related-party transactions. As authorized in the Audit Committee’s charter, in the course of its review and approval or ratification of a related-party transaction, the committee considers:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, the amount involved and type of transaction;

•	the importance of the transaction to the related-party and to Micrus;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Micrus and our stockholders; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related-party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of such transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our compensation philosophy provides the guiding principles for decisions made by the Compensation Committee of our board of directors, or the Compensation Committee, for our executive officers. Our executive compensation is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the Committee to have a portion of each executive’s compensation contingent upon our performance as well as upon the individual’s personal performance. We strive to link pay to performance and to the long-term interests of our stockholders by:

•	Ensuring that the executive team has clear goals and accountability with respect to financial and non-financial corporate performance;

•	Establishing pay opportunities that are competitive based on prevailing practices for our industry and the stage of our growth;

•	Assessing individual performance by setting individual goals within the context of our overall operating results;

•	Assessing whether our executive compensation programs provide an appropriate return on investment in light of the overall cost of the programs; and

•	Aligning pay incentives with the long-term interests of our stockholders.

Compensation Committee

The Compensation Committee is responsible for ensuring that executive compensation is responsibly and effectively designed, implemented, and administered with sound corporate governance practices. The Compensation Committee has authority to approve the philosophy and structure of the compensation programs for executives.

The Committee has authority to determine the amount and form of compensation paid to our executive officers, officers, employees, consultants and advisors and to review the performance of such persons in order to determine appropriate compensation, as well as to establish our general compensation policies and practices and to administer plans and arrangements established pursuant to such policies and practices. The Committee may direct management to take such actions as are necessary and advisable to implement its compensation decisions in a manner consistent with its determinations. The Committee has exclusive authority with respect to compensation determinations affecting our chief executive officer and other executive officers, but may delegate its authority with regard to our non-officer employees and consultants to officers and other appropriate Company supervisory personnel. While it has not done so, the Committee may delegate its authority to a subcommittee of the Committee or any other members of our board, except with respect to compensation determinations for our chief executive officer, which remain the exclusive authority of the Committee. In addition, to the extent permitted by applicable law, the Committee may delegate to one or more of our officers (or other appropriate supervisory personnel) the authority to grant stock options and other stock awards to employees who are not executive officers or members of our board of directors or of any of our subsidiaries.

During fiscal year 2010, the Compensation Committee consisted of three independent, non-employee directors as defined by the listing standards of the NASDAQ stock market: Michael R. Henson, Michael L. Eagle, and Gregory H. Wolf. Mr. Henson resigned from our board of directors effective December 31, 2009. Accordingly, the Compensation Committee currently consists of Messrs. Eagle and Wolf. The Compensation Committee’s charter is available at www.micrusendovascular.com (Investor Relations — Corporate Governance). The Compensation Committee reassesses this charter annually and recommends any proposed changes to the board for approval. During the 2010 fiscal year, the Compensation Committee did not recommend any proposed changes to the charter.

The Compensation Committee annually reviews and approves compensation for our chief executive officer (referred to in this proxy statement as CEO) and our other executive officers. This includes base salaries, cash incentive awards, equity awards (including grants of stock options, restricted stock and restricted stock units), severance arrangements (including change in control provisions), and other typical benefit arrangements.

Role of Executives in Compensation Decisions

The Compensation Committee sets compensation for the CEO and the other executive officers. In determining the CEO’s compensation, the Compensation Committee solicits input from the full board and reviews compensation analysis developed by a third party compensation consultant, Radford Surveys + Consulting, before making final decisions. The CEO is not present when the Compensation Committee reviews his performance and determines his compensation.

Our CEO, Vice President of Human Resources, Vice President and General Counsel and others from our finance department (hereafter referred to as Management) assist and support the Compensation Committee. They develop compensation proposals for Committee consideration, analyze competitive compensation information, provide legal review and interpretation and provide analyses of the status of compensation programs such as levels of stock ownership and the holding value or the hypothetical gain from the unvested option shares if exercised at various prices. However, Management does not have decision-making authority in regards to executive officer compensation.

The CEO and President/COO annually (fiscal year end) review the performance of the executive officers other than the CEO. The CEO recommends base salary adjustments, cash incentive awards, equity awards (including grants of stock options, restricted stock and restricted stock units), and promotions to the Compensation Committee. The Compensation Committee reviews these recommendations when making decisions on compensation for the executive officers.

Use of Outside Consultants

While we may use consultants to assist in the evaluation of executive officer compensation, the Compensation Committee has the sole authority to retain and terminate its own compensation consultant as it sees fit. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. During the 2008 fiscal year, we engaged Radford Surveys + Consulting to provide a compensation analysis for all executive officers, to determine how the compensation of our officers compared with the compensation paid to officers of our peer group. The Company did not engage Radford Surveys + Consulting or any other compensation consultant during fiscal year 2010 and Radford Surveys + Consulting has performed no other services for us other than the provision of the executive compensation analysis during the 2008 fiscal year. The Compensation Committee reviewed and considered the information provided by Radford Surveys + Consulting when making decisions on fiscal 2009 base salaries, cash incentive awards and equity awards for executive officers and their conclusions with respect to fiscal 2009 base salaries, cash incentive awards and equity awards formed the basis for their evaluation of compensation during fiscal year 2010.

Benchmarking of Compensation

Based on the Radford Surveys + Consulting compensation analysis prepared in the 2008 fiscal year, the Compensation Committee determined the peer group, based on product or industry, revenue level, geographic location, number of employees, and competitors for executive talent in our labor markets (collectively, the peer group). The peer group applicable during fiscal year 2010 was the same as approved in fiscal year 2008 and is as follows, with each having the following respective net sales or revenues for their then most recent 12 months (each in millions):

ABAXIS, Inc. ($124.6)

Alphatec Holdings, Inc. ($132.2)

AngioDynamics, Inc. ($195.1)

ATS Medical, Inc. ($75.7)

Conceptus, Inc. ($131.4)

Cyberonics, Inc. ($143.6)

Ev3, Inc. ($449.1)

Exactech, Inc. ($177.3)

ICU Medical, Inc. ($231.5)

Kensey Nash Corp ($82.1)

LeMaitre Vascular, Inc. ($50.9)

NuVasive, Inc. ($370.3)

Quidel Corp ($164.3)

SonoSite, Inc. ($227.4)

Volcano Corp ($227.9)

The peer group is reviewed and updated each year to the extent the Compensation Committee determines that the previous year’s peer group is no longer appropriate to ensure that the comparisons are meaningful.

Pay Mix

The total cash compensation and the ratio of fixed base salary and target cash incentive award components are established for executives based on competitive market practices of our peer group determined from the benchmark surveys prepared by Radford Surveys + Consulting. This mix between fixed base salary and cash incentives is comparable to that for similar positions reviewed in the peer group. The specific percentages for each Named Executive Officer (as defined below under the Summary Compensation Table) are described below.

	Total Compensation Mix
	(Base Salary, Short-Term Cash Incentives, Long-Term
	Equity Incentives and Executive Benefits and Perquisites)
			% of Performance Based
	% of Total		Total Compensation		% of Total
	Compensation that is:		that is:		Compensation that is:
	Performance Based			Long-	Cash	Equity
Name	(1)	Fixed(2)	Annual(3)	Term(4)	Based(5)	Based(6)

John T. Kilcoyne	37%	63%	26%	74%	72%	28%
Robert A. Stern	35%	65%	30%	70%	76%	24%
Gordon T. Sangster	40%	60%	25%	75%	70%	30%
Edward F. Ruppel, Jr.	55%	45%	13%	87%	52%	48%
Robert C. Colloton	50%	50%	65%	35%	82%	18%

(1)	Short-term cash incentives plus long-term equity incentives divided by total compensation

(2)	Base salary plus executive benefits and perquisites divided by total compensation

(3)	Short-term cash incentives divided by short-term cash incentives plus long-term equity incentives

(4)	Long-term equity incentives divided by short-term cash incentives plus long-term equity incentives

(5)	Base salary plus short-term cash incentives and executive benefits and perquisites divided by total compensation

(6)	Long-term equity incentives divided by total compensation

Target Pay Positioning

For the 2010 fiscal year, we did not target a specific percentile of our peer group for purposes of positioning our base salary, target cash incentives and stock grants for our Named Executive Officers. Rather, the Compensation Committee relied on its prior analysis of the peer group data provided for the 2009 fiscal year to reach determinations with respect to compensation amounts in the 2010 fiscal year, as well as its subjective evaluation of market conditions and executives’ personal contributions relative to our overall performance to conclude that the various elements of Named Executive Officer compensation remained competitive and reasonable relative to the peer group.

Elements of Compensation

Our executive compensation program has three major components: fixed base salary, short-term cash incentives, and long-term equity incentives. We also provide to our executives the same comprehensive retirement and health benefits program that is provided to our other full-time employees. These programs are designed to attract, retain, and motivate highly effective executives to achieve our business goals and improve stockholder value, as described below.

Compensation Component	Purpose

Base Salary	Designed to attract and retain qualified executives with market-competitive pay for comparable positions with comparable experience and competence of executive.

Micrus Bonus Program	Designed to attract and retain qualified executives and pay for annual performance based on achievement of revenue, EPS and cash flow goals.
Long-Term Incentives	Designed to attract and retain qualified executives and pay for long-term performance with stock options that align with stockholder value.

Executive Benefits	Competitiveness with industry practices.

Total Compensation	Designed to attract and retain qualified executives, incentivize performance and maximize long-term stockholder value.

The Compensation Committee’s determination with respect to each of these individual elements of compensation for any executive officer does not affect the Compensation Committee’s determination with respect to any other element of compensation.

Base Salary

For the 2010 fiscal year, base salary levels were established primarily on the basis of an individual officer’s qualifications, performance and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies and the incentives necessary to attract and retain qualified management. Base salary may be adjusted each year to take into account the individual’s performance and to maintain a competitive salary structure. Specifically, the base salary increases between fiscal 2009 to fiscal 2010, as set forth in the table below, were based on the Compensation Committee’s assessment of the foregoing criteria with respect to each officer and the Compensation Committee’s review of the surveys of our peer group prepared by Radford Surveys + Consulting. Additionally, the Compensation Committee takes into account general economic and business conditions. Each Named Executive Officer’s salary is based primarily on his or her individual performance and not on our overall performance.

The percentage increase for each officer was based on the Compensation Committee’s evaluation of the performance of the officer during the previous fiscal year. Base salaries for the Named Executive Officers for fiscal 2010 and 2009, and the percentage increases between periods, are as follows:

			Percentage Increase
Name	2010	2009	Between Periods

John T. Kilcoyne	$440,902	$428,060	3%
Robert A. Stern	386,105	374,860	3%
Gordon T. Sangster	294,000	262,500	12%
Edward F. Ruppel, Jr.	305,910	270,000	13%
Robert C. Colloton	293,550	285,000	3%

The percentage increase for Mr. Sangster reflected the Committee’s decision to adjust his salary to market pay for his position. The percentage increase for Mr. Ruppel reflected his promotion to Senior Vice President and Corporate Compliance Officer and the additional duties and responsibilities associated therewith.

Cash-Based Incentive Compensation

When setting the performance goals for our cash bonus program, we establish goals that are “SMART” performance goals (specific, measurable, achievable, realistic and timely). We expect that our executives, through their hard-work and determination, will achieve these goals which are critical to our growth and long-term success.

Cash bonuses are awarded on a discretionary basis to executive officers and are typically tied to their success in achieving designated individual goals and our success in achieving specific corporate and department goals. Each participant’s target bonus is based upon a percentage of their base salary, which percentage is determined by the Compensation Committee with respect to our CEO and by our CEO with respect to executive officers other than him and as approved by the Compensation Committee.

For the 2010 fiscal year, we implemented a Bonus Program for certain executive and senior employees, including our Named Executive Officers. Under the Bonus Program, each Named Executive Officer was eligible to receive a bonus payment equal to up to 16.5% of his or her base salary for the 2010 fiscal year. The payment was conditioned upon both the achievement of three specific corporate objectives and approval of the payment by the Compensation Committee. The objectives were achievement of a specific revenue target of $83 million for the 2010 fiscal year; positive earnings per share for the 2010 fiscal year; and positive cash flow for the 2010 fiscal year. All objectives were required to be met in order for a bonus payment to be made and payment was subject to the discretion of the Committee even if the bonus criteria were met. The Bonus Program replaced and superseded the Company’s prior bonus program under which our executives were eligible for bonus payments during prior fiscal years. The modified Bonus Program reflected a decision by the Compensation Committee to lower the total bonus amount for which executives are eligible in order to reduce costs and conserve cash. The Compensation Committee determined that elimination of departmental and personal goals would ensure the application of a uniform, objective standard to all executives and more completely align their bonus targets with our primary corporate goals.

Our revenues for the 2010 fiscal year were $91.1 million, earnings for the 2010 fiscal year were $0.69 per diluted share and cash and cash equivalents totaled $17.1 million at the beginning of the 2010 fiscal year and $30.1 million at the end of the 2010 fiscal year. Accordingly, the Compensation Committee determined that all of these goals were attained for the 2010 fiscal year, such that each of the Named Executive Officers received bonus payments for the 2010 fiscal year of 16.5% of their respective base salaries.

Cash bonuses earned by our Named Executive Officers for fiscal 2010 were as follows:

Name	$ Amount	% Target

John T. Kilcoyne	$72,749	16.5%
Robert A. Stern	63,707	16.5%
Gordon T. Sangster	48,510	16.5%
Edward F. Ruppel, Jr.	46,855	16.5%
Robert C. Colloton	48,436	16.5%

In addition to the bonus that Mr. Colloton was eligible to earn pursuant to the above for the 2010 fiscal year, Mr. Colloton was eligible to receive incentive commission payments of up to 0.2% of U.S. GAAP recognized revenue from our North America, Latin America and European sales, subject to us meeting minimum worldwide sales revenue milestones of approximately $15.1 million, $14.6 million, $16.8 million and $17.8 million for the first through fourth fiscal quarters, respectively, and a minimum gross margin percentage of 72% for each quarter. Such payments were paid on a quarterly basis and were subject to adjustment ranging from 90% — 110% based on gross margins in excess of the minimum percentage. For fiscal 2010, Mr. Colloton received incentive commission payments totaling $145,333, consisting of payments of $28,394, $39,952, $31,537 and $45,451 for the first through fourth fiscal quarters of 2010 as a result of adjusted worldwide sales revenues of approximately $17.2 million, $18.2 million, $19.1 million and $21.6 million and adjusted gross margin percentages of approximately 77.2%, 79.0%, 77.7% and 75.5% for such periods.

In addition to the bonus that Mr. Ruppel was eligible to earn pursuant to the Bonus Program, in connection with Mr. Ruppel’s promotion to Senior Vice President and Corporate Compliance Officer, he is eligible to receive a performance bonus of up to 10% of his base salary to the extent certain performance milestones are achieved on or before October 1, 2010. Mr. Ruppel must remain employed by us through the date the performance milestones are achieved in order to receive this performance bonus.

For the 2011 fiscal year, the Compensation Committee retained the general Bonus Program structure described above but amended the Bonus Program to provide for an increased bonus opportunity for achievement of up to 125% of Company revenue and profit goals. In addition, the Compensation Committee amended the bonus program to provide for a pro-rated payout for performance equal to or above 90% of the plan for both of those performance metrics. For the 2011 fiscal year, the Compensation Committee determined that Mr. Colloton will be eligible to receive incentive commission payments of up to 0.2% of our worldwide sales revenue for the fiscal year, subject to us meeting certain worldwide sales revenue and gross margin milestones. Such payments shall be payable on a quarterly basis if the worldwide sales revenue and gross margin milestones are satisfied for such quarter, provided that Mr. Colloton remains employed by us, and are subject to adjustment ranging from 93% — 110% based on gross margins in excess of the minimum percentage. If Mr. Colloton ceases to be our employee, the incentive commission payment shall be payable on a pro-rated basis to reflect sales made while Mr. Colloton was employed by us. The Compensation Committee is entitled to amend or terminate Mr. Colloton’s incentive commission plan upon notice to Mr. Colloton, effective as of the end of any month.

Long-Term Incentive Compensation

We utilize our 2005 Equity Incentive Plan (referred to in this proxy statement as the Plan) to retain our executives and other key employees and to provide them additional incentives to maximize long-term stockholder values. Our board of directors has delegated to the Compensation Committee exclusive authority to implement equity awards to the executive officers. Awards granted under the Plan generally take the form of stock options designed to give the recipient a significant equity stake that generates value only upon appreciation in the value of our stock and thereby closely align his or her interests with those of our stockholders. Factors considered in determining the size of such awards include the individual’s position, his or her performance and responsibilities, and internal comparability, and the Compensation Committee considered such factors when implementing the option grants that are reported in the “Grant of Plan-Based Awards” table below. The Compensation Committee also has the discretion to grant restricted stock or restricted stock units under the Plan. Our Named Executive Officers are eligible to participate in our company-wide service award program, pursuant to which we award to each full-time employee 25 shares of our common stock for each 5-year period of continuous service. For the 2010 fiscal year, Mr. Kilcoyne and Mr. Colloton were each awarded 25 shares of our common stock.

Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the closing price of our common stock on the date of grant) over a specified period of time (up to 10 years or less in the event the executive terminates service with us). The options typically vest over a four-year period at the rate of 25% on the one year anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option vest each month thereafter, contingent upon the executive officer’s continued service with us. Accordingly, the option will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of our common stock appreciates over the option term.

In May 2009, the Compensation Committee approved option grants to the Named Executive Officers on a single occasion, in connection with the review of the Executives’ overall compensation for the fiscal year. The Compensation Committee granted options covering 50,000 shares to Mr. Kilcoyne, 35,000 shares to each of Mr. Stern and Mr. Sangster and 25,000 shares to each of Mr. Ruppel and Mr. Colloton.

In determining the amount of option shares to be granted, the Compensation Committee considered the following factors:

•	The Chief Executive Officer’s performance evaluation and our board feedback;

•	The Chief Executive Officer’s recommendation (for all Named Executive Officers except himself);

•	The relative level of equity incentives among the Named Executive Officers;

•	Demand in the labor market;

•	Retention objectives and retention power of unvested equity;

•	Long-term succession and organization development plans; and

•	Peer group analysis from Radford Surveys + Consulting.

In January 2010, the Compensation Committee granted options covering an additional 25,000 shares to Mr. Ruppel in connection with the expansion of his responsibility to include the position of Vice President of Research and Development.

The Compensation Committee determined that these options were within an appropriate range for “refresher” grants based on the Radford Surveys + Consulting analysis of peer group executives.

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee believes that the stock and option holdings of our directors and executive officers are sufficient at this time to provide them incentive to perform for us and to align this group’s interests with those of our stockholders.

Defined Contribution Plans

We have a 401(k) plan, which allows our executive officers and other employees to defer up to 75% of their pretax salary up to the maximum allowed under Internal Revenue Service regulations. The 401(k) plan permits us to make discretionary matching contributions; however, we have not to date made any such discretionary matching contributions.

Change of Control and Severance Arrangements

Our employment agreement with Mr. Kilcoyne provides that in the event Mr. Kilcoyne’s employment is terminated other than for cause, death or disability at any time, whether or not there is a change of control, he will be entitled to severance payments equal to six months of his then-current base salary.

Our employment agreement with Mr. Stern provides that, if there is a change of control and, within the twelve month period following the change of control, Mr. Stern’s employment is terminated other than for cause, death or disability or Mr. Stern resigns for good reason, Mr. Stern will receive severance payments equal to twelve months of his then-current base salary. Furthermore, if we terminate Mr. Stern’s employment other than for cause, death or disability at any time, whether or not there is a change of control, Mr. Stern will receive severance payments equal to twelve months of his then-current base salary, subject to certain limitations.

Our employment agreement with Mr. Colloton provides that, if we terminate Mr. Colloton’s employment other than for cause, death or disability at any time, whether or not there is a change of control, Mr. Colloton will receive severance payments equal to six months of his then-current base salary.

In addition to the foregoing specific contractual arrangements, in fiscal 2008, we approved for all executives of the Company (including the Named Executive Officers) vesting acceleration pursuant to which their options will become fully vested in the event of an involuntary termination of their employment or their resignation for good reason within three months prior to or twelve months after a change of control. We believe this vesting acceleration, which requires both a change in control and an involuntary termination within a reasonable period before or after a change in control, is important to protect our officers from any involuntary termination associated with a change in control.

On December 12, 2008, we amended the offer letters with Mr. Kilcoyne, Mr. Stern and Mr. Colloton for the purpose of complying with Internal Revenue Code Section 409A with respect to the cash severance payments. These amendments did not change the cash severance amounts.

On July 10, 2010, we entered into the Severance Agreements with each of our Named Executive Officers other than Mr. Stern described under “ — Actions Since the End of Fiscal 2010” and “The Merger — Interests of Directors and Officers in the Merger.” On July 11, 2010, we entered into the Retention Agreements with each of our Named Executive Officers described under “ — Actions Since the End of Fiscal 2010” and “The Merger — Interests of Directors and Officers in the Merger.”

Other Elements of Compensation and Perquisites

Medical Insurance.  We provide each Named Executive Officer with such health, dental and optical insurance as we may from time to time make available to our other full-time employees based in the same jurisdiction.

Life and Disability Insurance.  We provide each Named Executive Officer with such disability and/or life insurance on the same terms as to other full-time employees.

Perquisites.  We pay various commuting costs for Mr. Kilcoyne, as further detailed in the “Summary Compensation Table” below, to help him travel between his home residence and our principal executive offices. We originally agreed to pay these commuting costs for the first twelve months of his employment with us and have deemed it to be in our best interest to continue this policy.

Financial Restatements, Tax and Accounting Policies

Financial Restatement.  Our Committee has not adopted a policy on whether or not we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Committee believes that this issue is best addressed if and when a need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation.  Section 162(m) of the Internal Revenue Code places a limit of $1 million per person on the amount of compensation that we may deduct in any one year with respect to each of our Named Executive Officers other than the chief financial officer. There is an exemption from the $1 million limitation for performance-based compensation that meets certain requirements. Grants of options under the Plan are intended to qualify for the exemption. Restricted stock awards under the Plan, as well as performance cash awards, may qualify for the exemption if certain additional requirements are satisfied. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that we pay to our Named Executive Officers as compensation may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carry-forwards. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that such action is appropriate and in our best interests.

We account for equity compensation paid to our employees in accordance with FASB ASC Topic 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We have not tailored our executive compensation program to achieve particular accounting results.

Risk Considerations

The Compensation Committee considers, in reviewing the Company’s compensation program, whether the program encourages taking unnecessary or excessive risks. During 2010, management, with the input of the Company’s human resources, legal and risk oversight personnel, reviewed the Company’s compensation practices and policies to identify whether they believed these practices and policies created excessive or unnecessary risks. Their findings were presented to the Compensation Committee and our board of directors for consideration. After consideration of the information presented, the Compensation Committee concluded that the Company’s compensation program does not encourage unnecessary or excessive risk taking.

In reaching this conclusion, the Compensation Committee considered both the cash and equity components of compensation, as well as the Company’s bonus and sales incentive compensation arrangements at all levels of the Company. With respect to cash compensation, the Compensation Committee noted that base salaries are fixed in amount and thus do not encourage risk taking. Separately, while performance-based cash bonus awards under the Company’s bonus plan focus on achievement of annual goals, and annual goals may encourage a focus on shorter-term performance, the bonus plans do not represent a majority of any individual’s total compensation opportunities. In addition, as described above the Company’s bonus plans are tied to attainment of corporate performance metrics that create incentives for employees to achieve certain annual strategic and operational goals designed to translate into longer-term financial performance. The Compensation Committee believes that the bonus plan appropriately balances risk and the desire to focus employees on specific annual goals important to the Company’s near-term and longer-term future financial success, and that the bonus plan does not encourage unnecessary or excessive risk taking. The Compensation Committee considered the Company’s sales incentive compensation arrangements and determined that they provide a suitable incentive to encourage short and long-term Company performance by tying compensation to revenue, and that the Company has significant controls in place to ensure that sales incentive compensation payments are properly accounted for and remain linked to actual recognized revenue.

A significant portion of the compensation provided to executive officers and other employees of the Company is in the form of long-term equity incentive awards that are important to help further align the interests of the recipient with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price. Furthermore, these equity awards are staggered and subject to long-term vesting schedules to help ensure that recipients have significant value tied to long-term Company stock price performance.

Actions Since the End of Fiscal 2010

On July 10, 2010, the Company entered into the Severance Agreements with each of our Named Executive Officers other than Mr. Stern described above under “The Merger — Interests of Directors and Officers in the Merger.” On July 11, 2010 the Company entered into the merger agreement and the Retention Agreements with each of our Named Executive Officers described above under “The Merger — Interests of Directors and Officers in the Merger.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Micrus board of directors that the Compensation Discussion and Analysis be included in this proxy statement for our 2010 Annual Meeting of Stockholders and incorporated by reference into our 2010 Annual Report on Form 10-K which was filed with the SEC on June 8, 2010.

This report is submitted by the Compensation Committee of the Board of Directors of Micrus Endovascular Corporation.

Michael L. Eagle

Gregory H. Wolf

Compensation Committee Interlocks and Insider Participation

Gregory H. Wolf and Michael L. Eagle served as members of the Compensation Committee for all of fiscal 2010. Michael R. Henson served as Chair of the Compensation Committee until December 31, 2009, when he resigned from the Micrus board of directors. None of the members of the Compensation Committee have been officers or employees of Micrus or any of our subsidiaries. None of our current executive officers serves as a director of another entity, or a member of the compensation committee of another entity, that has an executive officer which serves on our board or our compensation committee. Each member of our Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows all of the compensation earned by (a) our principal executive officer, (b) our principal financial officer, and (c) our three most highly compensated executive officers, in each case for the fiscal year ended March 31, 2010, 2009 and 2008 (collectively the Named Executive Officers), as described above under “Compensation Discussion and Analysis — Elements of Compensation,” “— Change of Control and Severance Arrangements” and below under the heading “Executive Compensation — Potential Payments upon Termination or Change of Control.”

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
		Salary	($)	($)	($)	($)	Total
Name and Principal Position	Year	($)	(1)	(1)	(2)	(3)	($)

John T. Kilcoyne	2010	$440,902	$329	$208,415	$72,749	$34,348	$756,743
Chairman of the Board and	2009	428,060	—	159,376	25,684	32,275	645,395
Chief Executive Officer	2008	360,051	—	281,610	79,396	33,792	754,849
Robert A. Stern	2010	386,105	—	145,891	63,707	1,518	597,221
President and	2009	374,860	247	113,840	36,549	792	526,288
Chief Operating Officer	2008	323,748	—	201,150	86,669	792	612,359
Gordon T. Sangster	2010	294,000	—	145,891	48,510	2,714	491,115
Chief Financial Officer(4)	2009	262,500	—	91,072	17,916	682	372,170
	2008	96,154	—	402,300	19,085	220	517,759
Edward F. Ruppel, Jr.	2010	283,600	—	301,866	46,855	614	632,935
Senior Vice President and	2009	270,000	289	142,932	18,900	686	432,807
Corporate Compliance Officer(5)	2008	229,350	—	174,462	40,492	117,511	561,815
Robert C. Colloton	2010	293,550	521	104,208	193,769	4,680	596,728
Vice President of Global	2009	285,000	—	91,072	28,528	3,491	408,091
Sales and Marketing	2008	265,731	—	253,993	59,843	4,349	583,916

(1)	The amounts in these columns reflect the aggregate grant date fair value for stock awards and option awards granted to each named executive officer in fiscal 2010, 2009 and 2008 computed in accordance with FASB ASC Topic 718. The grant date fair value of each option award is calculated on the date of grant using the Black-Scholes pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 12 in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for period ended March 31, 2010.

(2)	The amounts in this column reflect cash bonuses earned during fiscal 2010, 2009 and 2008 and for Mr. Colloton, certain incentive commission payments. In fiscal 2010, Mr. Colloton received incentive commission payments of $145,333 and he also received incentive commission payments in fiscal 2009 and 2008.

(3)	Represents the amount we paid for the Named Executive Officers’ life insurance premiums. For Mr. Kilcoyne, in fiscal 2010, the amount also includes $4,733 in airfare reimbursement and $22,370 in housing allowance. In fiscal 2009 and 2008, the amount for Mr. Kilcoyne includes airfare reimbursement, housing allowance and the costs of his spouse’s participation in our annual President Club event. For Mr. Colloton, in fiscal 2010, 2009 and 2008, the amount also includes the cost of his spouse’s participation in our annual President Club event. For Mr. Ruppel, in fiscal 2008, the amount includes tuition reimbursement for his continuing education of $116,900.

(4)	Mr. Sangster joined the Company in November 2007; therefore, his salary for fiscal 2008 did not represent a full year of salary.

(5)	Mr. Ruppel was promoted to Senior Vice President and Corporate Compliance Officer in January 2010 and received a salary increase in connection with such promotion. The salary increase was not retroactive and was in effect for only part of fiscal 2010.

Grant of Plan-Based Awards in Last Fiscal Year

The following table provides information concerning grants of plan-based awards to each of our Named Executive Officers during the fiscal year ended March 31, 2010. Plan-based awards were granted to our Named Executive Officers during fiscal 2010 under our 2005 Equity Incentive Plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below and above under “Compensation Discussion and Analysis — Elements of Compensation,” “— Change of Control and Severance Arrangements” and below under “Executive Compensation — Potential Payments upon Termination or Change of Control.”

							All Other	All Other
							Stock	Option		Grant Date
							Awards:	Awards:	Exercise or	Fair Value
							Number of	Number of	Base Price	of Stock
		Estimated Future Payouts Under Non-					Shares of	Securities	of Option	and
		Equity Incentive Plan Awards					Stock or	Underlying	Awards	Option
	Grant	Threshold	Target		Maximum		Units	Options	($/Sh)	Awards
Name	Date	($)	($)		($)		(#)	(#)	(1)	(2)

John T. Kilcoyne	—	—	$72,749	(3)	$72,749	(4)	—	—	—	—
	5/26/2009	—	—		—		—	50,000	$9.19	$208,415
	11/30/2009	—	—		—		25	—	—	329
Robert A. Stern	—	—	63,707	(3)	63,707	(4)	—	—	—	—
	5/26/2009	—	—		—		—	35,000	9.19	145,891
Gordon T. Sangster	—	—	48,510	(3)	48,510	(4)	—	—	—	—
	5/26/2009	—	—		—		—	35,000	9.19	145,891
Edward F. Ruppel, Jr.	—	—	46,855	(3)	46,855	(4)	—	—	—	—
	—	—	30,591	(5)	30,591	(5)	—	—	—	—
	5/26/2009	—	—		—		—	25,000	9.19	104,208
	1/14/2010	—	—		—		—	25,000	16.77	197,658
Robert C. Colloton	—	—	48,436	(3)	48,436	(4)	—	—	—	—
	—	—	89,277	(6)	—		—	—	—	—
	5/26/2009	—	—		—		—	25,000	9.19	104,208
	3/1/2010	—	—		—		25	—	—	521

(1)	Under the terms of the 2005 Equity Incentive Plan, stock options must be granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant. For purposes of the 2005 Equity Incentive Plan, the fair market value of our common stock is the closing sale price of our common stock, as reported by the NASDAQ.

(2)	The amounts in this column reflect the aggregate grant date fair value for stock awards and option awards granted to each Named Executive Officer during the fiscal year ended March 31, 2010 computed in accordance with FASB ASC Topic 718. The grant date fair value of each option award is calculated on the date of grant using the Black-Scholes pricing model. The option awarded to Messrs. Kilcoyne, Stern, Sangster, Ruppel and Colloton on May 26, 2009, had a grant date present value of $4.17 per option share. The option awarded to Mr. Ruppel on January 14, 2010, had a grant date present value of $7.91 per option share. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 12 in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for period ended March 31, 2010, which was filed with the SEC on June 8, 2010.

(3)	These amounts represent the target payout of 16.5% of base salary under the Micrus Bonus Program. There is no threshold amount of payout under the Micrus Bonus Plan.

(4)	These amounts represent the maximum payout of 16.5% of base salary under the Micrus Bonus Program.

(5)	Represents the maximum estimated payout for Mr. Ruppel’s performance bonus. There is no threshold for payout under Mr. Ruppel’s performance bonus arrangement.

(6)	Represents the target estimated payout for Mr. Colloton’s incentive commission payments, with no adjustment for gross margin. There is no threshold for payout nor is there a maximum payout under Mr. Colloton’s incentive commission payment arrangement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of the end of the fiscal year ended March 31, 2010 on an award-by-award basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

							Stock Awards
								Market
	Option Awards							Value of
			Number of	Number of			Number of	Shares or
			Securities	Securities			Shares or	Units of
			Underlying	Underlying			Units of	Stock That
			Unexercised	Unexercised	Option	Option	Stock That	Have Not
			Options (#)	Options (#)	Exercise	Expiration	Have Not	Vested
Name	Grant Date		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	($)(1)

John T. Kilcoyne	11/29/2004	(1)	311,110	—	$5.63	11/29/2014	—	—
	2/23/2005	(2)	35,110	—	5.63	2/23/2015	—	—
	11/12/2007	(3)	21,873	13,127	17.51	11/12/2017	—	—
	5/14/2008	(4)	16,041	18,959	11.42	5/14/2018	—	—
	5/26/2009	(5)	—	50,000	9.19	5/26/2019	—	—
Robert A. Stern	2/26/2004	(6)	73,499	—	1.15	2/26/2014	—	—
	6/24/2004	(7)	8,888	—	13.05	6/24/2014	—	—
	11/15/2004	(8)	22,221	—	5.63	11/15/2014	—	—
	2/23/2005	(2)	33,332	—	5.63	2/23/2015	—	—
	2/14/2006	(9)	72,685	—	10.05	2/14/2016	—	—
	2/27/2007	(10)	30,833	9,167	21.00	2/27/2017	—	—
	11/12/2007	(3)	15,624	9,376	17.51	11/12/2017	—	—
	5/14/2008	(4)	11,457	13,543	11.42	5/14/2018	—	—
	5/26/2009	(5)	—	35,000	9.19	5/26/2019	—	—

							Stock Awards
								Market
	Option Awards							Value of
			Number of	Number of			Number of	Shares or
			Securities	Securities			Shares or	Units of
			Underlying	Underlying			Units of	Stock That
			Unexercised	Unexercised	Option	Option	Stock That	Have Not
			Options (#)	Options (#)	Exercise	Expiration	Have Not	Vested
Name	Grant Date		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	($)(1)

Gordon T. Sangster	11/12/2007	(11)	29,165	20,835	17.51	11/12/2017	—	—
	5/14/2008	(4)	9,166	10,834	11.42	5/14/2018	—	—
	5/26/2009	(5)	—	35,000	9.19	5/26/2019	—	—
Edward F. Ruppel, Jr.	6/24/2004	(7)	22,222	—	13.05	6/24/2014	—	—
	11/15/2004	(8)	11,110	—	5.63	11/15/2014	—	—
	2/23/2005	(12)	17,777	—	5.63	2/23/2015	—	—
	6/30/2006	(13)	23,437	1,563	12.06	6/30/2016	—	—
	7/16/2007	(14)	9,999	5,001	24.36	7/16/2017	—	—
	5/14/2008	(4)	9,165	10,835	11.42	5/14/2018	—	—
	2/5/2009	(15)	3,385	9,115	9.61	2/5/2019	—	—
	5/26/2009	(5)	—	25,000	9.19	5/26/2019	—	—
	1/14/2010	(16)	—	25,000	16.77	1/14/2020	—	—
Robert C. Colloton	2/23/2005	(17)	111,110	—	5.63	2/23/2015	—	—
	1/6/2006	(18)	50,000	—	9.25	1/6/2016	—	—
	5/29/2007	(19)	17,707	7,293	21.04	5/29/2017	—	—
	5/14/2008	(4)	9,165	10,835	11.42	5/14/2018	—	—
	5/26/2009	(5)	—	25,000	9.19	5/26/2019	—	—

(1)	This option vests over a four-year period, with 25% of the underlying shares vesting on November 29, 2005 and 1/36th of the remaining 75% of the underlying shares vesting on the 29th day of each month of the next 36 months thereafter.

(2)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 18, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 18th day of each month of the next 36 months thereafter.

(3)	This option vests over a four-year period, with 25% of the underlying shares vesting on September 28, 2008 and 1/36th of the remaining 75% of the underlying shares vesting on the 28th day of each month of the next 36 months thereafter.

(4)	This option vests over a four-year period, with 25% of the underlying shares vesting on May 14, 2009 and 1/36th of the remaining 75% of the underlying shares vesting on the 14th day of each month of the next 36 months thereafter.

(5)	This option vests over a four-year period, with 25% of the underlying shares vesting on May 26, 2010 and 1/36th of the remaining 75% of the underlying shares vesting on the 26th day of each month of the next 36 months thereafter.

(6)	This option vests over a four-year period, with 25% of the underlying shares vesting on January 12, 2005 and 1/36th of the remaining 75% of the underlying shares vesting on the 12th day of each month of the next 36 months thereafter.

(7)	This option vests monthly over a four-year period, 1/48th of the total number of shares vesting on the 24th day of each month over the 48 months beginning with July 24, 2004.

(8)	This option vests monthly over a one-year period, 1/12th of the total number of shares vesting on the 15th day of each month over the 12 months beginning with December 15, 2004.

(9)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 14, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 14th day of each month of the next 36 months thereafter.

(10)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 27, 2008 and 1/36th of the remaining 75% of the underlying shares vesting on the 27th day of each month of the next 36 months thereafter.

(11)	This option vests over a four-year period, with 25% of the underlying shares vesting on November 12, 2008 and 1/36th of the remaining 75% of the underlying shares vesting on the 12th day of each month of the next 36 months thereafter.

(12)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 23, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 23rd day of each month of the next 36 months thereafter.

(13)	This option vests over a four-year period, with 25% of the underlying shares vesting on June 30, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 31st day of each month of the next 36 months thereafter.

(14)	This option vests over a four-year period, with 25% of the underlying shares vesting on July 16, 2008 and 1/36th of the remaining 75% of the underlying shares vesting on the 16th day of each month of the next 36 months thereafter.

(15)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 5, 2010 and 1/36th of the remaining 75% of the underlying shares vesting on the 5th day of each month of the next 36 months thereafter.

(16)	This option vests over a four-year period, with 25% of the underlying shares vesting on January 14, 2011 and 1/36th of the remaining 75% of the underlying shares vesting on the 14th day of each month of the next 36 months thereafter.

(17)	This option vests over a four-year period, with 25% of the underlying shares vesting on February 28, 2006 and 1/36th of the remaining 75% of the underlying shares vesting on the 28th day of each month of the next 36 months thereafter.

(18)	This option vests over a four-year period, with 25% of the underlying shares vesting on January 6, 2007 and 1/36th of the remaining 75% of the underlying shares vesting on the 6th day of each month of the next 36 months thereafter.

(19)	This option vests over a four-year period, with 25% of the underlying shares vesting on May 29, 2008 and 1/36th of the remaining 75% of the underlying shares vesting on the 29th day of each month of the next 36 months thereafter.

Option Exercises and Stock Vested During Fiscal Year

The following table shows all stock options exercised and value realized upon exercise and all restricted stock units vested and value realized upon vesting by the Named Executive Officers during fiscal 2010.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)(1)	Vesting ($)(2)

John T. Kilcoyne	—	$—	25	$329
Robert A. Stern	—	—	—	—
Gordon T. Sangster	—	—	—	—
Edward F. Ruppel, Jr.	18,666	327,368	—	—
Robert C. Colloton	—	—	25	521

(1)	The aggregated dollar value realized upon exercise is the difference between the market price of the underlying shares of our common stock on the date of exercise, based on the closing sale price of our common stock on the date of exercise, and the exercise price of the options.

(2)	The value realized upon vesting of restricted stock awards is calculated by multiplying the number of restricted stock awards vested by the closing price of Micrus common stock on the vest date.

Potential Payments upon Termination or Change of Control

In November 2004, we entered into an employment letter with Mr. Kilcoyne, our Chairman of the Board and Chief Executive Officer who was then our President and Chief Executive Officer, which employment letter was subsequently amended on December 12, 2008. The amended employment letter provides that in the event Mr. Kilcoyne’s employment is terminated other than for cause, death or disability, subject to his execution of a general release of claims, resignation from our board and return of Company property, he will receive severance payments equal to six months of his then current base salary, payable in accordance with the company’s standard payroll schedule. If Mr. Kilcoyne’s employment terminated other than for cause, death or disability and without regard to a change of control on March 31, 2010, the total cash severance Mr. Kilcoyne received would have been $220,451.

In November 2003, we entered into an employment letter with Mr. Stern, our President and Chief Operating Officer who was then our Executive Vice President, Chief Financial Officer and Secretary, which employment letter was subsequently amended on December 12, 2008. The amended employment letter provides that if there is a change of control and within the twelve-month period following the change of control Mr. Stern’s employment is terminated other than for cause, death or disability or Mr. Stern resigns for good reason, Mr. Stern will receive severance payments equal to twelve months of his then current base salary, payable in accordance with the Company’s standard payroll schedule. Furthermore, if we terminate Mr. Stern’s employment other than for cause, death or disability at any time, whether or not there is a change of control, Mr. Stern will receive severance payments equal to twelve months of his then current base salary, payable in accordance with the Company’s standard payroll schedule. Mr. Stern’s severance payments are subject to his execution of a general release of claims and return of Company property. Mr. Stern’s severance benefits may be subject to reduction if Mr. Stern becomes an employee of another entity or engages in full-time consulting for one or more entities during the one-year period following termination of employment. If Mr. Stern’s employment terminated without cause and without regard to a change of control on March 31, 2010, the total cash severance Mr. Stern received would have been $386,105.

In February 2005, we entered into an employment letter with Mr. Colloton, our Vice President of Global Sales and Marketing, which employment letter was subsequently amended on December 12, 2008. Under the terms of the amended employment letter, if we terminate Mr. Colloton’s employment other than for cause, death or disability, Mr. Colloton will receive severance payments equal to six months of his then current base salary, payable in accordance with the Company’s standard payroll schedule. Mr. Colloton’s severance payments are subject to his execution of a general release of claims and return of Company property. If Mr. Colloton’s employment terminated without cause and without regard to a change of control on March 31, 2010, the total cash severance Mr. Colloton received would have been $146,775.

On January 29, 2008, we entered into agreements with certain executive officers, including all of the Named Executive Officers (referred to in this proxy statement as the Accelerated Employees) to fully accelerate the vesting of options to purchase our common stock issued under our 2005 Equity Incentive Plan and/or our 1998 Stock Plan held by such Accelerated Employees if, within the period 3 months prior or 12 months following a change of control of the Company or sale of substantially all of our assets, an Accelerated Employee ceases being employed by us because either such Accelerated Employee is involuntary terminated by us (or any subsidiary) without “cause” or such Accelerated Employee voluntarily quits within 60 days of an event which constitutes “good reason.”

On December 12, 2008, we amended the offer letters with Mr. Kilcoyne, Mr. Stern and Mr. Colloton to enable them to comply with the Internal Revenue Code Section 409A without changing the amounts of the severance.

The table below summarizes the potential payments and benefits we would be obligated to make upon certain terminations of our Named Executive Officers or upon a Change of Control. With respect to a termination; the table assumes that the Executive’s employment terminated on March 31, 2010.

		Termination	Termination
		Without Cause	Without Cause
		Unrelated to a	Related to a Change
Name	Benefit	Change of Control	of Control

John T. Kilcoyne	Severance	$220,451 (1)	$220,451	(1)
	Equity acceleration	—	712,870	(5)
Robert A. Stern	Severance	386,105 (2)	386,105	(3)
	Equity acceleration	—	501,678	(5)
Gordon T. Sangster	Severance	—	—
	Equity acceleration	—	504,518	(5)
Edward F. Ruppel, Jr.	Severance	—	—
	Equity acceleration	—	531,056	(5)
Robert C. Colloton	Severance	146,775 (4)	146,775	(4)
	Equity acceleration	—	353,181	(5)

(1)	Represents six months of base salary payable to Mr. Kilcoyne if he is terminated without cause.

(2)	Represents 12 months of base salary payable to Mr. Stern if he is terminated without cause.

(3)	Represents 12 months of base salary payable to Mr. Stern if he is terminated without cause or he resigns for good reason within the twelve-month period following the change of control.

(4)	Represents six months of base salary payable to Mr. Colloton if he is terminated without cause.

(5)	Represents 100% vesting acceleration of all unvested options to purchase our common stock issued under our 2005 Equity Incentive Plan and/or our 1998 Stock Plan if, within the period 3 months prior or 12 months following a change of control of the Company or sale of substantially all of our assets, the Named Executive Officer ceases being employed by us because either such Named Executive Officer is involuntary terminated by us (or any subsidiary) without “cause” or such Named Executive Officer voluntarily quits within 60 days of an event which constitutes “good reason.” The value of the acceleration of unvested stock options held by a Named Executive Officer is based on the difference between: (i) the closing price per share of our common stock as of March 31, 2010 ($19.72), and (ii) the exercise price per share of the options.

On July 10, 2010, we entered into the Severance Agreements with each of our Named Executive Officers other than Mr. Stern described above under “The Merger — Interests of Directors and Officers in the Merger.” On July 11, 2010, we entered into the Retention Agreements with each of our Named Executive Officers described above under the heading “The Merger — Interests of Directors and Officers in the Merger.”

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the 2011 fiscal year, which began on April 1, 2010 and will end on March 31, 2011. Although ratification is not legally required, Micrus is submitting the appointment of PwC to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing PwC as our independent registered public accounting firm for fiscal 2011, the Audit Committee carefully considered the firm’s qualifications. The Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by PwC in fiscal 2010, as well as the fees paid to PwC for such services. In its review of non-audit service fees and its appointment of PwC as Micrus’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence.

Representatives of PwC will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The following table presents the aggregate fees billed to us for professional services provided by our independent registered public accounting firm PwC for fiscal 2010 and 2009 (in thousands):

	Years Ended March 31,
	2010	2009

Audit fees(1)	$1,144	$1,195
Audit-related fees(2)	69	94
Tax fees(3)	144	127
All other fees(4)	2	2

Total	$1,359	$1,418

(1)	These fees consisted of the audit of our annual financial statements included in our Annual Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q. They also include fees for services related to the audit of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	These fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported above under “Audit Fees.” We also incurred these fees for services related to review of our registration statements.

(3)	These fees consisted of tax compliance, tax advice and tax planning including preparation of tax forms and some consulting for international tax matters.

(4)	These fees consisted of the subscription to an on-line accounting research tool.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PwC.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and Micrus’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

All services rendered by PwC to us during the 2010 fiscal year were permissible under applicable laws and regulations, and all such services provided by PwC to us during such time were approved in advance by our Audit Committee in accordance with the rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002.

Vote Required

If a quorum is present, the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the current fiscal year requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. Unless marked otherwise, proxies received will be voted FOR the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the current fiscal year.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4:

APPROVAL OF ADJOURNMENT OF THE ANNUAL MEETING
FOR THE PURPOSE OF OBTAINING ADDITIONAL VOTES

At the annual meeting, we may ask stockholders to vote upon an adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement.

Vote Required

If a quorum is present, the adjournment of the annual meeting, if necessary, to solicit additional proxies for the adoption of the merger agreement requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy.

The Micrus board of directors recommends a vote “FOR” any adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement and the merger.

SUBMISSION OF STOCKHOLDERS PROPOSALS

If the merger is consummated, there will be no annual meeting of stockholders in 2011. If the merger is not consummated, we intend to hold an annual meeting of stockholders in 2011. For a stockholder proposal to be considered for inclusion in the proxy statement for next year’s annual meeting of stockholders, the Corporate Secretary must receive the written proposal at our principal executive offices no later than 120 calendar days before the anniversary of the date that this year’s proxy statement is “released to stockholders” (i.e., the mailing date). Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

If you intend to submit a proposal at the 2011 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, our Bylaws provide that a proposal that a stockholder delivers to our principal executive offices not less than 45 nor more than 75 days prior to the anniversary of the date on which the Company first mailed its proxy materials for this year’s annual meeting of stockholders shall be timely, provided however, that if the date of the annual meeting is more than 30 days prior to or more than 30 days after the anniversary date of the prior year’s meeting, to be timely, the proposal must be received from the stockholder not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the date the public announcement of the date of such annual meeting is first made.

Our bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of the requirements contained in our bylaws, please contact: Robert A. Stern, Corporate Secretary, Micrus Endovascular Corporation, 821 Fox Lane, San Jose, CA 95131.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Micrus directors and executive officers, and persons who own more than ten percent of a registered class of Micrus equity securities, to file reports of ownership and changes in ownership of common stock and other equity securities of Micrus. We have adopted procedures to assist Micrus directors and officers in complying with these requirements, which include assisting officers and directors in preparing forms for filing.

To our knowledge, based solely upon review of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended March 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were complied with on a timely basis.

WHERE YOU CAN FIND MORE INFORMATION

Micrus files with, or furnishes to, the SEC annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Micrus files with, or furnishes to, the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning Micrus may also be inspected at the offices of the NASDAQ at 20 Broad Street, New York, New York 10005.

The SEC allows Micrus to “incorporate by reference” information into this proxy statement. This means that Micrus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. Micrus does not incorporate the contents of its website into this proxy statement.

This proxy statement incorporates by reference the documents listed below that Micrus has previously filed with the SEC:

Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (filed with the SEC on June 8, 2010), as amended by our Form 10-K/A for the fiscal year ended on March 31, 2010 (filed on July 29, 2010).

Current Reports on Form 8-K (filed with the SEC on July 12, 2010 and July 15, 2010).

In addition, Micrus incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the annual meeting. These documents include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended March 31, 2010 (as amended, the Annual Report) accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material. Additional copies of the Company’s Annual Report and other documents incorporated by reference may be obtained without charge by writing to: Micrus Endovascular Corporation, 821 Fox Lane, San Jose, California 95131, Attn: Investor Relations. The Annual Report is also available at our website at www.micrusendovascular.com.

If you are a stockholder of record and have further questions about the exchange of your shares of Micrus common stock for the per share merger consideration of $23.40 in cash, you should contact Micrus’s proxy solicitor, The Altman Group, at (877) 283-0325 (toll free) or (201) 806-7300 (all others). You should not send in your Micrus stock certificate(s) evidencing your shares of Micrus common stock until you receive the transmittal materials from the paying agent.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement to vote on the proposal to adopt the merger agreement and the other matters to be considered at the annual meeting. Micrus has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of [●], 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to Micrus stockholders on or about [●], 2010 nor the payment of cash in the merger on any other date creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

LIST OF MICRUS STOCKHOLDERS

A list of the Micrus stockholders eligible to vote at the annual meeting will be made available for inspection no less than 10 days before the scheduled date for the annual meeting at the Company’s headquarters at 821 Fox Lane, San Jose, CA 95131.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
JOHNSON & JOHNSON,
COPE ACQUISITION CORP.,
and
MICRUS ENDOVASCULAR CORPORATION
July 11, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2010 (this “Agreement”), by and among Micrus Endovascular Corporation, a Delaware corporation (the “Company”), Johnson & Johnson, a New Jersey corporation (“Parent”), and Cope Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 3.1(c) and (ii) Dissenting Shares) shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger (the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and the other Transactions (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement, the Merger and the other Transactions and Parent (in its capacity as the sole stockholder of Merger Sub) has adopted this Agreement and approved the Merger and the other Transactions; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1  Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“409A Authorities” has the meaning set forth in Section 4.9(k).

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof to acquire, other than as contemplated by this Agreement, directly or indirectly in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or any other transaction involving the Company or (ii) one or more assets or businesses of the Company and its Subsidiaries that constitute fifteen percent (15%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Affected Employee” has the meaning set forth in Section 6.5(a).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 6.9(a).

“Audit” means any audit, written proposed adjustment, assessment of Taxes, other examination by any Taxing Authority, or any proceeding or appeal of such proceeding relating to Taxes.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Benefit Agreement” means (i) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, or (ii) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement.

“Benefit Plan” means any employment, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity or equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any other Commonly Controlled Entity, in each case, providing benefits to any Participant, but not including any Benefit Agreement.

“Book Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in San Francisco, California are authorized or required by Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.4(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” has the meaning set forth in Section 4.9(c).

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” has the meaning set forth in Section 4.1.

“Company Charter” has the meaning set forth in Section 4.1.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement, arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Agreement.

“Company Equity Plans” means the Company’s 2005 Equity Incentive Plan and 1998 Stock Plan, as in effect on the date hereof.

“Company Intellectual Property” has the meaning set forth in Section 4.12(c).

“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance or development (each an “Effect”) that, individually or in the aggregate, has resulted or would reasonably be expected to result in any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any Effect resulting from or arising in connection with (i) conditions (or changes in) the industries and markets in which the Company and its Subsidiaries operate, (ii) conditions (or changes in) the United States or the global economy, (iii) conditions (or changes in) the United States securities markets, (iv) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC, (v) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, (vi) any changes in Law, (vii) any litigation brought or threatened by stockholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Proxy Statement or otherwise in connection with this Agreement and (viii) the execution or announcement of this Agreement (provided, that (A) in all cases, the burden of proving that any Effect resulted from or arose in connection with the execution or announcement of this Agreement and not any other factors or circumstances shall be borne by the Company and not by Parent or Merger Sub and (B) the exception in this clause (viii) shall not apply to the use of the term Company Material Adverse Effect in Sections 4.4 and 4.12(h)) shall be excluded from the determination of Company Material Adverse Effect, in the case of clauses (i) through (vi), so long as such Effects have not had, or would reasonably be expected not to have, a disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company; and provided further that any Effect resulting from or arising in connection with any decrease in the market price or trading volume of the Company Common Stock or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (for clarity, any of the underlying causes contributing to any such decreases or failures shall not be excluded from the determination of Company Material Adverse Effect), shall also be excluded from the determination of Company Material Adverse Effect.

“Company Restricted Stock Unit” means a restricted stock unit issued pursuant to any of the Company Equity Plans that remains unvested as of the Effective Time.

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Stock Options” has the meaning set forth in Section 3.4(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.19.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 2, 2010, by and between the Company and Codman & Shurtleff, Inc.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environmental Laws” has the meaning set forth in Section 4.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Section 414(b) or (c) of the Code.

“ESPP” means the Company’s 2005 Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” has the meaning set forth in Section 4.4.

“FDCA” has the meaning set forth in Section 4.18(a).

“Filed SEC Reports” has the meaning set forth in Article IV.

“Foreign Benefit Agreement” means any Benefit Agreement that is subject to the laws of any jurisdiction outside the United States.

“Foreign Benefit Plan” means any Benefit Plan that is subject to the laws of any jurisdiction outside the United States.

“GAAP” has the meaning set forth in Section 4.5(a).

“Governmental Entity” has the meaning set forth in Section 4.4.

“Grant Date” has the meaning set forth in Section 4.2(b).

“Hazardous Substance” means (i) any petroleum or petroleum products, radioactive materials or wastes, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls, and (ii) any hazardous or toxic substance, chemical or waste regulated or prohibited under any Environmental Law.

“Healthcare Regulatory Approvals” has the meaning set forth in Section 4.4.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Intellectual Property” means rights in or to: (i) inventions or concepts (whether patentable or unpatentable); (ii) patents and patent applications, patent disclosures, utility models, certificates of invention and industrial designs, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions and re-examinations and any application that claims priority to any of the foregoing; (iii) Know-How; (iv) trademarks (whether registered or not), service marks, trade dress, logos, slogans, trade names, service names, corporate and business names, and all applications, registrations and renewals therefor, and all goodwill associated therewith (“Trademarks”); (v) domain names and domain name registrations; (vi) registered designs and design rights copyrights, copyright applications and registrations and renewals, neighboring rights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing); (vii) rights under licenses and consents in relation to any such thing; and (viii) all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

“Insured Parties” has the meaning set forth in Section 6.7(b).

“Internal Revenue Service” means the United States Internal Revenue Service.

“Know-How” means trade secrets, confidential business information, technical or commercial knowledge and manufacturing or business processes, methods and procedures.

“Knowledge” means such facts and other information that as of the date of determination are actually known to any of the Persons listed on Section 1.1 of the Company Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity.

“Legal Proceeding” has the meaning set forth in Section 4.10.

“License Contracts” has the meaning set forth in Section 4.12(b).

“Material Contract” has the meaning set forth in Section 4.8(d).

“MDD” has the meaning set forth in Section 4.18(a).

“Medical Device” has the meaning set forth in Section 4.18(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Money Laundering Laws” has the meaning set forth in Section 4.11(c).

“Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.9(k).

“Notice of Adverse Recommendation” has the meaning set forth in Section 6.4(e).

“Notice of Superior Proposal” has the meaning set forth in Section 6.4(e).

“Order” means, with respect to any Person, any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impede, interfere with, hinder or delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other Transactions.

“Participant” means any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries.

“Partnership” means any partnership, joint venture or similar entity in which the Company or any of its Subsidiaries directly or indirectly holds an ownership interest.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permit” has the meaning set forth in Section 4.11(a).

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Post-Signing Returns” has the meaning set forth in Section 6.11(a).

“Proxy Statement” has the meaning set forth in Section 2.3(b).

“Purchase Period” has the meaning set forth in Section 3.4(d).

“Qualifying Transaction” means any acquisition, directly or indirectly in one transaction or a series of transactions, of (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifty percent (50%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or any other transaction involving the Company or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute fifty percent (50%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Registered Intellectual Property” means any (i) patents and patent applications (including provisional applications), (ii) registered trademarks and applications to register trademarks (including intent-to-use applications), (iii) registered copyrights and applications for copyright registration, (iv) domain names and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Regulatory Authority” means the FDA and any other federal, state, local or foreign Governmental Entity that is concerned with the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of medical devices.

“Release” means any release, spill, emission, discharge, leaking, pumping, dumping, injection, deposit, disposal, or migration, including through or into the air, soil, surface water or groundwater.

“Representatives” has the meaning set forth in Section 6.3.

“SEC” means the United States Securities and Exchange Commission.

“Section 4.8(a) Contract” has the meaning set forth in Section 4.8(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Rules” means the rules and regulations, including listing standards, of the Nasdaq Global Market or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded.

“Special Meeting” has the meaning set forth in Section 2.3(a).

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means any bona fide offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) that if accepted would result in such Person (or its stockholders) owning, directly or indirectly, a majority of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be (i) more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account all the terms and conditions of such offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax-Related Agreements” has the meaning set forth in Section 6.11(b).

“Tax Returns” means all federal, state, local and foreign returns, declarations, statements, reports, forms and information returns filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all federal, state, local and foreign taxes, and other assessments or charges of any nature whatsoever imposed by a Taxing Authority (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

“Transactions” has the meaning set forth in the Recitals.

“United States” means the United States of America.

Section 1.2  Other Definitional Provisions; Interpretation.

The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

When used in reference to information or documents, the words “made available to Parent”, “made available to Merger Sub” or similar words mean that the information or documents referred to have been made available to Parent prior to and through the date of this Agreement in the electronic data room maintained by the Company on Intralinks or have been publicly filed as part of the Filed SEC Reports.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II
THE MERGER

Section 2.1  The Merger.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)  At the Effective Time, the Company Charter shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(c)  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)  If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.2  Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by Law) waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

Section 2.3  Meeting of Stockholders to Approve the Merger

(a)  The Company shall, in accordance with applicable Law, the Company Charter, the Company Bylaws and applicable Securities Exchange Rules, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as practicable after the date of this Agreement, for the purpose of considering and voting on the matters requiring the Company Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Special Meeting (provided that the Company is using commercially reasonable efforts to obtain such a quorum as promptly as practicable) and (ii) the Company may postpone or adjourn the Special Meeting to the extent required by applicable securities Laws.

(b)  As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to this Agreement and the Transactions, including the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”), and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and the Exchange Act. The Company will cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. Parent will provide the Company with any information which may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 2.3(b). The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any such comments of the SEC. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) absent a reasonable objection, shall include in such document or response all comments proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review. The Proxy Statement shall include the Company Board Recommendation.

(c)  If at any time prior to the Special Meeting any fact or event relating to Parent or Merger Sub or any of their Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should occur or be discovered by Parent or Merger Sub, Parent or Merger Sub shall, promptly after becoming aware thereof, inform the Company of such fact or event.

ARTICLE III
CONVERSION OF SHARES

Section 3.1  Conversion of Company Common Stock.

(a)  At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be cancelled pursuant to Section 3.1(c) and (ii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $23.40 in cash, payable to the holder thereof, without any interest thereon (the “Merger Consideration”).

(b)  Each share of common stock, par value one cent ($0.01) per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock of the Surviving Corporation.

(c)  All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)  At the Effective Time, each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Company Common Stock not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Company Common Stock (the “Certificates”) in each case shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Company Common Stock held by them.

Section 3.2  Exchange of Certificates and Book Entry Shares.

(a)  At or prior to the Closing, Parent shall deliver, in trust, to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be cancelled pursuant to Section 3.1(c) and (ii) Dissenting Shares), sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as “Consideration Fund”).

(b)  Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares of Company Common Stock were converted into the right to receive Merger Consideration pursuant to Section 3.1(a): (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with any required indemnity) or transfer of the Book Entry Shares to the Paying

Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall present proper evidence of transfer and pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c)  The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that no investment of the Consideration Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Earnings on the Consideration Fund in excess of the amounts payable to Company stockholders shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of shares of Company Common Stock immediately prior to the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d)  At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e)  Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the applicable former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof (if any).

(f)  Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof (if any).

(g)  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3  Shares of Dissenting Stockholders.

(a)  Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent or demands for appraisal of any shares of Company Common Stock to Parent, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to each such dissent or demand. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent or demand, or agree to do any of the foregoing. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent.

(b)  If any stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s shares of Company Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 3.1(a).

Section 3.4  Treatment of Stock Options; ESPP.

(a)  Subject to consummation of the Merger, immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock, whether or not vested or exercisable prior to or as a result of the consummation of the Merger (the “Company Stock Options”), shall be accelerated in full so that each such Company Stock Option becomes fully vested and exercisable. Subject to consummation of the Merger, at the Effective Time, each Company Stock Option outstanding, without regard to the identity of the holder, as of such time shall be cancelled and each such Company Stock Option that has a per share exercise price lower than the Merger Consideration shall be automatically converted into the right to receive an amount in cash (less applicable withholding) equal to the product obtained by multiplying (x) the number of shares of Company Common Stock that would have been issuable upon exercise of such Company Stock Option immediately prior to the Effective Time and (y) the Merger Consideration less the per share exercise price of such Company Stock Option. For the avoidance of doubt, no amount shall be payable in respect of Company Stock Options with an exercise price per share in excess of the Merger Consideration.

(b)  Prior to the Effective Time, the Company shall take all corporate or other actions (including obtaining any required consents from holders of outstanding Company Stock Options) necessary to effectuate the treatment of the Company Stock Options as contemplated by this Section 3.4 and to ensure that neither any holder of Company Stock Options, nor any other participant in any

Company Equity Plan, shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 3.4. All amounts payable pursuant to this Section 3.4 shall be paid without interest.

(c)  The Company’s ESPP shall continue to be operated in accordance with its terms and past practice for the current Purchase Period (as defined in the ESPP) (the “Purchase Period”); provided that if the Closing is expected to occur prior to the end of the current Purchase Period, the Company shall take action to provide for an earlier Purchase Date (as defined in the ESPP) in accordance with Section 15 of the ESPP. Such earlier Purchase Date shall be as close to the Closing Date as is administratively practicable, and the Company shall notify each participant in writing, at least ten (10) days prior to the earlier Purchase Date, that the Purchase Date for his or her option (including for purposes of determining the Purchase Price (as defined in the ESPP) of such option) has been changed to the earlier Purchase Date and that his or her option will be exercised automatically on the earlier Purchase Date, unless prior to such date he or she has withdrawn from the Purchase Period as provided in Section 12 of the ESPP. The Company shall suspend the commencement of any future Purchase Periods under the ESPP unless and until this Agreement is terminated and shall terminate the ESPP as of the Closing Date.

Section 3.5  Withholding Tax.  Each of Merger Sub, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct or withhold from the consideration payable to any Person pursuant to this Agreement such amounts required to be deducted or withheld with respect to such payment under the Code or any other applicable Tax Law. If Merger Sub, the Surviving Corporation, Parent or the Paying Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Sub, the Surviving Corporation, Parent or the Paying Agent, as the case may be, made such deduction or withholding.

Section 3.6  Tax Treatment.  Parent, Merger Sub and the Company agree and acknowledge that the Merger will be treated as a taxable purchase of the outstanding shares of Company Common Stock for the Merger Consideration (and not as a “reorganization”, within the meaning of Section 368(a) of the Code) for United States federal income Tax purposes.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the reports and other documents filed by the Company with the SEC since April 1, 2008 and prior to the date of this Agreement (other than any disclosures therein under the caption “Risk Factors” and any other disclosures therein of risks that are predictive or forward-looking in nature) (such reports and documents, the “Filed SEC Reports”) and, subject to Section 9.4, except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a copy of its amended and restated certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), and the organizational documents of each of its Subsidiaries, in each case, as currently in effect, and neither the Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or other organizational documents.

Section 4.2  Capitalization.

(a)  The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, par value one cent ($0.01) per share, of which 16,585,394 are issued and outstanding as of July 8, 2010 and (ii) 1,000,000 shares are preferred stock, par value one cent ($0.01) per share, none of which are issued or outstanding on the date of this Agreement. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, other than pursuant to the Company Equity Plans and the ESPP, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b)  Section 4.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of June 30, 2010, of all outstanding Company Stock Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and, to the extent permitted by applicable Law, individually identifying information regarding the holders thereof. All Company Stock Options are evidenced by stock option agreements or other award agreements, in each case, in the forms set forth in Section 4.2(b) of the Company Disclosure Schedule, other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting schedule and expiration date applicable thereto and, except for such differences, no stock option agreement, restricted stock agreement or other award agreement contains material terms that are inconsistent with, or in addition to, such forms. Each grant of Company Stock Options was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents; the award agreement governing such grant (if any) was (i) duly executed and delivered by each party thereto or (ii) granted subject to customary electronic acknowledgement; such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable Laws, including the Securities Exchange Rules; the per share exercise price of each grant of Company Stock Options was equal to the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option) of a share of Company Common Stock on the applicable Grant Date; and such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. As of the close of business on July 8, 2010, there were outstanding Company Stock Options to purchase 3,802,880 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $12.1912. Each Company Stock Option may, by its terms, be treated at the Effective Time as set forth in Section 3.4(a). There are no Company Restricted Stock Units outstanding.

(c)  Section 4.2(c) of the Company Disclosure Schedule lists as of the date hereof each of the Subsidiaries of the Company and, for each Subsidiary, the address and jurisdiction of incorporation or formation of such Subsidiary.

(d)  All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances. There are no

(i) outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Subsidiary to which the Company or any of its Subsidiaries is a party.

(e)  Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.3  Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and, except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (i) violate any provision of the Company Charter or the Company Bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) other than (A) the filing of the Certificate of Merger, (B) filings required by and the expiration of applicable waiting periods pursuant to the HSR Act and other Antitrust Laws, (C) applicable requirements of the Securities Exchange Rules, (D) the filing of customary applications and notices, as applicable, with the United States Food and Drug Administration (the “FDA”), Medicare/Medicaid, federal and state insurance and other federal, state or foreign Governmental Entities with jurisdiction over the provision of health care items or services, medical devices, insurance and risk sharing arrangements and products and services, third-party administrator approvals, in each case, to the extent applicable (the “Healthcare Regulatory Approvals”) and (E) applicable requirements of and filings with the SEC under the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the Company’s ability to consummate the Merger or any of the other Transactions, or (2) would occur or be required as a result of the business or activities in which Parent or

Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Merger Sub.

Section 4.5  SEC Reports; Disclosure Controls and Procedures.

(a)  The Company has filed all reports and other documents with the SEC required to be filed by the Company since April 1, 2008 (the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Since the Balance Sheet Date, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Filed SEC Reports or after the date hereof as may be required by GAAP or applicable Law.

(b)  Since April 1, 2008, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company maintains “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurances that (a) transactions are executed only in accordance with management’s authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals to prevent or timely detect the unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements. There is no (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting that the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof. The Company has complied and is in compliance in all material respects with all applicable certification, internal control and other requirements and provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Section 4.6  No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for (a) liabilities and obligations incurred in the ordinary course of business since March 31, 2010 (the “Balance Sheet Date”), (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (c) performance obligations pursuant to the terms of the Contracts set forth in Section 4.8 or 4.12(b) of the Company Disclosure Schedule and (d) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Partnership or any similar Contract or arrangement where the result, purpose or intended effect thereof is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements or in the Company SEC Reports.

Section 4.7  Absence of Certain Changes.  Except as expressly permitted or contemplated by this Agreement, since the Balance Sheet Date through the date hereof, the Company (i) has not suffered a Company Material Adverse Effect and (ii) has not taken any action that would be prohibited by Section 6.1(a)(i) through Section 6.1(a)(xv) if taken after the date hereof.

Section 4.8  Material Contracts.

(a)  As of the date hereof, except as set forth in Section 4.8(b) of the Company Disclosure Schedule or as disclosed in the Filed SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

(i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii) that (A) contains any non-competition or other agreement that (x) materially limits the ability of the Company and its Subsidiaries taken as a whole or (y) limits in any respect the ability of the Company’s Affiliates (other than the Company’s Subsidiaries), in each case, to compete in any line of business, in any geographic area or with any person, (B) restricts the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of (x) the Company and its Subsidiaries taken as a whole in any material respect or (y) any of the Company’s Affiliates (other than the Company’s Subsidiaries) in any respect, (C) contains a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries, (D) requires the Company or its Subsidiaries to license to third parties any fields of use for any of their products (other than sales and distribution Contracts and their associated product licenses entered into in the ordinary course of business consistent with past practice), (E) grants or obligates the Company or any of its Subsidiaries to grant an exclusive right (or, in the case of any product that has not been approved for commercial sale, any right) to any third party for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any product or Intellectual Property, (F) provides for the payment by the Company or any of its Subsidiaries of any material early termination fees (other than distribution Contracts and real property leases set forth in Sections 4.8(b)(i) and 4.14(c) of the Company Disclosure Schedule, respectively) or (G) requires or obligates the Company or any of its Subsidiaries to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for the benefit of any third party;

(iii) that creates a Partnership;

(iv) that would, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions; or

(v) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other similar agreement, other than intercompany agreements, intercompany guarantees or trade credit incurred in the ordinary course of business consistent with past practice.

(b)  Section 4.8(b) of the Company Disclosure Schedule sets forth a true and complete list of each Contract (other than any consulting agreements) to which the Company or any of its Subsidiaries is a party to or bound by which is in effect as of the date hereof relating to:

(i) the distribution, sale or supply of (x) products (including products under development) of the Company or any of its Subsidiaries or (y) products (including products under development) licensed by the Company or any of its Subsidiaries, in each case, other than (A) sales Contracts and their associated product licenses, (B) non-exclusive supply agreements that are terminable by the Company without cost or penalty upon notice of thirty (30) days or less and (C) purchase orders, in each case, entered into in the ordinary course of business consistent with past practice;

(ii) the research, clinical trial, development, marketing, co-promotion or manufacturing of (x) products (including products under development) of the Company or any of its Subsidiaries or (y) products (including products under development) licensed by the Company or any of its Subsidiaries, in each case, with a value (or involving amounts) in excess of $500,000;

(iii)  the sale of any assets of the Company or any of its Subsidiaries after the date hereof in excess of $250,000 (other than this Agreement and other than sales of inventory, used or obsolete equipment and scrap materials in the ordinary course of business consistent with past practice); or

(iv) under which the Company and the Company Subsidiaries are expected to make annual expenditures in excess of $500,000 during any one (1) fiscal year.

(c)  Section 4.8(c)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all executory Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any current or former Participant (or Affiliate of a current or former Participant), on the other hand, other than consulting agreements. Section 4.8(c)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all executory Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any current consultant, on the other hand, other than any such Contracts entered into in the ordinary course of business.

(d)  Each such Contract described in Section 4.8(a) is referred to herein as a “Section 4.8(a) Contract” and each such Section 4.8(a) Contract and each such Contract described in Section 4.8(b) (in each case, (i) whether or not set forth in Section 4.8(a) or 4.8(b) of the Company Disclosure Schedule and (ii) including any Contract entered into after the date hereof in accordance with the terms of this Agreement that would be a Section 4.8(a) Contract or required to be set forth in Section 4.8(b) of the Company Disclosure Schedule if it had been entered into as of the date hereof) is referred to herein as a “Material Contract.”

(e)  Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, and the Company has performed all obligations required to be performed by it under each Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, to the Company’s Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. The Company (i) is not in violation of or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except, in the case of this clause (i), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) as of the date hereof, has not received notice of any material violation of or default of any such obligation (or any such condition), and (iii) following the date hereof, will not have received notice of any violation of or default of any such obligation (or any such condition), except, in the case of this clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9  Employee Benefit Plans; ERISA.

(a)  Section 4.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Benefit Plans and Benefit Agreements (other than any consulting agreements).

(b)  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from Taxation under Section 501(a) of the Code or the Company has received an opinion letter from the Internal Revenue Service with respect to the compliance in form of such Benefit Plan documents with Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan or related trust. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions.

(c)  No Benefit Plan or employee benefit plan maintained by an ERISA Affiliate (i) is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer pension plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) or (ii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law). Neither the Company nor any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code (each a “Commonly Controlled Entity”) has, within the prior six (6) years, sponsored, maintained, contributed to or been required to contribute to any such plan.

(d)  Except as may be required by applicable Law, or as contemplated under this Agreement, neither the Company nor any of its Subsidiaries has any announced plan or legally binding commitment to create any additional Benefit Plans which are intended to cover employees or former employees of the Company or any of its Subsidiaries or to amend or modify any existing Benefit Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries.

(e)  To the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all Benefit Plans (other governmental plans and arrangements) and Benefit Agreements (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan and any Benefit Agreement not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service, if any; and (vii) the most recent summary plan description and any summary of material modification thereto.

(f)  None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that would give rise to any material liability (except claims for benefits payable in the normal operation of the Benefit Plan), and, to the Knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(g)  With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Company or any of its Subsidiaries or any of their respective employees to any material liability and (B) neither the Company nor any of its Subsidiaries nor any of their directors, employees or agents has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

(h)  Section 4.9(h) of the Company Disclosure Schedule discloses whether each Benefit Plan and each Benefit Agreement that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured.

(i)  None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other Transaction (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (A) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement or (C) prohibit any Benefit Plan or Benefit Agreement from being amended or terminated.

(j)  No persons engaged to provide services to the Company or any of its Subsidiaries as consultants or independent contractors could reasonably be deemed to be employees of the Company or any of its Subsidiaries.

(k)  Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code was, as of January 1, 2005, in good faith compliance with Section 409A of the Code and the then applicable guidance issued by the Internal Revenue Service thereunder (together, the “409A Authorities”). Since December 31, 2008, each Nonqualified Deferred Compensation Plan has remained in documentary and operational compliance with the 409A Authorities. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Sections 280G and 409A of the Code)) or interest or penalty related thereto.

(l)  Other than payments or benefits that may be made to the Persons listed in Section 4.9(l) of the Company Disclosure Schedule, no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other Transaction (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company under any Benefit Plan, Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(m)  Except as would not reasonably be expected to have any material liability, each Foreign Benefit Plan required to have been approved by any foreign Governmental Entity has been so approved, no such approval has been revoked nor, to the Knowledge of the Company, has revocation been threatened, and no event has occurred since the date of the most recent approval with respect to such Foreign Benefit Plan that would reasonably be expected to affect such approval or status. None of the Company and its Subsidiaries nor any Commonly Controlled Entity has obligations under any Benefit Plan to provide health or other welfare benefits to retirees or former employees for which the Company or any of its Subsidiaries reasonably would be expected to have any material liability.

(n)  (i) With respect to each Foreign Benefit Plan of the Company or any of its Subsidiaries that is a defined benefit retirement plan, to the extent the liabilities of the Companies and any of its Subsidiaries with respect to such plan exceed the related assets of the Company and such Subsidiaries with respect to such plan, such that the Company or any of its Subsidiaries could have any material liability with respect to the underfunding of such plan, either (A) the excess of such liabilities over such assets with respect to such plan has been properly accrued on the consolidated balance sheet of the Company and its consolidated Subsidiaries in accordance with GAAP, (B) such liability of the Company or any of its Subsidiaries has been disclosed in Section 4.9(n) of the Company Disclosure Schedule or (C) Parent or Merger Sub has been provided the most recent actuarial valuation report with respect to such plan; and (ii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws as they pertain to statutory plans applicable to the Company and any of its Subsidiaries.

Section 4.10  Litigation.  (a) As of the date hereof, there is no material action, claim, suit, proceeding or governmental investigation (each, a “Legal Proceeding”) or Order pending or outstanding against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) following the date hereof, there will be no Legal Proceeding or Order pending or outstanding against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, in the case of this clause (b) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that the representation and warranty in this clause (b) shall not apply to Legal Proceedings commenced or threatened after the date hereof and arising directly out of this Agreement or the Transactions.

Section 4.11  Compliance with Law; Permits.

(a)  The Company and each of its Subsidiaries (i) as of the date hereof, hold all material permits, licenses, exemptions, consents, certificates, authorizations, registrations, and other approvals from Governmental Entities required to operate their respective businesses as they are being conducted as of the date hereof (collectively, the “Permits”) and (ii) following the date hereof, will hold all Permits, except, in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties or any Permit. Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, environmental matters, labor and employment matters or regulatory matters, which are addressed by the representations and warranties in Section 4.9, Section 4.13, Section 4.15, Section 4.16 and Section 4.18, respectively.

(b)  None of the Company, any of the Company’s Subsidiaries, any of their respective officers or employees, and, to the Knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or received any direct or indirect payments in violation of any Law (including the United States Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any Law (including the United States Foreign Corrupt Practices Act).

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”). As of the date hereof, no action, claim, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Entity involving the

Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened. Following the date hereof, no action, claim, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws will be pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, will any investigation by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws be pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)  As of the date hereof, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the Knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury and no action, claim, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any such sanctions is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any such sanctions pending or threatened. Following the date hereof, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the Knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) will be subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury and no action, claim, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any such sanctions will be pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, will any investigation by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any such sanctions be pending or threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.12  Intellectual Property.

(a)  Section 4.12(a) of the Company Disclosure Schedule sets forth, as of July 6, 2010, a complete and accurate list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries, specifying in respect of each such item, as applicable: the owner of the item; the jurisdictions in which the item is registered, or in which any application for registration has been filed; the respective registration, publication or application number of the item; and the date of application, publication or registration of the item. All patents and patent applications listed in Section 4.12(a) of the Company Disclosure Schedule are owned by, or are subject to an obligation of assignment to, the Company or one of its Subsidiaries free and clear of all pledges, liens (other than (i) outbound licenses under Company Intellectual Property set forth on Section 4.12(b) of the Company Disclosure Schedule and (ii) sales and distribution Contracts and their associated product licenses entered into in the ordinary course of business consistent with past practice) and security interests. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (1) the patent applications listed in Section 4.12(a) of the Company Disclosure Schedule are pending, have not been abandoned, and have been and continue to be timely prosecuted; (2) all Registered Intellectual Property owned by the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 4.12(a) of the Company Disclosure Schedule, and all related necessary affidavits of continuing use, renewals and maintenance have been timely filed, and all related necessary maintenance fees have been timely paid to continue all such rights in effect; (3) none of the patents listed in Section 4.12(a) of the Company Disclosure Schedule has expired or been declared invalid, in whole or in part, by any Governmental Entity; (4) the registered trademarks and trademark applications listed in Section 4.12(a) of the Company Disclosure Schedule are in full force and effect and have not lapsed, been abandoned or forfeited in whole or in part; and (5) none of the Trademarks listed in Section 4.12(a) of the Company Disclosure Schedule is the subject of any ongoing oppositions, cancellations or other legal proceedings. None of the patents or patent applications listed in Section 4.12(a) of the Company Disclosure Schedule is the subject of any ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any other patent office or similar administrative agency. To the Knowledge of the Company, there are no published patents, published patent applications, articles or other prior art that could adversely affect the validity of any patent listed in Section 4.12(a) of the Company Disclosure Schedule in a material way. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the patents and patent applications listed in Section 4.12(a) of the Company Disclosure Schedule identifies each and every inventor of the claims thereof to the extent required by the Laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 4.12(a) of the Company Disclosure Schedule has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company (or, in the case of any such patents or patent applications acquired by the Company or any of its Subsidiaries from any third party, to the Knowledge of the Company, to such third party to the extent that such rights would not automatically vest with the Company or any of its Subsidiaries by operation of Law or otherwise). To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(b)  Section 4.12(b) of the Company Disclosure Schedule sets forth a list of (x) all Contracts under which the Company or any of its Subsidiaries licenses from or to a third party material Intellectual Property (other than software licenses for generally available software) and (y) all Contracts that provide for co-existence arrangements with respect to any Intellectual Property, including covenants not to sue, in each case, that are used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted (such Contracts being referred to as “License Contracts”). To the Knowledge of the Company, (i) each License Contract is valid and in full force and effect; (ii) each License Contract will continue to be valid and in full force and effect on similar terms immediately following the consummation of the Transactions; and (iii) neither the Company nor any of its Subsidiaries is in material breach of any License Contract, except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has no Knowledge that (A) any of the patents or patent applications licensed to the Company under any License Contract does not identify each and every inventor of the claims thereof to the extent required by the Laws of the jurisdiction in which such patent is issued or such patent application is pending or (B) any inventor named on the patents and patent applications licensed to the Company under any License Contract has not executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the licensor of such patent or patent application, except to the extent that the failure of any of the foregoing clauses (A) or (B) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)  One or more of the Company and its Subsidiaries owns, licenses or otherwise has the right to use all material Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted (the “Company Intellectual Property”). The Company Intellectual Property owned by the Company or any of its Subsidiaries is free and clear of all pledges, liens (other than (i) outbound licenses under Company Intellectual Property set forth on Section 4.12(b) of the Company Disclosure Schedule and (ii) sales and distribution Contracts and their associated product licenses entered into in the ordinary course of business consistent with past practice) and security interests.

(d)  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has infringed or is infringing (including with respect to the development, clinical testing, manufacture, distribution, marketing, use or sale by the Company or any of its Subsidiaries of their respective products or of their respective Intellectual Property) the rights of any Person with regard to any Intellectual

Property in a manner which, individually or in the aggregate, has resulted or would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. There is no pending action, claim, suit or proceeding in which the Company or any of its Subsidiaries has alleged that any Person or Persons has infringed or is or are infringing any Company Intellectual Property owned by the Company or any of its Subsidiaries.

(e)  There is no pending or, to the Knowledge of the Company, threatened, action, claim, suit or proceeding in which it is alleged that the Company or any of its Subsidiaries has infringed or otherwise violated, or is infringing or otherwise violating, the Intellectual Property rights of any third party (including with respect to the manufacture, use, distribution, marketing, or sale by the Company or its Subsidiaries of any products or to the operations of the Company or its Subsidiaries) nor, to the Knowledge of the Company, is any governmental investigation alleging any such infringement or violation pending or threatened. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim during the past three (3) years alleging any such infringement or violation, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)  Each of the Company and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their respective rights in all Company Intellectual Property owned by the Company or any of its Subsidiaries, including requiring all employees of the Company and its Subsidiaries to execute a confidentiality agreement with respect to such Company Intellectual Property. To the Company’s Knowledge, all Persons who have created Company Intellectual Property (other than Company Intellectual Property that is licensed to the Company) have assigned to one or more of the Company and its Subsidiaries (or, in the case of any such patents or patent applications acquired by the Company or any of its Subsidiaries from any third party, to such third party) all of their rights therein, to the extent that such rights would not automatically vest with the Company or any of its Subsidiaries by operation of Law or otherwise.

(g)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, obligations for payment of monies currently due and payable by the Company or any of its Subsidiaries in connection with any option, right, license or interest relating to Intellectual Property (i) granted to the Company or any of its Subsidiaries, or (ii) granted by the Company or any of its Subsidiaries to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments), have been satisfied in a timely manner.

(h)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Transactions and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon, any Intellectual Property right.

Section 4.13  Taxes.

(a)  (i) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any consolidated, combined, affiliated or unitary group of which the Company or any of its Subsidiaries is a member have been filed, (ii) each such Tax Return was true, complete and correct in all material respects, (iii) the Company and each of its Subsidiaries has paid or caused to be paid all material Taxes required to be paid, other than Taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes, and (iv) there are no material liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for property Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes.

(b)  Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation, indemnification or sharing of material Taxes, except for any such agreements that (i) are solely between the Company and any of its Subsidiaries or (ii) will terminate and have no further force or effect as of or prior to the Effective Time such that, after the Effective Time, neither the Company nor any of its Subsidiaries shall have any further rights or obligations under such agreement.

(c)  As of the date hereof, (i) no Audits of the Company or any of its Subsidiaries are presently pending and neither the Company nor any of its Subsidiaries has received written notice of any Audits from any Taxing Authority, which Audits have not been previously resolved, and (ii) each deficiency resulting from any completed Audit of the Company or any of its Subsidiaries has been paid or is being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes. Following the date hereof, (i) no Audits of the Company or any of its Subsidiaries will be pending and neither the Company nor any of its Subsidiaries will have received notice, in the manner described in the previous sentence, of any Audits from any Taxing Authority, which Audits will not have been resolved prior to the Closing Date, and (ii) each deficiency resulting from any completed Audit of the Company or any of its Subsidiaries will be paid or will be contested in good faith by appropriate proceedings and reserves for such deficiencies will be reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes, except in the case of (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)  Section 4.13(d) of the Company Disclosure Schedule sets forth a true and complete list of each United States federal and state income Tax Return of the Company and each of its Subsidiaries for which the relevant statute of limitations has not expired. As of the date hereof, there is no currently effective agreement extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Company or any of its Subsidiaries, nor has any written request been made for any such extension with respect to any material Tax Return.

(e)  As of the date hereof, the Company and each of its Subsidiaries has complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations requiring the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any federal, state, local or foreign Law) and has in all material respects, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws. Following the date hereof, the Company and each of its Subsidiaries will comply with all applicable statutes, laws, ordinances, rules and regulations requiring the payment and withholding of Taxes and will, within the time and the manner prescribed by Law, withhold from and pay over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)  Within the two (2) year period ending on the date of this Agreement, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(g)  As of the date hereof, no written claim has been made by any Taxing Authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that it is, or may be, subject to Tax by that jurisdiction, which claim has not previously been resolved. Following the date hereof, no written claim of the nature described in the previous sentence will have been made by any Taxing Authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return, which claim will not have been resolved prior to the Closing Date, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h)  Neither the Company nor any of its Subsidiaries has ever engaged in any “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)(2)) or similar transaction under any state, local or foreign Law.

(i)  The Company does not have any liability for Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 and similar provisions under any state, local or foreign Law or (ii) as a transferee or successor.

(j)  Neither the Company nor any of its Subsidiaries has applied in writing for and not yet received a ruling or determination from a Taxing Authority.

Section 4.14  Tangible Assets.  (a) The Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the material real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; (b) all such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all pledges, liens and security interests, except for such pledges, liens or security interests that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as currently conducted; and (c) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has complied with the terms of all real property leases or subleases to which it is a party and under which it is in occupancy, and all real property leases to which the Company is a party and under which it is in occupancy are in full force and effect. Each of the Company and its Subsidiaries is in possession of the properties or assets purported to be leased under all its material leases. Section 4.14(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all real property leases or subleases to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is in occupancy. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or would result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which it is a party. Neither the Company nor any of its Subsidiaries holds any fee or other ownership interest in any real property.

Section 4.15  Environmental.  Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has received any written notice with respect to the business of, or properties owned or leased by, the Company or any of its Subsidiaries from any Governmental Entity or third party that remains outstanding alleging that the Company or any of its Subsidiaries is not in compliance with, or has any liability under, any Laws governing pollution or the protection of human health or the environment (collectively, “Environmental Laws”), (b) with respect to each property that is used for the business of the Company or any of its Subsidiaries, (i) since the date on which the Company was first in possession or occupancy of such property there has not been and (ii) prior to such date, to the Company’s Knowledge, there has not been, in each case, any Release of Hazardous Substance in excess of a reportable quantity on such property which Release remains unresolved, (c) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations with respect to any Environmental Law, (d) neither the Company nor any of its Subsidiaries has received written notice of any Legal Proceeding or Order against the Company or any of its Subsidiaries that remains outstanding and (e) neither the Company nor any of its Subsidiaries is in violation of any applicable Environmental Law or has failed to obtain or comply with any Permit required for its operations under any applicable Environmental Law.

Section 4.16  Labor Matters.

(a)  As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened labor disputes, strikes, lockouts, requests for representation, union organization attempts, slowdowns or work stoppages involving the employees of the Company or any of its Subsidiaries, and since April 1, 2008, no such labor dispute, strike, lockout, request, attempt, slowdown or work stoppage has occurred.

(b)  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union with respect to its employees, and since April 1, 2008, neither the Company nor any of its Subsidiaries has been a party to or bound by any such agreement or Contract. As of the date hereof, none of the employees of the Company or any of its Subsidiaries is represented by any labor union or similar organization with respect to their employment by the Company or such Subsidiary, and since April 1, 2008, none of the employees of the Company or any of its Subsidiaries has been represented by such a union or organization.

(c)  As of the date hereof, there is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, and since April 1, 2008, there has not been any such practice or proceeding. Following the date hereof, there will be no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(d)  The Company and its Subsidiaries are, as of the date hereof, and have been, since April 1, 2008, in compliance in all material respects with applicable Laws respecting employment, employment practices, labor relations, terms and conditions of employment and wages and hours. Following the date hereof, the Company and its Subsidiaries will be in compliance with applicable Laws respecting employment, employment practices, labor relations, terms and conditions of employment and wages and hours, except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

Section 4.17  Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable. The fees and expenses of all accountants, brokers, financial advisors (including Lazard Frères & Co. LLC), legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP), financial printers and other Persons retained by the Company or any of its Subsidiaries incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 4.17 of the Company Disclosure Schedule.

Section 4.18  Regulatory Compliance.

(a)  The businesses of each of the Company and its Subsidiaries are being conducted in compliance with all Laws, including (i) the federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”); (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) any comparable foreign Laws for any of the foregoing, including laws and regulations promulgated under the Medical Device Directive in the European Union (the “MDD”); (iv) federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq., and any comparable state or local Laws) and (v) state licensing, disclosure and reporting requirements, except in the case of clauses (i) through (v) above as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)  All pre-clinical and clinical investigations conducted or sponsored by the Company or any of its Subsidiaries are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Regulatory Authorities, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal

Regulations, (ii) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 812 and 820 of the Code of Federal Regulations, and (iii) applicable federal and state Laws restricting the use and disclosure of individually identifiable health information. Neither the Company nor any of its Subsidiaries has received any written information from the FDA or any agency of a European Union Member State with jurisdiction over the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or such other Regulatory Authority.

(c)  All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law.

(d)  As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder, the MDD or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), each such Medical Device is being or has been developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the MDD and similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) since April 1, 2008 and prior to the date hereof, has received any FDA Form 483, notice of adverse finding, notices, untitled letters or other correspondence or notice from the FDA or any other Regulatory Authority and to the Company’s Knowledge there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall), in each case (A) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Device or (B) otherwise alleging any material violation applicable to any Medical Device by the Company or any of its Subsidiaries of any Law or Permit and (ii) following the date hereof, will have received any FDA Form 483, or any such notice, letters or other correspondence and to the Company’s Knowledge there is no such action or proceeding pending or threatened, except, in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)  As of the date hereof, no Permit issued to the Company or any of its Subsidiaries by the FDA or any other Regulatory Authority has, since April 1, 2008, been limited, suspended, modified or revoked. Following the date hereof, no Permit issued to the Company or any of its Subsidiaries by the FDA or any other Regulatory Authority will have been limited, suspended, modified or revoked, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)  As of the date hereof, the Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Regulatory Authority since April 1, 2008 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated. Following the date hereof, the Company and its Subsidiaries will have not received any such notices, correspondence or other communication, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)  Since April 1, 2008, the Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such products, or (iii) a termination or suspension of the marketing of such products.

(h)  To the Company’s Knowledge, no data generated by the Company or any of its Subsidiaries with respect to their products that has been provided to its customers or otherwise made public is the subject of any regulatory or other action, either pending or threatened, by any Regulatory Authority relating to the truthfulness or scientific adequacy of such data.

(i)  Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Regulatory Authority has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(j)  No product manufactured and/or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law) or (iii) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or any similar Law), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.19  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Transactions.

Section 4.20  Company Board Recommendation.  The Company Board has unanimously adopted resolutions effecting the Company Board Recommendation. As of the date of this Agreement, the Company Board Recommendation has not been amended, rescinded or modified.

Section 4.21  Proxy Statement.

(a)  The Proxy Statement when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(b)  The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)  The representations and warranties contained in this Section 4.21 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 4.22  Interested Party Transactions.  Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Equity Plans or the ESPP) with any Affiliate, stockholder that beneficially owns five percent (5%) or more of the outstanding Company Common Stock, or director or executive officer of the Company. No event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23  Opinion of Financial Advisor.  The Company Board has received from the Company’s financial advisor, Lazard Frères & Co. LLC, an opinion, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub or any other direct or indirect Subsidiary of Parent) pursuant to the Merger is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as reasonably practicable following the date hereof for information purposes only.

Section 4.24  State Takeover Statutes.  The Company Board has unanimously approved the terms of this Agreement and the consummation of the Merger and the other Transactions, and such approval represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other Transactions, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other Transactions. No other state takeover statute or similar state statute or regulation applies to this Agreement, the Merger or the other Transactions.

Section 4.25  Relationships with Distributors, Customers and Suppliers.  Between April 1, 2009 and the date hereof, no distributor, customer or supplier of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole has canceled or otherwise terminated, or provided written notice to the Company or any of its Subsidiaries of its intent, or threatened in writing, to terminate its relationship with the Company or its applicable Subsidiary, or, between April 1, 2009 and the date hereof, decreased or limited in any material respect, or provided written notice to the Company or any of its Subsidiaries of its intent, or threatened in writing, to decrease or limit in any material respect, its purchases from, sales to or distribution activity with respect to the Company or any of its Subsidiaries.

Section 4.26  Insurance.  Section 4.26 of the Company Disclosure Schedule contains a complete and accurate list of all material policies of fire, liability, workers compensation, title and other forms of insurance owned or held by the Company or any of its Subsidiaries (or their respective assets or business) with policy periods in effect as of the date hereof, and the Company has heretofore provided or made available to Parent a complete and accurate copy of all such policies. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company under such policies, and there is no existing default or violation (or any condition that with the giving of notice or lapse of time or both would cause such default or violation) under any such insurance policy, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization.  Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation or certificate of incorporation, as the case may be, and bylaws or other equivalent organizational documents of Parent and Merger Sub, as currently in effect, and neither Parent nor Merger Sub is in violation of any provision of its articles of incorporation or certificate of incorporation, as the case may be, or bylaws or other equivalent organizational documents.

Section 5.2  Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action of Parent and Merger Sub (the written consent of the sole stockholder of which has not been modified or revoked), and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3  Consents and Approvals; No Violations.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions will not, (i) violate any provision of the articles of incorporation or certificate of incorporation, as the case may be, or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than (A) the filing of the Certificate of Merger, (B) filings required by and the expiration of applicable waiting periods pursuant to the HSR Act and other Antitrust Laws, (C) applicable requirements of the Securities Exchange Rules, (D) the filing of customary applications and notices, as applicable, with Healthcare Regulatory Approvals as may be required and (E) applicable requirements of and filings with the SEC under the Exchange Act, require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4  Information Supplied.  The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (it being understood that no representation or warranty is made by Parent or Merger Sub with respect to any other information contained in the Proxy Statement, including any supplement or amendment thereto).

Section 5.5  Merger Sub’s Operations.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.6  Sufficient Funds.  Parent has, and as of the Closing will have, sufficient immediately available funds to pay when due the aggregate Merger Consideration and to pay when due all of its fees and expenses related to the Transactions.

Section 5.7  Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their respective Affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as such term is defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 5.8  Investigation by Parent and Merger Sub.

(a)  Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub, confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

ARTICLE VI
COVENANTS

Section 6.1  Interim Operations of the Company.

(a)  From and after the date of this Agreement (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company shall (and shall cause each of its Subsidiaries to) use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) maintain their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, from and after the date of this Agreement, neither the Company nor any of its Subsidiaries will:

(i) amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(ii) except for Company Common Stock to be issued or delivered pursuant to Company Stock Options or the ESPP, each in accordance with their terms on the date hereof issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries (including “phantom” rights and stock appreciation rights), or (B) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock, Company Stock Options or other securities of the Company or any of its Subsidiaries;

(iv) split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any Company Common Stock, or any other securities of the Company or any of its Subsidiaries or otherwise make any payments to stockholders in their capacity as such (other than the declaration, setting aside or payment from a wholly owned Subsidiary of the Company to the Company);

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Transactions;

(vi) directly or indirectly acquire (A) by purchase, merger or otherwise, any business or equity interest of any Person or (B) any asset or assets that, individually, has a purchase price in excess of $250,000 or, in the aggregate, have a purchase price in excess of $500,000, except for new capital expenditures, which shall be subject to the limitations of clause (viii) below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

(vii) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or dispose of any of its properties or other assets or any interests therein, except for sales of inventory, used or obsolete equipment or scrap materials in the ordinary course of business consistent with past practice;

(viii) make any new capital expenditure or other expenditures (including in respect of research and development), other than those which, individually, are less than or equal to $350,000 or, in the aggregate, are less than or equal to $1,000,000;

(ix) incur any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement, or guarantee any such indebtedness or make any material loans, advances or capital contributions to, or investments in, any other Person, other than (A) to the Company or any wholly owned Subsidiary of the Company or (B) to employees in respect of travel or other expenses in the ordinary course of business consistent with past practice;

(x) except as required by the terms of any Benefit Plan or Benefit Agreement, (A) increase the compensation or benefits, or pay any bonus to, any Participant, (B) grant any Participant change of control, severance, retention or termination compensation or benefits, or any increase therein, (C) enter into, amend or terminate any Benefit Agreement, (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Benefit Plan (including any Company Stock Option or other award thereunder), (E) accelerate the time of payment or vesting of any rights or benefits, or make any material determinations, under any Benefit Plan or Benefit Agreement, (F) pay any amount or benefit under, or grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Benefit Plan or Benefit Agreement (including the grant of Company Stock Options or other equity or equity based awards or the removal or modification of any restrictions in any Benefit Agreement or Benefit Plan or awards made thereunder) or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, Contract or arrangement or Benefit Plan or Benefit Agreement;

(xi) change in any material respect any of the financial accounting methods used by the Company unless required by GAAP or applicable Law;

(xii) (A) enter into any Section 4.8(a) Contract, (B) enter into any Contract granting or requiring the Company to grant any distribution rights to any third party, (C) change the source of its supply of the items set forth on Section 6.1(a)(xii) of the Company Disclosure Schedule from the applicable supplier identified on such schedule (including by entering into any new Contract with any alternative source of supply), (D) enter into any other Material Contract outside the ordinary course of business or inconsistent with past practice or (E) except as permitted pursuant to Section 6.4, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so modified, amended, terminated, waived, released, assigned or not exercised or pursued would reasonably be expected to (x) adversely affect the Company and its Subsidiaries in any material respect when viewed in the aggregate, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Merger or any of the other Transactions;

(xiii) except as required by applicable Law, (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reserved against in the most recent financial statements of the Company included in the Filed SEC Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness owing to the Company or any of its Subsidiaries, (C) waive or assign any claims or rights of substantial value (other than in connection with the settlement of delinquent accounts receivable in the ordinary course of business consistent with past practice), (D) except as permitted pursuant to Section 6.4, waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (E) except as permitted pursuant to Section 6.4, waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(xiv) sell, transfer or license to any person or adversely amend or modify any rights to any Company Intellectual Property (other than sales and distribution Contracts and their associated product licenses entered into in the ordinary course of business consistent with past practice); or

(xv) enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2  Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party orally and in writing of (a) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becoming untrue or (b) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party (and, in the case of Parent, by Merger Sub) with any Governmental Entity in connection with this Agreement, the Merger and the other Transactions, other than the portions of such filings that include confidential information not directly related to the Transactions.

Section 6.3  Access to Information.  From and after the date of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent and Merger Sub reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.3 for any competitive or other purpose unrelated to the consummation of the Transactions. The Confidentiality Agreement shall apply with respect to information furnished hereunder by the Company, its Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement).

Section 6.4  Board Recommendation; Acquisition Proposals.

(a)  From and after the date of this Agreement, the Company will not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective officers, directors, employees and other Representatives to, directly or indirectly (i) initiate, solicit, or take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any information or data to any Person or afford any Person other than Parent or its Representatives access to its properties, books, or records, except as required by Law or pursuant to a governmental request for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Merger. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.4(a) by the Company. The Company will, and will direct its Representatives to, (A) immediately cease and cause to be terminated all discussions and negotiations with any Person regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal and (B) promptly after the date hereof request the prompt return or destruction of all confidential information previously provided to any such Person(s) within the last twelve (12) months for the purpose of evaluating a possible Acquisition Proposal.

(b)  Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives a bona fide written unsolicited Acquisition Proposal after the date hereof that did not result from a breach of this Section 6.4, the Company and the Company Board may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information to, any Person or Persons (but only after any such Person or Persons enter into a customary confidentiality agreement with the Company which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.4) making such contact or making such Acquisition Proposal and their respective Representatives and potential sources of financing, if prior to Company Stockholder Approval (i) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal or (ii) the Company Board determines in good faith, after consultation with counsel, that the failure to participate in such discussions or negotiations or to furnish such information would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law; provided that all such information so furnished has been previously provided to Parent or is provided to Parent substantially concurrent with it being so furnished to such Person or its Representatives. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c)  The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of any Acquisition Proposal, the financial and other material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. The Company shall (i) keep Parent fully informed of the status and material details (including any change to the terms thereof) of any such Acquisition Proposal and any substantive discussions and any negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event within twenty-four (24) hours) after receipt or delivery thereof copies of all correspondence and other written material (including all draft agreements and any comments thereon) relating to any such Acquisition Proposal exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making an Acquisition Proposal (or its Representatives), on the other hand.

(d)  Subject to Sections 6.4(e) and 6.4(f), neither the Company Board nor any committee thereof shall, directly or indirectly, (A)(i) withdraw (or modify in a manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or so modify), the Company Board Recommendation, (ii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal or (iii) in the event of a tender offer or exchange offer for any outstanding Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any tender offer or exchange offer by its stockholders shall constitute a failure to recommend against any such offer) (any action described in clauses (i)-(iii) being referred to as a “Change of Recommendation”) or (B) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other agreement, arrangement, or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (ii) requiring it to abandon, terminate, or fail to consummate the Transactions.

(e)  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law (x) make a Change of Recommendation or (y) in response to a Superior Proposal that was not solicited after the date hereof and did not otherwise result from a breach of this Section 6.4, cause the Company to terminate this Agreement and concurrently with or after such termination, cause the Company to enter into an acquisition agreement with respect to a Superior Proposal; provided, however, that no Change of Recommendation may be made that relates to an Acquisition Proposal unless such Acquisition Proposal constitutes a Superior Proposal and; provided further that (1) no Change of Recommendation may be made and (2) no termination of this Agreement pursuant to this Section 6.4(e) may be made, in each case until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change of Recommendation (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.4(e) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company Board is a Superior Proposal, the terms and conditions of any such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a new five (5) Business Day period). The Company agrees that, during the five (5) Business Day period prior to (i) the Company Board making a Change of Recommendation or (ii) the termination of this Agreement by the Company pursuant to this Section 6.4(e), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent. In determining whether to make a Change of Recommendation or to cause the Company to terminate this Agreement pursuant to this Section 6.4(e), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.

(f)  Nothing contained in this Section 6.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to a tender offer or exchange offer by a third party or from taking any action or making any disclosure required by applicable Law.

Section 6.5  Employee Benefits.

(a)  With respect to the employees of the Company or its Subsidiaries who are employed primarily in the United States, as of the Effective Time, and for a period of at least twelve (12) months thereafter, Parent agrees to (i) provide or cause its Subsidiaries (including the Surviving Corporation) to provide each employee of the Company or its Subsidiaries who continues to be employed by the Company or the Surviving Corporation after the Effective Time (each, an “Affected Employee” and collectively, the “Affected Employees”) with base salary or wage rates that are not less than that in effect for such Affected Employee immediately prior to the Effective Time and (ii) either (A) maintain or cause its Subsidiaries (including the Surviving Corporation) to maintain the material Benefit Plans (other than the Company Equity Plans and ESPP) at the benefit levels in effect immediately prior to the Effective Time, or (B) provide or cause its Subsidiaries (including the Surviving Corporation) to provide employee benefits (excluding any equity-based compensation, defined benefit pensions or retiree medical benefits) that are no less favorable to each Affected Employee, in the aggregate, than those in effect for such Affected Employee immediately prior to the Effective Time. Following the Effective Time, Parent shall have the sole discretion with respect to the participation of any Affected Employee in any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.

(b)  Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including any current or former Affiliate of the Company or any predecessor of the Company) shall be taken into account (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent’s vacation program, (iii) for purposes of eligibility under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and Parent’s 401(k) plan and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation and not in any case where credit would result in duplication of benefits), but not for purposes of any other employee benefit plan of Parent. Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (A) reduce any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions (or actively at work or similar requirements) under the applicable health benefits plan of Parent or an Affiliate of Parent by the number of days of an individual’s “creditable coverage”, to the extent required by Section 701 of ERISA, (B) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such Affected Employees to the extent such eligibility waiting periods or evidence of insurability requirements were waived with respect to the Affected Employees under the Benefits Plans and (C) credit each Affected Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an Affiliate of Parent for such year. The Merger shall not affect any Affected Employee’s accrual of, or right to take, any accrued but unused personal, sick or vacation policies applicable to such Affected Employee immediately prior to the Effective Time. Nothing in this Agreement shall confer upon any Affected Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Affected Employee at any time for any reason whatsoever, with or without cause.

(c)  With respect to Affected Employees who are employed primarily outside the United States, following the Effective Time, Parent and its Subsidiaries shall provide such employees with employee benefits in accordance with applicable Law.

(d)  This Section 6.5 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.5, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.5. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans, programs, policies, arrangements, agreements or understandings. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.

Section 6.6  Publicity.  The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except as may be required by Law or by any Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.4(f).

Section 6.7  Directors’ and Officers’ Insurance and Indemnification.

(a)  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Charter, Company Bylaws or any indemnification agreement between an Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or as amended or entered into prior to the Effective Time with the consent of Parent), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the Company Charter and Company Bylaws as amended, restated and in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b)  Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore made available to Parent) (collectively, the “Insured Parties”) on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligations under this Section 6.7(b), Parent shall not be obligated to pay more than $700,000 in the aggregate to obtain such policy. It is understood and agreed that in the event such a policy cannot be obtained for $700,000 or less in the aggregate, Parent shall be obligated to obtain as much coverage for not less than six (6) years from the Effective Time as may be obtained for such $700,000 aggregate amount.

(c)  This Section 6.7 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

(d)  In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8  State Takeover Laws.  The Company Board shall take all action reasonably necessary to render any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law that becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other Transaction, inapplicable to the foregoing.

Section 6.9  Commercially Reasonable Efforts.

(a)  Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act will be made within ten (10) Business Days after the date of this Agreement) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, or any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”). The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any filings or other submissions made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws. Without limiting the foregoing, each of the parties hereto agrees to use its commercially reasonable efforts to (i) keep the other party informed of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the Transactions and (ii) provide each other with copies of all material written communications to or from any Governmental Entity relating to any Antitrust Laws (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals submitted to any such Governmental Entity). Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Affiliates.

(b)  Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 6.9(a), the Company, Parent and Merger Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided that in connection therewith none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other submissions and applications with respect to this Agreement and the Transactions required under any applicable statute, law, rule or regulation; and

(iv) execute or deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of, this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their commercially reasonable efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the Transactions. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.9(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.9(a).

Section 6.10  Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of Company Common Stock and Company Stock Options pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.11  Tax Matters.

(a)  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to,

(i) timely file all Tax Returns required to be filed after the date of this Agreement but prior to the Closing by or on behalf of each such entity (“Post-Signing Returns”) and timely pay all Taxes in respect of such Post-Signing Returns;

(ii) submit any Post-Signing Returns to Parent for approval prior to filing, which approval shall not be unreasonably withheld or delayed;

(iii) not take any position on a Post-Signing Return that is inconsistent with past custom and practice (unless required by GAAP or applicable Law) without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(iv) not make, change or rescind any material Tax election or settle or compromise any material Tax liability, in each case without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(v) promptly notify Parent of any Audits that are or become pending against or with respect to the Company or any of its Subsidiaries and not settle or compromise any such Audit without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(vi) accrue a reserve in the books and records and financial statements of the Company and each of its Subsidiaries at such times and in such amounts as are in accordance with past practice for all Taxes of the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time;

(vii) not (A) change any Tax accounting period or method or (B) file any amended Tax Return of the Company or any of its Subsidiaries, in each case without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(viii) not (A) surrender any right to claim a Tax refund, nor consent to any extension or waiver of the limitations period for the assessment of Taxes without the consent of Parent (which consent shall not be unreasonably withheld or delayed) or (B) take any action outside of the ordinary course of business if taking such action would affect the Taxes of the Company or any of its Subsidiaries after the Closing Date;

(ix) not change the Tax residency of the Company or any of its Subsidiaries; and

(b)  cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices (“Tax-Related Agreements”) with respect to Taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound (other than Tax-Related Agreements between or among the Company and its Subsidiaries) to be terminated and have no further force or effect as of or prior to the Effective Time such that, after the Effective Time, neither the Company nor any of its Subsidiaries shall have any further rights or obligations under such Tax-Related Agreement.

(c)  Parent, Merger Sub and the Company shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations, if any, under Section 6043A of the Code.

(d)  All real and personal property transfer, documentary, sales, use registration, value-added, stamp duty and other similar Taxes incurred in connection with the Transactions shall be borne by Parent.

Section 6.12  Obligations of Merger Sub.  Parent shall cause Merger Sub to perform its obligations under this Agreement, including the payment by Merger Sub of the Merger Consideration following the Effective Time in accordance with Article III, and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.13  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.14  FIRPTA Certificate.  The Company shall deliver to Parent a certification dated as of the Closing Date signed by the Company and to the effect that the Shares are not “United States real property interests” within the meaning of Section 897 of the Code; provided, however, that if the Company fails to deliver such certificate, the transactions shall nonetheless close and Parent shall withhold from the Merger Consideration and pay over to the appropriate Taxing Authority the amount required to be withheld under Section 1445 of the Code.

ARTICLE VII
CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under Law) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have enacted or issued any Law or Order or taken any other material action enjoining or otherwise prohibiting consummation of the Transactions substantially on the terms contemplated by this Agreement;

(c) the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or otherwise been terminated; and

(d) the approvals and clearances under the Antitrust Laws of the countries set forth on Section 7.1(d) of the Company Disclosure Schedule applicable to the consummation of the Transactions shall have been obtained.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub if permissible under Law) of the following conditions:

(a)  the representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(b)  the Company shall not have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c)  there shall not be pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transactions, or seeking to place limitations on the ownership of the shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Merger Sub or any other Affiliate of Parent, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, in each case, as a result of the Merger or any of the other Transactions or (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries; and

(d)  since the date of this Agreement, a Company Material Adverse Effect shall not have occurred and be continuing.

Section 7.3  Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company if permissible under Law) of the following conditions:

(a)  the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

(b)  Parent and Merger Sub shall not have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the Transactions, as required by and subject to Section 6.9.

ARTICLE VIII
TERMINATION

Section 8.1  Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after any requisite Company Stockholder Approval:

(a)  by the mutual consent of the Company and Parent;

(b)  by either the Company or Parent:

(i) if as a result of the failure of any of the conditions set forth in Article VII, the Merger shall not have been consummated on or prior to March 11, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have enacted or issued any Law or Order or taken any other material action, in each case such that the condition set forth in Section 7.1(b), 7.1(c) or 7.1(d) would not be satisfied, and such Law, Order or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.9; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)  by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, which breach or failure to be true (A) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured prior to the End Date; provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval in accordance with Section 6.4; or

(d)  by Parent or Merger Sub:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, which breach or failure to be true (A) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (B) is incapable of being cured prior to the End Date; provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) if, prior to obtaining the Company Stockholder Approval, the Company Board (A) shall have made a Change of Recommendation or (B) fails publicly to reaffirm the Company Board Recommendation (x) within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal or (y) if the End Date is less than ten (10) Business Days from the receipt of such a request by Parent, by the close of business on the Business Day immediately preceding the End Date.

Section 8.2  Effect of Termination.

(a)  In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2, and Article IX and the last sentence of Section 6.3; provided, however, that except as set forth in Sections 8.2(b) and 8.2(c), nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for fraud or knowing and intentional breach of this Agreement.

(b)  If

(i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent or Merger Sub pursuant to Section 8.1(d)(ii); or

(ii) (A) this Agreement is terminated by the Company or Parent pursuant to Sections 8.1(b)(i) or 8.1(b)(iii), (B) there has been publicly disclosed for the first time after the date of this Agreement and prior to the date of termination of this Agreement an Acquisition Proposal (or the intention by any Person to make an Acquisition Proposal) and (C) within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction pursuant to any Acquisition Proposal or (2) the Company consummates any Qualifying Transaction contemplated by any Acquisition Proposal, then, in each case, the Company shall pay to Parent a termination fee of $13,250,000 in cash, payable (x) concurrently with any termination by the Company pursuant to Section 8.1(c)(ii), (y) within five (5) Business Days of any termination by Parent or Merger Sub pursuant to Section 8.1(d)(ii) or (z) on the date of the first to occur of the events referred to in clause (C) above; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the Transactions, provided that nothing herein shall release the Company from liability for fraud or knowing and intentional breach of this Agreement. All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(c)  If (i) this Agreement is terminated pursuant to Section 8.1(b)(i) or 8.1(b)(ii) and (ii) at the time of any such termination all of the conditions set forth in Article VII have been satisfied or waived except for any of the conditions set forth in Section 7.1(b), 7.1(c), 7.1(d) or 7.2(c) (in the case of Sections 7.1(b) and 7.2(c), only to the extent that the conditions set forth therein have not been satisfied due to a suit, action or proceeding by any national Governmental Entity or the enactment or issuance of any Law or Order, or the taking of other material action by any national Governmental Entity, in each case, relating to Antitrust Laws), then Parent shall pay to the Company a fee equal to $10,000,000, payable (x) concurrently with any such termination by Parent or (y) within five (5) Business Days of any such termination by the Company. Upon payment of such fee, Parent shall have no further liability to the Company with respect to this Agreement or the Transactions, provided that nothing herein shall release Parent from liability for fraud or knowing and intentional breach of this Agreement. All payments contemplated by this Section 8.2(c) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

ARTICLE IX
MISCELLANEOUS

Section 9.1  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the receipt of the Company Stockholder Approval, no such amendment, modification or supplement that by Law requires the approval of the stockholders of the Company shall be effected without the approval of such stockholders.

Section 9.2  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)	if to Parent or Merger Sub, to:
Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, New Jersey 08933 Facsimile: (732) 524-2788 Attention: Office of the General Counsel
with a copy to:
Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1964 Facsimile: (212) 474-1000 Attention: Robert I. Townsend III and Damien R. Zoubek

(b)	if to the Company, to:
Micrus Endovascular Corporation 821 Fox Lane San Jose, California 95131 Facsimile: (408) 433-1581 Attention: General Counsel
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Ave., Suite 1100 Palo Alto, CA 94301 Facsimile: (650) 798-6530 Attention: Leif B. King and Thomas J. Iveye

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3. Nothing in this Section 9.3 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4  Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information provided in any section or paragraph of the Company Disclosure Schedule shall qualify (a) the corresponding section or paragraph in this Agreement and (b) the other sections and paragraphs in this Agreement to the extent that it is readily apparent on the face of such disclosure, without reference to extrinsic evidence, that such disclosure also qualifies or applies to such other sections and paragraphs. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5  Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.6  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for (i) the rights of the Company’s stockholders to receive the Merger Consideration and the holders of the Company Stock Options to receive the consideration described in Section 3.4, as the case may be, following the Effective Time in accordance with Article III and (ii) as provided in Section 6.7 (which is intended for the benefit of the Indemnified Parties and the Insured Parties, all of whom shall be third-party beneficiaries of these provisions from and after the Effective Time) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9  Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Delaware or the Delaware Court of Chancery in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a United States federal court sitting in the State of Delaware or the Delaware Court of Chancery; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or the Delaware Court of Chancery in any other court or jurisdiction.

Section 9.10  Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11  Specific Performance.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.

Section 9.12  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Merger Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as applicable, of any of its obligations hereunder; provided that any such assignee of Parent or Merger Sub, as applicable, shall be primarily liable with respect to the obligations hereunder and the liability of Parent or Merger Sub, as applicable, shall be secondary. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.13  Expenses.  All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other Transactions is consummated.

Section 9.14  Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15  Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.16  WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MICRUS ENDOVASCULAR CORPORATION

By:	/s/ John T. Kilcoyne
Name:     John T. Kilcoyne

Title:	Chief Executive Officer

JOHNSON & JOHNSON

By:	/s/ John A. Papa
Name:     John A. Papa

Title:	Treasurer

COPE ACQUISITION CORP.

By:	/s/ Aileen P. Stockburger
Name:     Aileen P. Stockburger

Title:	President

ANNEX B

Opinion of Lazard Frères & Co. LLC

July 10, 2010

The Board of Directors
Micrus Endovascular Corporation
821 Fox Lane
San Jose, CA 95131

Dear Members of the Board:

We understand that Micrus Endovascular Corporation, a Delaware corporation (the “Company”), Johnson & Johnson, a New Jersey corporation (“Parent”), and Cope Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire the Company (the “Transaction”). Pursuant to the Transaction, Merger Sub will be merged with and into the Company and each outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than (i) shares of Company Common Stock held by holders who have properly exercised and perfected their demand for appraisal rights under Section 262 of the Delaware General Corporation Law, (ii) shares of Company Common Stock held by the Company as treasury shares and (iii) any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the effective time of the Transaction (the holders referred to in clauses (i) - (iii) collectively, the “Excluded Holders”), will be converted into the right to receive $23.40 in cash (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than the Excluded Holders) of the Merger Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of a draft of the Agreement, dated July 9, 2010;

(ii) Analyzed certain publicly available historical business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company;

(iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vii) Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with such valuation or appraisal. With respect to the financial forecasts that we have reviewed, we have assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the last draft reviewed by us in all material respects. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Transaction (other than the Merger Consideration to the extent expressly specified herein). In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Merger Consideration or otherwise.

Lazard Frères & Co. LLC is acting as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of the Company and/or the securities of Parent for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company and our opinion is rendered to the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Rajesh Alva
Rajesh Alva
Managing Director

By	/s/ Gautam Patel
Gautam Patel
Managing Director

ANNEX C

Section 262 of the Delaware General Corporation Law

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.)

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting MICRUS ENDOVASCULAR CORPORATION instruction form. 821 FOX LANE SAN JOSE, CA 95131 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M26598-P00729 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any individual MICRUS ENDOVASCULAR CORPORATION All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you vote FOR number(s) of the nominee(s) on the line below. the following: 2. To elect two (2) Class II directors to hold office until the 0 0 0 2013 annual meeting of stockholders and until their successors are elected and qualified. Nominees: 01) John T. Kilcoyne 02) Jeffrey H. Thiel For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 1. To adopt the Agreement and Plan of Merger, dated as of July 11, 2010, by and among Johnson & Johnson, Cope Acquisition Corp. and 0 0 0 Micrus Endovascular Corporation. 3. To ratify the appointment of PricewaterhouseCoopers LLP as Micrus’s independent registered public accounting firm for the 2011 fiscal year. 0 0 0 4. To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the merger agreement. 0 0 0 THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE PROPOSALS. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in this Proxy to vote on such matters in accordance with their best judgment. Please Mark Here for Address Change or Comments No proxy voted against the adoption of the merger agreement will be votedin in favorof of SEE REVERSE SIDE 0 any adjournment of the annual meeting. to solicit additional proxies for the adoption of Yes No If you plan to attend the annual meeting. the merger agreement. please mark the “Yes” box. 0 0 Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK Internet and telephone voting is available through 11:59 PM Eastern Time on [•], 2010 Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement are available at www.proxyvote.com. T FOLD AND DETACH HERE T M26599-P00729 PROXY MICRUS ENDOVASCULAR CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2010 The undersigned stockholder of Micrus Endovascular Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints John T. Kilcoyne, Carolyn M. Bruguera and Gordon T. Sangster, or any of them, as proxies and attorneys-in-fact of the undersigned, with full power to each of substitution, to vote all shares of stock of Micrus Endovascular Corporation that the undersigned may be entitled to vote at the annual meeting of stockholders of Micrus Endovascular Corporation to be held on [•], 2010 at 9:00 a.m. local time, and at any adjournment or postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. Address Changes/Comments: ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side) Please Return in the Enclosed Envelope